SIXTH AMENDMENT TO
LOAN, SECURITY AND GUARANTY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN, SECURITY AND GUARANTY AGREEMENT (this “Amendment”) is made and entered into as of May 12, 2025, by and among PNC BANK, NATIONAL ASSOCIATION, successor to BBVA USA (“PNC”), individually as a Lender, as administrative agent (in such capacity, “Administrative Agent”) for itself and any other financial institution which is or becomes a party hereto as a lender (each such financial institution, including PNC, a “Lender” and collectively the “Lenders”), and as collateral agent (in such capacity, “Collateral Agent”) for the Lenders, Quest Resource Management Group, LLC, a Delaware limited liability company (“Quest”), Quest Equipment, LLC, a Delaware limited liability company (“Quest Equipment”, and together with Quest, jointly and severally, collectively the “Borrowers” and each a “Borrower”), Quest Resource Holding Corporation, a Nevada corporation (“Holdings”), Quest Sustainability Services, Inc., a Delaware corporation (F/K/A Earth911, Inc.) (“Parent”), Youchange, Inc., an Arizona corporation (“Youchange”), Quest Vertigent Corporation, a Nevada corporation (“Vertigent”), Quest Vertigent One, LLC, a Delaware limited liability company (“Vertigent One”), and Global Alerts, LLC, a Delaware limited liability company (“Global Alerts”, and together with Holdings, Parent, Youchange, Vertigent, and Vertigent One, jointly and severally, each a “Guarantor” and collectively, the “Guarantors”).

RECITALS

A. Borrower, Guarantors, Lenders, Collateral Agent, and Administrative Agent are parties to (i) that certain Loan, Security and Guaranty Agreement, dated as of August 5, 2020 (as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) and (ii) the other Loan Documents (as defined in the Loan Agreement, and in each case as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time).

B. Borrowers and Guarantors have requested that Administrative Agent and the Lenders amend the Loan Agreement and the other Loan Documents in order to, among other things, modify the testing of certain financial covenants, and the Administrative Agent and the Lenders have agreed to make certain amendments to the Loan Agreement, in the manner set forth herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
Definitions

1.01 Capitalized terms used in this Amendment are defined in the Loan Agreement, as amended hereby, unless otherwise stated.

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ARTICLE II
Amendments

2.01 Amendments to the Loan Agreement. The Loan Agreement is hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Loan Agreement attached hereto as Annex A and incorporated herein and made a part hereof for all purposes.

2.02 Amendments to the Schedules to the Loan Agreement. Schedule 1 to the Loan Agreement is hereby amended by supplementing the existing Schedule 1 with the Schedule 1 attached hereto as Annex A. By acknowledging and agreeing to this Amendment, the undersigned hereby agrees that the updated Schedule 1 attached hereto as Annex A may be attached to the Loan Agreement and made a part thereof for all purposes.

ARTICLE III
Conditions Precedent

3.01 Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent in a manner satisfactory to Administrative Agent and the Lenders (the date that all such conditions are satisfied, the “Sixth Amendment Effective Date”):

(a) Administrative Agent shall have received this Amendment duly executed by each party hereto.

(b) Administrative Agent shall have received a fully executed and delivered amendment to the Acquisition Term Loan Agreement, in form and substance satisfactory to the Administrative Agent at its sole option, which amendment shall have become effective in accordance with its terms.

(c) Administrative Agent shall have received a fully executed and delivered amendment to the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent at its sole option, which amendment shall have become effective in accordance with its terms.

(d) Administrative Agent shall have received payment, of an amendment fee in the amount of $117,412.13, which payment shall be payable in immediately available funds, and which shall be deemed fully earned on the Sixth Amendment Effective Date and nonrefundable.

(e) The representations and warranties of the Loan Parties in the Loan Documents, as each is amended hereby, shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) as of the Sixth Amendment Effective Date (except for representations and warranties that expressly relate to an earlier date or for such changes as provided in Section 8.2 of the Loan Agreement).

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(f) No Default or Event of Default shall have occurred and be continuing or would result from this Amendment.

(g) The Administrative Agent shall have received reimbursement of all expenses incurred by the Administrative Agent in connection with this Amendment, including, without limitation, the fees and expenses of the Administrative Agent’s counsel incurred in connection with the preparation, negotiation, and execution of this Amendment.

(h) Since December 31, 2024, no event shall have occurred and no condition shall exist which has had or could be reasonably expected to have a Material Adverse Effect.

ARTICLE IV
Ratifications, Representations and Warranties

4.01 No Waiver or Consent; No Novation. Nothing contained in this Amendment shall be construed as a forbearance, waiver, consent or amendment by the Administrative Agent or any Lender of any covenant or provision of, or operate as a forbearance or waiver of any right, power or remedy of the Administrative Agent or any Lender under the Loan Agreement, the other Loan Documents, this Amendment, or of any other contract or instrument between any Loan Party and the Administrative Agent or any Lender, and the failure of the Administrative Agent or any Lender at any time or times hereafter to require strict performance by the Loan Parties of any provision thereof shall not waive, affect or diminish any right of the Administrative Agent or any Lender to thereafter demand strict compliance therewith. The Administrative Agent and each Lender hereby reserves all rights granted under the Loan Agreement, the other Loan Documents, this Amendment and any other contract or instrument between any of them. This Amendment does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Loan Agreement or any of the other Loan Documents.

4.02 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Loan Parties, Administrative Agent and each Lender agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

4.03 Representations and Warranties. Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite organizational action on the part of such Person and will not violate the organizational or governing documents of such Person; (b) the representations and warranties of the Loan Parties in the Loan Documents, as each is amended hereby, are true and correct in all material respects as of the Sixth Amendment Effective Date (except that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality or Material Adverse Effect qualifier is true and correct in all respects); (c) no Default or Event of Default under the Loan Agreement, as amended hereby, has occurred and is continuing; (d) Each Loan Party is in material compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents, as amended hereby; and (e) as of the date hereof, there have been no changes to the information disclosed on the last perfection certificate delivered by the Loan Parties to the Administrative Agent.

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4.04 Affirmation and Representations Concerning Outstanding Term Loan Balances. Each of the Loan Parties acknowledges and affirms that prior to the date of this amendment, the Lenders provided one or more term loan advances, and as of the date hereof, the aggregate principal balance of all such outstanding term loan obligations is no less than $1,964,850.74.

ARTICLE V
Miscellaneous Provisions

5.01 Survival of Representations and Warranties. All representations and warranties made in the Loan Agreement or any other Loan Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them.

5.02 Reference to Loan Agreement. Each of the Loan Agreement and the other Loan Documents, and any and all other Loan Documents, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference in the Loan Agreement and such other Loan Documents to the Loan Agreement shall mean a reference to the Loan Agreement, as amended hereby, and any reference in the Loan Agreement and such other Loan Documents to any other Loan Document amended by the provisions of this Amendment shall mean a reference to such other Loan Documents, as amended hereby.

5.03 Expenses of Administrative Agent and Lenders. The provisions of Section 3.7 and Section 13.2 of the Loan Agreement are hereby incorporated by reference herein, mutatis mutandis.

5.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

5.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Administrative Agent, each Lender and each Loan Party and their respective successors and assigns, except that each Loan Party may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent.

5.06 Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile transmission or other electronic means, which facsimile or other electronic signatures shall be considered original executed counterparts, and each party to this Amendment agrees that it will be bound by its own facsimile or other electronic signature and that it accepts the facsimile or other electronic signature of each other party to this Amendment.

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5.07 Effect of Waiver. No consent or waiver, express or implied, by Administrative Agent or any Lender to or for any breach of or deviation from any covenant or condition by any Loan Party shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

5.08 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

5.09 Applicable Law. This Agreement and all other Loan Documents executed pursuant hereto shall be deemed to have been made and to be performable in and shall be governed by and construed in accordance with the laws of the State of Texas.

5.10 Release of Claims. In consideration of the Lenders’ and Administrative Agent’s agreements contained in this Amendment, each Loan Party hereby irrevocably releases and forever discharges the Lenders and Administrative Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands (including any so-called “lender liability” claims or defenses), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against Administrative Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Administrative Agent, any Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.

5.11 Final Agreement. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY THE LOAN PARTIES AND ADMINISTRATIVE AGENT.

5.12 Post-Closing Covenant. No later than five (5) Business Days after the date of this Amendment (or such other time as the Administrative Agent may determine in its sole discretion), the Loan Parties shall deliver to the Administrative Agent original, physically executed copies of their signature pages for this Amendment, and all other documents contemplated by or executed in connection with this Amendment. Failure to timely comply with such post-closing covenant shall constitute an Event of Default under the Loan Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Amendment has been executed on the date first written above, to be effective as the respective date set forth above.

PNC BANK, National Association,
Successor to BBVA USA, as Administrative
Agent, Collateral Agent and as a Lender

By:	/s/ Brad Miller
Name:	Brad Miller
Title:	Vice President

PNC BANK, National Association,
Successor to BBVA USA, as Issuing Bank

By:	/s/ Brad Miller
Name:	Brad Miller
Title:	Vice President

Signature Page – Quest – Sixth Amendment

BORROWERS:

QUEST RESOURCE MANAGEMENT GROUP, LLC

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

QUEST EQUIPMENT, LLC

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

  Signature Page – Quest – Sixth Amendment

GUARANTORS:

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

QUEST SUSTAINABILITY SERVICES, INC. A
DELAWARE CORPORATION (F/K/A EARTH 911, INC.)

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

YOUCHANGE, INC.

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

QUEST VERTIGENT CORPORATION

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

QUEST VERTIGENT ONE, LLC

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

Signature Page – Quest – Sixth Amendment

GUARANTORS (CONTINUED):

GLOBAL ALERTS, LLC

By:	/s/ Brett Johnston
Name:	Brett Johnston
Title:	Chief Financial Officer, Secretary and Treasurer

Signature Page – Quest – Sixth Amendment

Annex A

Conformed Loan Agreement

 Conformed Through the ~~Fifth~~Sixth Amendment

QUEST RESOURCE MANAGEMENT GROUP, LLC

QUEST EQUIPMENT, LLC

LOAN, SECURITY AND GUARANTY AGREEMENT

Dated: August 5, 2020

$50,872,802

PNC BANK, NATIONAL ASSOCIATION

(successor to BBVA USA,)

Individually and as Administrative Agent and Collateral Agent

for any Lender which is or becomes a party hereto

PNC BANK, NATIONAL ASSOCIATION (successor to BBVA USA),

as Sole Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS		1
1.1	Definitions	1
1.2	Other Terms	47
1.3	Certain Matters of Construction	47
1.4	Changes in GAAP	47
1.5	Divisions	47
1.6	Notification and Limitation of Liability – LIBOR and Related Matters	48
Article II. CREDIT FACILITY		48
2.1	Revolving Credit Loans	49
2.2	Letters of Credit	46
2.3	Term Loan	53
Article III. INTEREST, FEES AND CHARGES		54
3.1	Interest	54
3.2	Computation of Interest and Fees	56
3.3	Fee Letter	56
3.4	Letter of Credit Fees	56
3.5	Unused Line Fees	56
3.6	[Reserved]	57
3.7	Reimbursement of Expenses	57
3.8	Bank Charges	58
3.9	Appraisals; Field Examinations	58
3.10	Payment of Charges	58
3.11	Taxes	58
3.12	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	60
Article IV. LOAN ADMINISTRATION		61
4.1	Procedures for Borrowing ~~and LIBOR Option~~	61
4.2	Payments	64
4.3	Mandatory and Optional Prepayments	66
4.4	Application of Payments and Collections	68
4.5	All Loans to Constitute One Obligation	70

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4.6	Loan Account	70
4.7	Statements of Account	70
4.8	Increased Costs	70
4.9	Ineffective Interest Rate; Benchmark Replacement	71
4.10	Sharing of Payments, Etc	72
4.11	Defaulting Lender	77
Article V. TERM AND TERMINATION		79
5.1	Term of Agreement	79
5.2	Termination	79
Article VI. SECURITY INTERESTS		80
6.1	Security Interest in Collateral	80
6.2	Other Collateral	82
6.3	Lien Perfection; Further Assurances	82
6.4	Lien on Realty	83
Article VII. COLLATERAL ADMINISTRATION		83
7.1	General	83
7.2	Administration of Accounts	84
7.3	[Reserved]	86
7.4	Administration of Eligible Machinery and Equipment	87
7.5	Payment of Charges	87
Article VIII. REPRESENTATIONS AND WARRANTIES		87
8.1	General Representations and Warranties	87
8.2	Continuous Nature of Representations and Warranties	98
8.3	Survival of Representations and Warranties	98
Article IX. COVENANTS AND CONTINUING AGREEMENTS		99
9.1	Affirmative Covenants	99
9.2	Negative Covenants	106
Article X. CONDITIONS PRECEDENT		118
10.1	Initial Loans	118
10.2	Conditions Precedent to All Loans and Credit Accommodations	121
Article XI. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		121
11.1	Events of Default	121
11.2	Acceleration of the Obligations	124

11.3	Other Remedies	124
11.4	Setoff and Sharing of Payments	125
11.5	Remedies Cumulative; No Waiver	126
11.6	Curative Equity.	126
Article XII. AGENTS		127
12.1	Authorization and Action	127
12.2	Agents’ Reliance, Etc	128
12.3	PNC and Affiliates	129
12.4	Lender Credit Decision	129
12.5	Indemnification	129
12.6	Rights and Remedies to Be Exercised by Administrative Agent Only	129
12.7	Agency Provisions Relating to Collateral	130
12.8	Resignation of Agent; Appointment of Successor	130
12.9	Audit and Examination Reports; Disclaimer by Lenders	131
12.10	Administrative Agent’s Right to Purchase Commitments	131
12.11	Intercreditor Agreement	132
Article XIII. MISCELLANEOUS		132
13.1	Power of Attorney	132
13.2	INDEMNITY	133
13.3	Amendment and Waivers	134
13.4	Severability	135
13.5	Right of Sale; Assignment; Participations	135
13.6	Cumulative Effect; Conflict of Terms	138
13.7	Execution in Counterparts	138
13.8	Notices and Communications	138
13.9	Consent	140
13.10	Credit Inquiries	140
13.11	Time of Essence	140
13.12	Entire Agreement	140
13.13	Interpretation	140
13.14	Confidentiality	140
13.15	GOVERNING LAW; CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS	140

13.16	WAIVERS BY THE LOAN PARTIES	142
13.17	Advertisement	143
13.18	Patriot Act Notice	143
13.19	ENTIRE AGREEMENT	143
13.20	Intercreditor Agreement	143
Article XIV. CROSS-GUARANTY BY BORROWERS.		144
14.1	Cross-Guaranty	144
14.2	Waivers by Borrowers	144
14.3	Benefit of Guaranty	144
14.4	Waiver of Subrogation, Etc	144
14.5	Election of Remedies	145
14.6	Limitation	145
14.7	Contribution with Respect to Guaranty Obligations	145
14.8	Liability Cumulative	146
14.9	Keepwell	146
Article XV. GUARANTY		147
15.1	Guaranty of the Obligations	147
15.2	Contribution by Guarantors	147
15.3	Payment by Guarantors	148
15.4	Liability of Guarantors Absolute	148
15.5	Waivers by Guarantors	150
15.6	Guarantors’ Rights of Subrogation, Contribution, etc	151
15.7	Subordination of Other Obligations	151
15.8	Continuing Guaranty	151
15.9	Authority of Guarantors or Borrowers	151
15.10	Financial Condition of Borrowers	152
15.11	Bankruptcy, etc	152
Compactors		210

LIST OF EXHIBITS AND SCHEDULES

Exhibit 2.1	Form of Revolving Credit Note
Exhibit 2.3	Form of Term Loan Note
Exhibit 3.11	Form of U.S. Tax Compliance Certificate
Exhibit 9.1.3	Form of Compliance Certificate
Exhibit 9.1.4	Form of Borrowing Base Certificate
Exhibit 13.5	Form of Assignment and Acceptance
Schedule 1	Commitment Schedule
Schedule 1.1	Deemed EBITDA
Schedule 1.1(b)	Deemed EBITDA (RWS)
Schedule 1.2	Ineligible Lenders
Schedule 6.1	Commercial Tort Claims
Schedule 7.1.1	Business Locations
Schedule 8.1.1	Jurisdictions in which any Borrower is Authorized to do Business
Schedule 8.1.4	Capital Structure
Schedule 8.1.5	Names; Organization
Schedule 8.1.13	Brokers’ Fees
Schedule 8.1.14	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.16	Environmental
Schedule 8.1.17	Contracts Restricting Right to Incur Debts
Schedule 8.1.18	Litigation
Schedule 8.1.20	Pension Plans
Schedule 8.1.22	Labor Relations
Schedule 8.1.23	Leases
Schedule 9.2.2	Existing Debt
Schedule 9.2.4	Existing Liens
Schedule 9.2.10	Existing Investments
Schedule 9.2.14	Existing Restrictive Agreements

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LOAN, SECURITY AND GUARANTY AGREEMENT

THIS LOAN, SECURITY AND GUARANTY AGREEMENT (this “Agreement”) is made as of August 5, 2020, by and among PNC Bank, National Association (successor to BBVA USA) (“PNC”), individually as a Lender, as administrative agent (in such capacity, “Administrative Agent”) for itself and any other financial institution which is or becomes a party hereto as a lender (each such financial institution, including PNC, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), and as collateral agent (in such capacity, “Collateral Agent”) for the Lenders, Quest Resource Management Group, LLC, a Delaware limited liability company (“Quest”), Quest Equipment, LLC, a Delaware limited liability company (“Quest Equipment”), Sustainable Solutions Group, LLC, a Delaware limited liability company (“SSG”), RWS Facility Services, LLC a Delaware limited liability company (“RWS”, and together with Quest, Quest Equipment, RWS, SSG and each hereafter arising Subsidiary of any Borrower and each other Person joined hereto as a “Borrower”, individually a “Borrower” and collectively “Borrowers”), and each of Quest Resource Holding Corporation, a Nevada corporation (“Holdings”), and Quest Sustainability Services, Inc., a Delaware corporation (F/K/A Earth911, Inc.) (“Parent”), Youchange, Inc., an Arizona corporation (“Youchange”), Quest Vertigent Corporation, a Nevada corporation (“Vertigent”), Quest Vertigent One, LLC, a Delaware limited liability company (“Vertigent One”), and Global Alerts, LLC, a Delaware limited liability company (“Global Alerts”, and together with Holdings, Parent, Youchange, Vertigent and Vertigent One, individually a “Guarantor” and collectively, “Guarantors”).

Article I. DEFINED TERMS

1.1 Definitions. When and if used herein: (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Loan Party or in which such Loan Party now has or hereafter acquires any interest; and (c) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“ABL Priority Collateral” – as defined in the Intercreditor Agreement.

“Account Debtor” – any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

“Accounts Side Letter” – that certain Accounts Side Letter, dated as of the Closing Date, by and among the Loan Parties, the Administrative Agent and the Lenders.

“Acquisition” – any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, ~~or~~ (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), or (d) the acquisition, on or after the Sixth Amendment Effective Date, of assets with a price or value in excess of five hundred thousand dollars ($500,000.00).

“Acquisition Term Agent” – Monroe Capital Management Advisors, LLC, in its capacity as agent under the Acquisition Term Loan Agreement for the Acquisition Term Lenders, including its successors and assigns in such capacity from time to time.

“Acquisition Term Debt” – the Term Loan Debt (as defined in the Intercreditor Agreement).

“Acquisition Term Lenders” – the lender or group of lenders identified in the Acquisition Term Loan Agreement.

“Acquisition Term Loan Agreement” – that certain Credit Agreement, dated as of the First Amendment Effective Date, by and among the Acquisition Term Agent, the Acquisition Term Lenders, the borrowers and the other loan parties party thereto (as such agreement may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the Intercreditor Agreement).

“Acquisition Term Loan Documents” – the “Loan Documents” as defined in the Acquisition Term Loan Agreement, and in each case together with any other instrument or agreement entered into, now or in the future, by any Loan Party evidencing or in connection with the Acquisition Term Debt, as amended, restated, supplemented or otherwise modified pursuant to the terms of the Intercreditor Agreement or other similar intercreditor agreement.

“Acquisition Term Loan Priority Collateral” – has the meaning given to Term Loan Priority Collateral in the Intercreditor Agreement.

“ADM/BOA Factoring Agreement” means that certain Supplier Receivables Purchase Agreement with ETS Terms (U.S. Supplier), dated as of August 31, 2022, by and among Quest and Bank of America, National Association, as such agreement is in effect on the Fifth Amendment Effective Date.

“ADM Receivable” means an Account for which Archer Daniels Midland Company, or any of its affiliates, is the account debtor.

“Administrative Agent” – as defined in the preamble to this Agreement and any successor in that capacity appointed pursuant to Section 12.8.

“Affiliate” – of any Person means (a) any other Person which, directly or indirectly controls or is controlled by or is under common control with that Person, (b) any officer or director of that Person and (c) with respect to any Lender, any entity administered or managed by that Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person will be deemed to be “controlled by” any other Person if that other Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of that Person whether by contract or otherwise. Unless expressly stated otherwise in this Agreement, none of the following Persons will be deemed an Affiliate of any Loan Party: (i) Administrative Agent, (ii) any Lender or (iii) the Warrant Holder or any of its affiliates.

“Agent” – each of Administrative Agent and Collateral Agent, both individually and collectively.

“Aggregate Loan Commitment” – with respect to any Lender, the amount of such Lender’s Revolving Credit Commitment plus such Lender’s Term Loan Commitment.

“Aggregate Payments” – as defined in Section 15.2.

“Aggregate Percentage” – with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Aggregate Loan Commitment divided by (ii) the total of all Aggregate Loan Commitments.

“Aggregate Revolving Extensions” – at any time, the sum of (i) the outstanding principal balance of all Revolving Credit Loans plus (ii) the LC Amount.

“Agreement” – as defined in the preamble to this Agreement, including all Exhibits and Schedules thereto, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” – any laws relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” – all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” – (i) as to Revolving Credit Loans, if the trailing twelve month Senior Net Leverage Ratio (calculated using a trailing twelve month Computation Period) is less than 4.50 to 1.00, 2.00% as to Term SOFR Revolving Credit Loans and 1.00% as to Base Rate Revolving Credit Loans, and otherwise, 2.25% as to Term SOFR Revolving Credit Loans and 1.25% as to Base Rate Revolving Credit Loans and (ii) as to the Term Loan, ~~2.75~~3.00% as to Term SOFR Term Loans and ~~LIBOR Term Loans and 1.75~~2.00% as to Base Rate Term Loans.

“Asset Disposition” – the sale, sale leaseback, lease, assignment, disposition, division, or other transfer for value by any Loan Party to any Person of any asset of that Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than as permitted by clauses (iii), (iv), (v), (vi), (vii) and (viii) of Section 9.2.4.

“Assignment and Acceptance Agreement” – an assignment and acceptance agreement in substantially the form of Exhibit 13.5 hereto pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Credit Commitment or Term Loan Commitment, as permitted pursuant to the terms hereof.

“Bail-In Action” – the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” – with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” – PNC Bank, National Association.

“Bankruptcy Code” – Title 11 of the United States Code, as amended from time to time.

“Base Rate” – for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, and (c) the sum of (i) ~~either (x) for any time prior to the Third Amendment Effective Date, LIBOR calculated for such day based on an Interest Period of one (1) month determined two (2) Business Days prior to such day or (y) on or after the Third Amendment Effective Date,~~ Daily Simple SOFR, plus (ii) 1.00%; provided, that in no event shall the Base Rate be less than zero percent. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, ~~LIBOR,~~ or Daily Simple SOFR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Rate, ~~LIBOR,~~ or Daily Simple SOFR, respectively.

“Base Rate Loans” – the Base Rate Revolving Credit Loan and/or the Base Rate Term Loan.

“Base Rate Revolving Credit Loan” – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to the Base Rate.

“Base Rate Term Loan” – that portion of the Term Loan for the periods when the rate of interest applicable to such portion of the Term Loan is calculated by reference to the Base Rate.

“Borrower(s)” – as defined in the preamble to this Agreement and each other Person who is joined as a “Borrower” hereto.

“Borrower Representative” – Quest.

“Borrowing Base” – as at any date of determination thereof, an amount equal to the sum of:

(i) 90% of the net amount of Eligible Accounts; plus

(ii) 85% of the net amount of Eligible Unbilled Accounts; provided that the amount included in the Borrowing Base pursuant to this clause (ii) shall not (x) at any time ~~exceed twenty~~before June 30, 2025 exceed the amount that is seventeen million and five hundred thousand dollars ($17,500,000), less the amount of any Lincoln Waste Sale Proceeds payable to or received by the Administrative Agent or, (y) at any time on or after June 30, 2025 exceed the amount that is fifteen million dollars ($~~20,000,000)~~15,000,000), less the amount of any Lincoln Waste Sale Proceeds payable to or received by the Administrative Agent; minus

(iii) Reserves.

For purposes hereof, the net amount of Eligible Accounts or Eligible Unbilled Accounts at any time shall be the face amount of such Eligible Accounts or Eligible Unbilled Accounts less any and all returns, rebates, discounts (which may, at Collateral Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

The Collateral Agent may, in its discretion, reduce the advance rate set forth above, including, without limitation, by one percentage point for every percentage point that Dilution exceeds three percent (3%) by reference to the most recent field examination or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” – a certificate by a responsible officer of Borrower Representative, on its own behalf and on behalf of all other Loan Parties, substantially in the form of Exhibit 9.1.4 setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Collateral Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Loan Parties and certified to Collateral Agent; provided that Collateral Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Loan Parties, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Collateral Agent determines that such calculation is not in accordance with this Agreement.

“Business Day” – any day excluding Saturday, Sunday and any day which the Administrative Agent is closed for business and, when used in connection with ~~LIBOR Loans or~~ Term SOFR Loans, or any direct or indirect calculation or determination of SOFR, shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” – all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Quest and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding any such expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with assets traded or exchanged for that replacement, substitution, or restoration of assets, or (iv) with Net Cash Proceeds from a sale, lease, assignment, disposition, or other transfer for value of the type specifically described in clause (a) of the definition of “Asset Disposition”.

“Capital Lease” – with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by that Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person and specifically excludes the effect of Accounting Standards Update 2016-02, Leases (Topic 842).

“Cash Dominion” – as defined in subsection 7.2.4.

“Cash Equivalent Investments” – at any time, (a) any evidence of Debt, maturing not more than one year after that time, issued or guaranteed by the United States Government or any agency thereof; (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc.; (c) any certificate of deposit, time deposit, or banker’s acceptance, maturing not more than one year after that time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000); (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time that repurchase agreement is entered into of not less than 100% of the repurchase obligation of that Lender (or other commercial banking institution) thereunder; (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements; and (f) other short-term liquid investments approved in writing by Administrative Agent.

“CERCLA” – the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law” – the adoption of any Applicable Law (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than the Warrant Holders or any of its affiliates) (i) shall, directly or indirectly, have acquired beneficial ownership or control of (x) 35% or more on a fully diluted basis of (1) the voting interests in the Equity Interests in Holdings and/or (2) the economic interests in the Equity Interests in Holdings, or (ii) shall, directly or indirectly, have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings (b) except to the extent a merger or consolidation transaction is expressly permitted by Section 9.2.4 or a liquidation or dissolution of a domestic Wholly-Owned Subsidiary of a Borrower is expressly permitted by Section 9.2.4, Holdings ceases to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each Subsidiary of each other Loan Party; (c) a “Change of Control” or comparable term as that term is defined in the Acquisition Term Loan Agreement occurs; (d) a change in the majority of the directors of Holdings during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; (e) the sale or transfer of all or substantially all assets of any Borrower (other than as a result of a transaction permitted by Section 9.2.4); (f) Daniel Friedberg is no longer the chairman of the board of directors (or similar governing body) of Holdings performing the same or similar role that he is performing on the First Amendment Effective Date; provided, that, to the extent Daniel Friedberg dies or becomes incapacitated and is no longer able serve in such capacity, the Borrowers shall have ninety (90) days to select a replacement reasonably satisfactory to the Administrative Agent; (g) Daniel Friedberg sells or otherwise transfers, directly or indirectly, any Equity Interests in Holdings (other than any transfer into an investment vehicle that is 100% owned and controlled Daniel Friedberg solely for estate planning purposes) to the extent that immediately after giving effect to such sale or transfer Daniel Friedberg would own and control, directly or indirectly, less than $2,000,000 of Equity Interests of Holdings (measured at the fair market value at the time of such sale or transfer); provided, however, that this clause (g) shall only apply so long as it applies in the Acquisition Term Loan Agreement; or (h) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than the Warrant Holders or any of its affiliates) other than Daniel Friedberg has the power, directly or indirectly, to appoint more than one (1) director to the board of directors of Holdings.

“Charges” – as defined in subsection 3.1.3.

“Closing Date” – the date on which all of the conditions precedent in Section 10 are satisfied or waived and the initial Loan is made or the initial Letter of Credit is issued under this Agreement.

“Code” – the Internal Revenue Code of 1986.

“Collateral” – all of the Property and interests in Property described in Section 6, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

“Collateral Agent” – as defined in the preamble to this Agreement and any successor in that capacity appointed pursuant to Section 12.8.

“Commodity Exchange Act” – the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person that is a bona fide direct operating company competitor or vendor of, and in the same industry (or an industry offering a substitute product or service) and market as, the Borrowers and its Subsidiaries.

“Compliance Certificate” – a Compliance Certificate in substantially the form of Exhibit A to the First Amendment.

“Computation Period” – each period of four (4) consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter~~.~~; provided that for purposes of calculating the Fixed Charge Coverage Ratio (only for purposes of Section 9.2.12(i)) and the Senior Net Leverage Ratio (only for purposes of Section 9.2.12(ii)), the Computation Period shall be (i) for the Fiscal Quarter ending June 30, 2025, the three (3) consecutive calendar months ending on such date, (ii) for the Fiscal Quarter ending September 30, 2025, the six (6) consecutive calendar months ending on such date, (iii) for the Fiscal Quarter ending December 31, 2025, the nine (9) consecutive calendar months ending on such date and (iv) for the Fiscal Quarter ending March 31, 2026 and each Fiscal Quarter thereafter, the four (4) consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter. For the avoidance of doubt, for purposes of calculating the Fixed Charge Coverage Ratio or Senior Net Leverage Ratio for any other purpose other than calculating compliance with Section 9.2.12(i) and Section 9.2.12(ii), respectively, the Computation Period shall be each period of four (4) consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Computer Hardware and Software” – all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Conforming Changes” shall mean, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” – Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” – the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Consolidated EBITDA” – for any period, the sum of (a) EBITDA for such period, plus, (b) to the extent a Permitted Acquisition or permitted Asset Disposition has been consummated during such period (each, a “Subject Transaction”), Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (which pro forma adjustments shall be certified by a Chief Financial Officer of Quest and may only be included in determining such compliance to the extent approved by Administrative Agent in its reasonable discretion) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Debt incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Debt bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided, that, notwithstanding anything to the contrary in this Agreement, any adjustments specified in this clause (b) shall be subject to the approval of Administrative Agent in its reasonable discretion for all purposes of this Agreement or shall be supported by a quality of earnings report from a reputable third party reasonably acceptable to the Administrative Agent (the foregoing calculation of Consolidated EBITDA in this clause (b), “Pro Forma EBITDA”); provided, that, in no event shall the aggregate amount of addbacks and adjustments set forth in clauses (a)(xv), (a)(xvi), (a)(xix), (a)(xx), (a)(xxii) and (a)(xxiii)(but, solely with respect to clause (a)(xxiii), the only amounts included in such aggregate cap shall be amounts above $500,000) of the definition of EBITDA when combined with adjustments taken in calculating Pro Forma EBITDA exceed twenty-five percent (25%) of Consolidated EBITDA in any period (calculated prior to giving effect to any such addbacks and adjustments).

“Consolidated Net Income” – with respect to Holdings and its Subsidiaries for any period, in each case as determined in accordance with GAAP, the consolidated net income (or loss) of Holdings and its Subsidiaries for that period, excluding (a) any gains from Asset Dispositions; (b) any extraordinary gains; (c) the income (or loss) of any Loan Party during that period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to that Loan Party during that period; (d) the income (or loss) of any Person during that period and accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with a Loan Party or that Person’s assets are acquired by a Loan Party; (e) the income of any Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Loan Party of that income is not at the time permitted by operation of the terms of its organizational documents, its governing documents, or any agreement, instrument, judgment, decree, order, statute, rule; or governmental regulation applicable to that Loan Party; and (f) any gains from discontinued operations.

“Contingent Liability” – with respect to any Person, each obligation and liability of that Person and all such obligations and liabilities of that Person incurred pursuant to any agreement, undertaking or arrangement by which that Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital, or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from any other Person with the purpose or intent of assuring the owner of that indebtedness or obligation of the ability of that other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of any other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability will (subject to any limitation set forth in this Agreement) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Contract Right” – any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Contributing Guarantor” – as defined in Section 15.2.

“Control Agreement” – each deposit account control agreement or securities account control agreement, as applicable, entered into by a Loan Party, each depository institution or securities intermediary party thereto and Administrative Agent in form and substance reasonably satisfactory to Administrative Agent.

“Controlled Group” – all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Loan Party or any Subsidiary of a Loan Party, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Curative Equity” – the making of capital contributions to Holdings or the issuance of common Equity Interests by Holdings (other than Disqualified Equity Interests), in each case that are concurrently contributed to one or more Borrowers, for the purposes of, and in accordance with, Section 11.6.

“Cure Date” – if an Excess Availability Triggering Event has occurred, the date on which another Excess Availability Triggering Event has not occurred for ninety (90) consecutive calendar days.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower Representative, effective on the date of any such change

“Debt” – of any Person, without duplication, (a) all indebtedness of that Person for borrowed money; (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of that Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of that Person in accordance with GAAP; (d) all obligations of that Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business); (e) all indebtedness secured by a Lien on the property of that Person, whether or not that indebtedness has been assumed by that Person, but if that Person has not assumed or otherwise become liable for that indebtedness, then that indebtedness will be measured at the fair market value of the property securing that indebtedness at the time of determination; (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, and similar obligations issued for the account of that Person; (g) [reserved]; (h) all Contingent Liabilities of that Person; (i) all Debt of any partnership of which that Person is a general partner; (j) all earn-outs and similar obligations; (k) all monetary obligations under any receivables factoring, receivable sale, or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing, or similar financing; (l) any Disqualified Equity Interests of that Person or other equity instrument of that Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise; and (m) Derivative Obligations.

“Debt to be Repaid” – the Debt listed on Schedule 9.2.1.

“Default” – an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” – as defined in subsection 3.1.2.

“Defaulting Lender” – subject to Section 4.11, any Lender that (i) has failed to (a) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (b) pay to Administrative Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (ii) has notified the Loan Parties, Administrative Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three (3) Business Days after written request by Administrative Agent or the Loan Parties, to confirm in writing to Administrative Agent and the Loan Parties that it will comply with its prospective funding obligations hereunder; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by Administrative Agent and the Loan Parties, or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Insolvency Law or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11) upon delivery of written notice of such determination to the Loan Parties, Issuing Bank and each Lender.

“Derivative Obligations” – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“Derivative Obligations Provider” – Administrative Agent, Bank, any Lender or any Affiliate of Administrative Agent, Bank or any Lender to whom a Derivative Obligation is owed from any Loan Party.

“Derivative Obligations Reserve” – the aggregate amount of Reserves established by Collateral Agent from time to time in respect of Derivative Obligations.

“Dilution” – as of any date of determination, a percentage, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the accounts determined to be dilutive by the Collateral Agent in its discretion during the applicable period by (b) the Borrowers’ gross sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Disqualified Equity Interest” – any Equity Interest (other than the Warrants) that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, in each before the date that is 180 days after the Revolving Credit Maturity Date, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking-fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests.

“Distribution” – in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Equity Interests and (ii) the redemption or acquisition of Equity Interests of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Equity Interests.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“EBITDA” – for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (other than in the case of clauses (a)(xvi) and (a)(xviii)) and without duplication, the sum of:

(a)

(i) Interest Expense, net of interest income, plus

(ii) income, profits or franchise tax expense, plus

(iii) depreciation and amortization (including amortization of intangible assets and amortization of deferred financing fees or costs), plus

(iv) transaction expenses not capitalized and incurred on or before the Fifth Amendment Effective Date or within one hundred eighty (180) days after the Fifth Amendment Effective Date in connection with the Fifth Amendment in an aggregate amount not to exceed $2,500,000, plus

(v) non-recurring transaction fees, expenses and costs (including, without limitation, any of their respective advisors, legal counsels, agents or representatives) incurred in connection with the administration of, any amendment to or any consent or waiver under, the Loan Documents in an aggregate amount not to exceed $500,000 in any Fiscal Year, plus

(vi) non-cash charges related to the impairment of goodwill, plus

(vii) fees and expenses of Holdings payable in cash during such period to reimburse the costs and expenses of the board of directors (or other similar governing bodies) of Holdings; provided the aggregate amount of this clause (vii) shall not exceed $100,000 in any Fiscal Year, plus,

(viii) non-cash expenses related to compensation arrangements pursuant to the grant of stock or other equity interest-based compensation and any option plan, plus

(ix) non-cash charges and expenses related to purchase accounting adjustments, plus

(x) other non-cash charges, expenses and losses (other than with respect to accounts receivable and/or inventory), plus

(xi) non-recurring fees and transaction expenses not capitalized and incurred in connection with any consummated Permitted Acquisition (whether on or prior to the closing date of such Permitted Acquisition or within one hundred eighty (180) days after such closing date), plus

(xii) non-recurring fees and transaction expenses not capitalized and incurred in connection with any unconsummated Permitted Acquisition in an aggregate amount not to exceed $1,200,000 in any trailing twelve month period, plus

(xiii) indemnification expenses that are actually reimbursed in cash by a third party and documented with notification to the Administrative Agent, plus

(xiv) expenses incurred to replace or repair tangible assets of the Holdings and its Subsidiaries to the extent actually reimbursed or with respect to which Borrowers have determined that a reasonable basis exists for reimbursement (and for which the applicable insurer has not rejected the claim), in each case in cash by third party insurance and only to the extent that such amount is in fact reimbursed within one hundred eighty (180) days of such expenses being incurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such one hundred eighty (180) days), plus

(xv) reasonable and documented integration costs in connection with Permitted Acquisitions in an aggregate amount not to exceed $2,000,000 in any trailing twelve month period, plus

(xvi) general non-recurring and pro forma synergies, operating improvements, run-rate adjustments, cost savings or restructurings (collectively, “Cost Savings”) of the business of Borrowers resulting from actions of Borrowers already taken and to the extent satisfactory to the Administrative Agent and Borrowers determine in good faith that such Cost Savings are reasonable and are factually supportable, as set forth in a certificate signed by the Senior Officer of the Borrowers or Holdings certifying that (1) such Cost Savings are expected to have a continuing impact and are reasonably identifiable and quantifiable (without duplication of the amount of actual benefits realized during such period from such action) and (2) such Cost Savings are reasonably anticipated to be realized within 12 months; plus

(xvii) all non-cash charges of the Borrowers and Holdings relating to earn-outs and contingent acquisition consideration or changes in the valuation thereof to the extent related to Permitted Acquisitions; plus

(xviii) cash proceeds from any business interruption insurance covering lost profits to the extent not already included in the calculation of Consolidated Net Income, plus

(xix) non-recurring expenses or losses (other than with respect to lost profit, lost revenue or similar losses) attributable to the COVID-19 pandemic or a related epidemiological event in an aggregate amount not to exceed $500,000 during the term of this Agreement, plus

(xx) other extraordinary, unusual, or non-recurring expenses (including but not limited to consulting fees) or losses not to exceed $1,000,000 in any trailing twelve month period (or such greater amount to the extent approved in writing by Administrative Agent), plus

(xxi) non-recurring transaction fees, expenses and costs (including, without limitation, any of their respective advisors, legal counsels, agents or representatives) incurred in connection with any transactions in the public markets in an aggregate amount not to exceed $3,000,000 in any Fiscal Year; plus

(xxii) non-recurring reasonable, documented charges and expenses related to recruiting expenses (including relocation and moving expenses), signing bonuses, severance expenses, restructuring, business separation expenses, office relocation, moving, lease termination and other, related expenses, in an aggregate amount not to exceed $500,000 per fiscal year, plus

(xxiii) costs and expenses for non-recurring IT related projects and upgrades not to exceed $1,500,000 (subject to the proviso at the end of this definition) in the aggregate during the term of this Agreement, plus

(xxiv) non-recurring losses attributable to out of period costs of sales for the Fiscal Quarters ended December 31, 2023 and March 31, 2024, in an aggregate amount not to exceed $1,165,000 for the Fiscal Quarter ended December 31, 2023 and $290,000 for the Fiscal Quarter ended March 31, 2024;

Minus

(b) to the extent included in determining the Consolidated Net Income of Holdings and its Subsidiaries, all non-cash gains;

provided, that, notwithstanding anything to the contrary contained herein (1) in no event shall the aggregate amount of addbacks and adjustments set forth in clauses (a)(xv), (a)(xvi), (a)(xix), (a)(xx), (a)(xxii) and (a)(xxiii) (but, solely with respect to clause (a)(xxiii), the only amounts included in such aggregate cap shall be amounts above $500,000) and in calculating Pro Forma EBITDA exceed 25% of Consolidated EBITDA in any period (calculated prior to giving effect to any such addbacks and adjustments) and (2) in any event, EBITDA shall not include (x) any addback resulting from any lost revenue, earnings, margins or associated costs and expenses due to the COVID-19 pandemic or other similar epidemiological event (other than those expressly set forth in clause (a)(xix) above), or (y) any addback with respect to any write-down or write-off of inventory or accounts receivable. Notwithstanding the foregoing, (x) for each calendar month set forth in Schedule 1.1 to the Second Amendment, EBITDA for all purposes shall be deemed to be the amount set forth in Schedule 1.1 to the Second Amendment opposed such month and (y) for each calendar month set forth in Schedule 1.1(b), EBITDA attributable to RWS shall be deemed to be the amount set forth in Schedule 1.1(b) opposed such month.

“EEA Financial Institution” – (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” – any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” – any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” – an Account arising in the ordinary course of the business of any of the Borrowers from the sale of goods or rendition of services which Collateral Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Loan Party or an Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party; or

(ii) it remains unpaid more than ninety (90) days after the original invoice date shown on the invoice; or

(iii) the total unpaid Accounts of (a) any Account Debtor which has a rating of “BBB” or better from S&P exceeds 40% of the total value of total Accounts, but only to the extent of such excess or (b) any other Account Debtor exceeds 25% of the total value of total Accounts, but only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or

(v) the Account Debtor is also a creditor or supplier of a Loan Party or any Subsidiary of a Loan Party, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Loan Party or any Subsidiary of a Loan Party, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

(vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(vii) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (a) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario so long as the aggregate amount does not exceed $500,000 or (b) backed by a letter of credit from an issuer acceptable to Collateral Agent; or

(viii) (a) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (b) it is subject to a reserve established by a Borrower for potential returns or refunds, to the extent of such reserve or (c) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms; or

(ix) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Collateral Agent, in a manner satisfactory to Collateral Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(x) it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(xi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xii) the applicable Borrower has not sent a bill or invoice for the goods or services giving rise to such Account to the applicable Account Debtor; or

(xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv) the applicable Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xv) 50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; or

(xvi) the applicable Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

(xvii) it represents service charges, late fees or similar charges; or

(xviii) the relevant underlying documentation relating to such Account and payment of such Account provides or otherwise specifies that all or any portion of the payment regarding such Account is to be made by a Borrower to or is for the benefit of any vendor of or contractor for such Borrower creates an express trust on such Borrower for the benefit of any vendor of or contractor for such Borrower or any express obligation on such Borrower to pay all or any portion of the payment of the Account to any vendor of or contractor for such Borrower; provided that any such Account shall be eligible to the extent of any such amount thereof which exceeds such express trust or express obligation; or

(xix) it is an Account owing from an Account Debtor located in a state where the applicable Borrower is not qualified to do business so long as such failure to so qualify prevents such Borrower from bringing an action in such state to seek judicial recovery of such Account; or

(xx) it arises from the sale or lease of Equipment until such time as such sale and lease agreement has been reviewed by Administrative Agent and confirmation that such any such Account that arises from such sale or lease of Equipment constitutes ABL Priority Collateral under the Intercreditor Agreement; or

(xxi) it is not otherwise acceptable to Collateral Agent in its reasonable credit judgment.

The amount of Eligible Accounts owed by an account debtor to such Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by any Borrower to such account debtor and by the aggregate amount of all cash received in respect of such account but not yet applied by Borrowers to reduce the amount of such Eligible Accounts. Accounts which are at any time Eligible Accounts, but which subsequently fail to meet any of the foregoing requirements shall, at such time, cease to be Eligible Accounts.

“Eligible Machinery and Equipment” – as of any date of determination, all Equipment that:

(i) is owned by a Borrower free and clear of all Liens other than (a) Liens in favor of Administrative Agent securing the Obligations and (b) Permitted Liens;

(ii) is installed in a facility owned or leased by the applicable Borrower in the United States and, if installed at a leased location, either (a) a satisfactory landlord waiver has been delivered to Administrative Agent (except if such Equipment is leased or rented or will be leased or rented to a customer of a Borrower and located at such customer’s location so long as if and when such lease or rental occurs Borrower has provided to Administrative Agent the address where such Equipment is located) or (b) Reserves reasonably satisfactory to Collateral Agent have been established with respect thereto;

(iii) is in good operating condition (ordinary wear and tear excepted);

(iv) is not obsolete or surplus Equipment;

(v) is covered by casualty and liability insurance required by this Agreement;

(vi) is subject to a first-priority perfected Lien in favor of Administrative Agent;

(vii) does not consist of automobiles or other Equipment subject to a certificate of title statute;

(viii) has an estimated remaining useful life of at least five years;

(ix) was not the subject of a prior Term Loan Advance;

(x) if requested by the Collateral Agent, as to which an appraisal has been completed (which may be a desktop or other similar, short-form appraisal, to the extent determined by Collateral Agent) on such Equipment, prepared by an appraiser retained by Collateral Agent; and

(xi) either (i) consists of compactors or revenue-producing Equipment or (ii) such other Equipment Administrative Agent approves in its reasonable discretion.

“Eligible Unbilled Accounts” – an Account of any Borrower (i) for which the applicable Borrower intends to send a bill or invoice for the goods or services giving rise to such Account within thirty (30) days of the date of the applicable Borrowing Base Certificate, (ii) which would otherwise constitute an Eligible Account but for the fact that such Account does not comply with clause (ii), (iii), (xii) or (xv) of the definition thereof, and (iii) the eligibility of which to be billed within such period of thirty (30) days is not subject to completion of any further performance by the applicable Borrower.

“Environmental Agreement” – each agreement of the Loan Parties with respect to any real estate subject to a Mortgage, pursuant to which Loan Parties agree to indemnify and hold harmless Administrative Agent and Lenders from liability under any Environmental Laws.

“Environmental Claims” – all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” – all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matters arising out of relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Environmental Notice” – a notice (whether written or oral) from any Governmental Authority or other Person with credible knowledge of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” – a release as defined in CERCLA or under any other Environmental Law.

“Equity Interests” – with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“EU Bail-In Legislation Schedule” – the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” – means any of the events described in Section 11.1.

“Excess Availability” – on any specific date, an amount equal to (a) the Line Cap, minus (b) the Aggregate Revolving Extensions, plus (c) unrestricted cash in accounts of any Borrower maintained with Administrative Agent or any Affiliate of Administrative Agent in which Administrative Agent has a first-priority perfected Lien pursuant to an executed Control Agreement in form and substance satisfactory to Administrative Agent, in its reasonable discretion, provided that for the purpose of this definition, the amount in this clause (c) shall be equal to PEG Balance (but in any event not to exceed $1,000,000, as such amount may be increased by the Administrative Agent in its sole discretion); provided, however, trade payables greater than 60 days old shall only be included as a Reserve for the purposes of reducing the Borrowing Base in determining the amount of the Line Cap for this definition on the Closing Date only.

“Excess Availability for Applicable Margin” – on any specific date, an amount equal to (a) the Line Cap, minus (b) the Aggregate Revolving Extensions.

“Excess Availability Triggering Event” – at any time in which Excess Availability is less than the greater of (i) fifteen percent (15%) of the Revolving Credit Commitment and (ii) fifteen percent (15%) of the Borrowing Base for five consecutive Business Days.

“Excess Derivative Obligations” – Derivative Obligations in excess of the Derivative Obligations Reserve.

“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Deposit Accounts” – means (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties and their Subsidiaries and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any of the Loan Parties and their Subsidiaries; (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any of the Loan Parties and their Subsidiaries and (iii) solely for the first 30 days following the Closing Date, the deposit account owned by Quest Equipment and held at Capital One with account number 00005732385225 so long as the cash balance in such account does not exceed $50,000 at any time.

“Excluded Property” – (i) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if (a) under the terms of that contract, lease, permit, license or license agreement or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of that contract, lease, permit, license, or license agreement (other than to the extent any such contract, lease, permit, license or license agreement has been entered into in contemplation hereof or as a means of circumventing the requirements under this Agreement or under the other Loan Documents) and (B) that prohibition or restriction has not been waived or the consent of the other party to that contract, lease, permit, license or license agreement has not been obtained; (ii) any asset with respect to which the costs of obtaining, perfecting, or maintaining a security interest in that asset exceeds the fair market value thereof or the benefit to the Lenders and the Issuing Bank afforded thereby (as determined by Administrative Agent in consultation with Borrower Representative), (iii) any United States intent-to-use trademark application, but only to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of that intent-to-use trademark application under applicable federal law; and (iv) pledges or deposits permitted to be made in connection with Permitted Liens; provided, however, if any Excluded Property does not constitute Excluded Collateral (as defined in the Acquisition Term Loan Agreement), it shall not constitute Excluded Property hereunder.

The exclusions of clauses (i) and (ii) of this definition do not (and are not to be construed to) apply to the extent that (i) any described prohibition or restriction is ineffective under the applicable anti-assignment provisions (including Section 9- 406, 9 407, 9 408, or 9 409 of the UCC or other applicable law, or (ii) any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of the applicable contract, lease, permit, license, or license agreement.

The exclusions of clauses (i) and (ii) of this definition do not (and are not to be construed to) limit, impair, or otherwise affect any of Administrative Agent’s or any Lenders continuing security interests in and liens upon any rights or interests of any Loan Party in or to (x) monies due or to become due under or in connection with any described contract, lease, permit, license or license agreement (including any accounts or Equity Interests), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license or license agreement.

With respect to any intent-to-use trademark application excluded from the Collateral in accordance with clause (iii) of this definition, upon submission to and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. § 1060(a) or any successor provision, that intent-to-use trademark application will be considered Collateral.

“Excluded Subsidiary” – any Subsidiary that is prohibited by requirements of applicable law, any contractual obligation or any organizational document (to the extent such contractual restriction exists on the Closing Date or on the date such Subsidiary becomes a direct or indirect Subsidiary of Holdings and not entered into in contemplation thereof or for the purposes of circumventing the requirements of the Loan Documents) from guaranteeing the Obligations or which would require approval, consent, license or authorization from a Governmental Authority (unless such approval, consent, license or authorization is received).

“Excluded Swap Obligation” – with respect to any Loan Party, any guarantee of any Swap Obligations if, and only to the extent that and for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” – (i) taxes imposed on the income of Administrative Agent or any Lender by the jurisdiction of Administrative Agent’s or such Lender’s applicable lending office or any political subdivision thereof, (ii) franchise taxes imposed by the jurisdiction under the laws of which Administrative Agent or any Lender is organized or doing business or any political subdivision thereof, (iii) any withholding taxes attributable to a Lender’s failure to comply with subsection 3.11.3 and (iv) any United States federal withholding taxes imposed under FATCA.

“Fair Share” – as defined in Section 15.2.

“Fair Share Contribution Amount” – as defined in Section 15.2.

“FATCA” – Sections 1471, 1472, 1473 and 1474 of the Code, or any regulations promulgated thereunder or published administrative guidance implementing such sections.

“Federal Funds Rate” – for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to PNC on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” – as defined in Section 3.3.

“Fee Payment Date” – the first Business Day of each month.

“Fee Period” – (a) initially, the period from the Closing Date up to but not including the first Fee Payment Date, and (b) thereafter, each period from a Fee Payment Date up to but not including the next subsequent Fee Payment Date.

“Fifth Amendment” means that certain Fifth Amendment and Limited Waiver to Loan, Security and Guaranty Agreement, dated on or about the Fifth Amendment Effective Date, by and among the Borrowers, the Guarantors, the Administrative Agent, the Collateral Agent, and the Lenders party thereto from time to time.

“Fifth Amendment Effective Date” means December 30, 2024.

“First Amendment” – that certain First Amendment to Loan, Security and Guaranty Agreement, dated as of the First Amendment Effective Date, by and among the Borrowers, the Guarantors, the Administrative Agent, the Collateral Agent and the Lenders party thereto from time to time.

“First Amendment Effective Date” – October 19, 2020.

“Fiscal Quarter” – a fiscal quarter of a Fiscal Year, which period is the 3-month period ending on the last day of each of March, June, September, and December of each year.

“Fiscal Year” – the fiscal year of Holdings, which period will be the 12-month period ending on the last day of December of each year.

“Fixed Charge Coverage Ratio” – for any period, the ratio for such period of (a)(1) EBITDA, minus (2) the sum of (A) income taxes paid or payable in cash by Holdings and its Subsidiaries and (B) all Capital Expenditures paid for with Internally Generated Cash, to (b) the sum for such period of (i) cash Interest Expense, plus (ii) scheduled principal payments of Debt (excluding earn-out payments) plus (iii) Restricted Payments, other than earn-out payments, paid in cash. For the purposes of determining the applicable amount described in ~~clauses (a)(2)(A) and (b) above, for any period ending prior to the first anniversary of the First Amendment Effective Date, such amount shall be equal to the applicable amount paid (or, in the case of taxes, taxes payable or accrued) from the First Amendment Effective Date through the date of determination multiplied by a fraction, the denominator of which is the number of days from the First Amendment Effective Date through the date of determination and the numerator of which is 365 days (i.e., such amounts shall be annualized).~~clause (a)(1), above, in connection with calculating the financial covenant set forth in Section 9.2.12(i) for any Computation Period ending on or prior to December 31, 2025, such amount shall be calculated without giving effect to any adjustments for Cost Savings pursuant to clause (a)(xvi) of the definition of “EBITDA”.

“Foreign Lender” – any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Fourth Amendment Effective Date” means March 29, 2024.

“Fronting Exposure” – at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Revolving Credit Lender’s Pro Rata Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by the Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateralized in accordance with the terms hereof.

“Funding Guarantor” – as defined in Section 15.2.

“GAAP” – generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” – the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Green Remedies” – Green Remedies Waste and Recycling, Inc., a North Carolina corporation.

“Green Remedies Acquisition” – the acquisition by Quest or Holdings of assets of Green Remedies pursuant to the Green Remedies Acquisition Agreement.

“Green Remedies Acquisition Agreement” – that certain Asset Purchase Agreement, dated as of October 19, 2020 (as amended, restated, supplemented or otherwise modified as permitted hereunder), by and among Quest, Holdings, Green Remedies and Alan Allred.

“Green Remedies Seller Note” – that certain Unsecured Subordinated Promissory Note, dated as of the First Amendment Effective Date, executed by Holdings in favor of Green Remedies, in an original principal amount equal to $2,684,250.00.

“Green Remedies Seller Note Subordination Agreement” – that certain Subordination Agreement, dated as of the First Amendment Effective Date, between Green Remedies, the Agent and the Acquisition Term Agent and acknowledged by Holdings.

“Green Remedies Transactions” – the execution, delivery and performance by Borrowers and the other Loan Parties of the First Amendment, the Acquisition Term Loan Agreement, the Green Remedies Acquisition Agreement and all other documents and agreements executed in connection with the execution of the foregoing, and all other transactions related to any of the foregoing and contemplated to have occurred on or as of the First Amendment Effective Date, including the Green Remedies Acquisition and the payment of premiums, fees and expenses in connection with the foregoing.

“Guaranteed Obligations” – as defined in Section 15.1.

“Guarantors” – Holdings, Parent, Global Alerts, Vertigent, Vertigent One, Youchange, and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

“Guaranty Agreements” – each guaranty agreement (including this Agreement) executed by a Guarantor in favor of Administrative Agent guaranteeing payment or performance of the whole or any part of the Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Substances” – hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical, or other substance regulated by any Environmental Law.

“Hedging Agreement” – any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of that Person under any Hedging Agreement determined (a) for any date on or after the date that Hedging Agreement has been closed out and termination value determined in accordance therewith, using that termination value; and (b) for any date prior to the date referenced in clause (a), using the amount determined as the mark-to-market value for that Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in that Hedging Agreement.

“Holdings” – as defined in the preamble to this Agreement. “IBA” – as defined in Section 1.6.

“Indemnified Person” – as defined in Section 13.2.

“Indemnified Taxes” – as defined in subsection 3.11.1.

“Ineligible Lenders” means (a) those Persons set forth on Schedule 1.2, (b) any Competitor designated by the Borrower Representative (specifying such Competitor’s exact legal name) as an “Ineligible Lender” in a written notice (including an update to Schedule 1.2) that has been approved by the Administrative Agent in its reasonable discretion after the effectiveness of this Agreement and not less than five (5) Business Days prior to such date of determination, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein and (c) any Affiliate of an Ineligible Lender described in clauses (a) and (b) of this definition that, without independent verification, investigation, or inquiry, is easily and obviously identifiable as an affiliate of such Person on the basis of its name; provided that, notwithstanding anything to the contrary in this definition, any bank or other financial institution, any Person that is a bona fide debt, equity, or asset investment entity, any other Person that makes, purchases, holds, manages, advises, or trades any debt, equity, or asset investments in the ordinary course of business, Administrative Agent and its Affiliates and/or Related Funds, any Person that merely has an economic interest in any “Ineligible Lender” but has not been designated as an “Ineligible Lender” hereunder, and any Person that Company has removed from its status as an “Ineligible Lender” in any written notice approved by Administrative Agent and delivered to Lenders from time to time, are, in each case, hereby excluded from this definition; provide, that, no Person shall be an Ineligible Lender to the extent a Specified Event of Default has occurred and is continuing.

“Initial Closing Date Transactions” – the initial incurrence of the Loans and other Obligations hereunder and under the other Loan Documents.

“Insolvency Law” – collectively, the Bankruptcy Code, and any other insolvency, debtor relief or debt adjustment or similar law (whether state, provincial, territorial, federal or foreign).

“Insolvency Proceeding” – any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” – all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” – any intellectual property collateral assignment pursuant to which any Loan Party grants to Administrative Agent, for the benefit of Lenders, a Lien on such Loan Party’s interest in its Intellectual Property as security for the Obligations, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” – that certain Intercreditor Agreement, dated as of the First Amendment Effective Date, by and among the Acquisition Term Agent, the Administrative Agent, and the Loan Parties thereto, as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time in accordance with the terms therein.

“Interest Expense” – for any period, as determined in accordance with GAAP, the consolidated interest expense of Holdings and its Subsidiaries for that period (including all imputed interest on Capital Leases).

“Interest Payment Date” – (a) (i) as to any Base Rate Revolving Credit Loan, the first Business Day of each month, and (ii) as to any Base Rate Term Loan, the first Business Day of each month, and (b) as to any ~~LIBOR Loan or~~ Term SOFR Loan, the last day of each Interest Period for such Term SOFR Loan ~~or LIBOR Loan~~, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” – relative to any ~~LIBOR Loan or~~ Term SOFR Loans: (a) initially, the period beginning on (and including) the date on which such ~~LIBOR Loan or~~ Term SOFR Loan is made or continued as, or converted into, a Term SOFR Loan and ending on (but excluding) the day which numerically corresponds to such date one or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Borrower Representative may select in its notice pursuant to Section 4.1; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such ~~LIBOR Loan or~~ Term SOFR Loan and ending one or three months thereafter, as selected by Borrower Representative in accordance with Section 4.1; provided, however, that (i) all Interest Periods of the same duration which commence on the same date shall end on the same date; (ii) Interest Periods commencing on the same date ~~for LIBOR Loans or~~ Term SOFR Loans comprising part of the same advance under this Agreement shall be of the same duration; (iii) Interest Periods for ~~LIBOR Loans or~~ Term SOFR Loans in connection with which Borrowers have or may incur Derivative Obligations with Administrative Agent shall be of the same duration as the relevant periods set under the applicable underlying agreements; (iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and (v) no Interest Period may end later than the termination of this Agreement.

“Internally Generated Cash” – with respect to any period, any cash of Holdings or any Subsidiary generated during such period as a result of such Person’s operations, excluding Net Cash Proceeds, Other Receipts, any cash generated from any issuance of Equity Interests (or cash generated from cash contributions to Holdings or any Subsidiary) and any cash proceeds received from an incurrence of Debt or any other liability.

“Investment” – with respect to any Person, any investment in another Person, whether by acquisition of any debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of that other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“Issuer Documents” –with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” – Administrative Agent, Bank or any other Affiliate of Administrative Agent or a Lender that issues a Letter of Credit hereunder.

“Judgments” – as defined in subsection 11.1.14.

“LC Amount” – at any time, the aggregate undrawn available amount of all Letters of Credit then outstanding plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan.

“LC Application” – an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to issue or amend a Letter of Credit.

“LC Fee Payment Date” – the last day of each March, June, September and December and the Revolving Termination Date.

“LC Obligations” – any Obligations that arise from any draw against any Letter of Credit.

“LC Participants” – the collective reference to all the Revolving Credit Lenders other than the Issuing Bank.

“LC Reimbursement Obligation” – the obligation of the Borrowers to reimburse the Issuing Bank pursuant to subsection 2.2.4 for amounts drawn under Letters of Credit.

“LC Sublimit” – an amount not to exceed three million five hundred thousand dollars ($3,500,000).

“Lender(s)” – as defined in the preamble to this Agreement and each other Person who becomes a “Lender” hereunder, whether by assignment or otherwise.

“Letter of Credit” – any standby letter of credit issued by Issuing Bank for the account of any Loan Party.

~~“LIBOR” – relative to any Interest Period for LIBOR Loans, a rate per annum obtained by dividing (a) the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor acceptable to Administrative Agent) for U.S. Dollar deposits with a term equivalent to such Interest Period as obtained by the Administrative Agent from Reuter’s, Bloomberg or another commercially available source as may be designated by the Administrative Agent from time to time (the “Screen Rate”), two (2) Business Days before the first day of such Interest Period, by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, LIBOR shall not in any event be less than zero percent (0.00%).~~

~~“LIBOR Loans” the LIBOR Revolving Credit Loans and/or the LIBOR Term Loans.~~

~~“LIBOR Option” the option granted pursuant to Section 4.1 to have the interest on all or any portion of the principal amount of the Revolving Credit Loans or any Term Loan Advance based on LIBOR. No LIBOR Loans shall be made after the Third Amendment Effective Date and no LIBOR Revolving Credit Loans shall exist on or after the SOFR Conversion Date.~~

~~“LIBOR Reserve Percentage” for any day, the percentage, as determined in good faith by the Administrative Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System.~~

~~“LIBOR Revolving Credit Loan” – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to LIBOR. No LIBOR Revolving Credit Loans shall be made after the Third Amendment Effective Date and no LIBOR Revolving Credit Loans shall exist on or after the SOFR Conversion Date.~~

~~“LIBOR Term Loan” – any portion of the Term Loan for the periods when the rate of interest applicable to such portion of the Term Loan is calculated by reference to LIBOR. No LIBOR Term Loans shall be made after the Third Amendment Effective Date and no LIBOR Revolving Credit Loans shall exist on or after the SOFR Conversion Date.~~

“Lien” – with respect to any Person, any interest granted by that Person in any real or personal property, asset, or other right owned or being purchased or acquired by that Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and includes any mortgage, lien, encumbrance, title retention lien, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise.

“Lincoln Waste Sale Proceeds” means any amount received by the Administrative Agent (other than the $2,526,004 closing payment made on the March 31, 2025 sale closing date) pursuant to that certain Asset Purchase Agreement, dated as of March 31, 2025, between Quest Resource Management group, LLC, and Lincoln Waste Solutions, LLC.

“Line Cap” – at any time, the lesser of (i) the Revolving Credit Maximum Amount and (ii) the Borrowing Base.

“Loan Account” – as defined in Section 4.6.

“Loan Documents” – this Agreement, the Intercreditor Agreement, the Other Agreements and the Security Documents, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” – means collectively, Borrowers and Guarantors and Loan Party means any one of them.

“Loan Party Materials” – as defined in subsection 13.8.2.

“Loans” – all loans and advances of any kind made by Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender, pursuant to this Agreement.

“Majority Lenders” – as of any date, Lenders holding more than 50% of the Term Loan and Revolving Credit Commitments determined on a combined basis and following the termination of the Revolving Credit Commitments, Lenders holding more than 50% of the outstanding Loans and LC Obligations; provided that (i) if there are two or more Lenders which are not Affiliates, then at least two Lenders which are not Affiliates shall be required to constitute Majority Lenders and (ii) the Loans, Revolving Credit Commitments and LC Obligations held by any Defaulting Lender shall be excluded for purposes of determining Majority Lenders.

“Margin Stock” – as defined in Regulation U of the Board of Governors.

“Material Adverse Effect” – (a) a material adverse change in, or a material adverse effect upon the financial condition, operations, assets, business profitability, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the ability of Administrative Agent to enforce or collect any Obligations or to realize upon any material portion of the Collateral, or (d) cancellation or termination of the agreements referenced in clauses (a) and (b) of the definition of “Voting Agreements”, other than by their terms.

“Material Contract” – with respect to any Person, (a) the Related Agreements; (b) each contract or agreement to which that Person or any of its Subsidiaries is a party involving a customer of such Person that generates 15% or more of consolidated gross profit for such Person or its Subsidiaries in any Fiscal Year; (c) the Voting Agreements and (d) all other contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” – as defined in subsection 3.1.3.

“Moody’s” – Moody’s Investors Service, Inc., and its successors.

“Mortgages” – each mortgage, security deed or deed of trust executed by a Borrower in favor of Administrative Agent, for the benefit of itself and Lenders, by which such Borrower grants to Administrative Agent, as security for the Obligations, a Lien upon the real Property of such Borrower described therein.

“Mortgage-Related Documents” – with respect to any real property subject to a Mortgage, the following, in form and substance satisfactory to Administrative Agent: (a) a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Administrative Agent, which must be fully paid on that effective date; (b) all assignments of leases, estoppel letters, attornment agreements, consents, waivers, and releases as Administrative Agent reasonably requires with respect to other Persons having an interest in the real estate; (c) a current, as-built survey of the real estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if the real estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Administrative Agent; (e) a current appraisal of the real estate, prepared by an appraiser acceptable to Administrative Agent, and in form and substance satisfactory to Administrative Agent; (f) an environmental assessment, prepared by environmental engineers acceptable to Administrative Agent, and accompanied by all reports, certificates, studies, or data as Administrative Agent reasonably requires, which must all be in form and substance satisfactory to Administrative Agent; and (g) an Environmental Agreement and all other documents, instruments, or agreements as Administrative Agent reasonably requires with respect to any environmental risks regarding the real estate.

“Multiemployer Plan” – a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any other member of the Controlled Group may have any liability.

“Net Cash Proceeds”:

(a)	with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to that Asset Disposition net of (i) the direct costs relating to that sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by Borrowers to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to that Asset Disposition (other than the Loans);

(b)	with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs relating to that issuance (including sales and underwriters’ commissions); and

(c)	with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs of that issuance (including up-front, underwriters’ and placement fees).

“NOLV” – the net orderly liquidation value of Equipment, expressed as a dollar value for Equipment, to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower’s Equipment performed by an appraiser and on terms satisfactory to Collateral Agent in its reasonable discretion.

“Notes” – the Revolving Credit Notes and the Term Loan Notes.

“Obligations” – all Loans, LC Obligations, reimbursement and other obligations with respect to Letters of Credit and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon (including all interest, fees and other charges accruing after the commencement of any Insolvency Proceeding), of any kind or nature, present or future, owing, arising, due or payable from any Borrower or any other Loan Party to Administrative Agent, any Lender, Issuing Bank, Bank or any of their respective Affiliates, arising under this Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation all Product Obligations; provided, that Obligations of any Loan Party shall not include any Excluded Swap Obligations solely of such Loan Party.

“Obligee Guarantor” – as defined in Section 15.7.

“Operating Lease” – any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Organizational I.D. Number” – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

“Other Agreements” – each Borrowing Base Certificate, each Compliance Certificate, and any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Loan Party, any Subsidiary of a Loan Party or any other third party and delivered to Administrative Agent, any Lender or any Affiliate of any Agent or any Lender in respect of the transactions contemplated by this Agreement, including, without limitation, all agreements, instruments and documents relating to Product Obligations.

“Other Connection Taxes” – with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Receipts” – any cash received by or paid to or for the account of any Loan Party consisting of (a) representation and warranty insurance in connection with an acquisition, (b) escrow amounts released in connection with an acquisition, and (c) any purchase price adjustment received in connection with any purchase.

“Overadvance” – as defined in subsection 2.1.2.

“Paid in Full” – as defined in the Intercreditor Agreement.

“Parent” – as defined in the preamble to this Agreement.

“Participant” – as defined in subsection 13.5.2.

“Participation Register” – as defined in subsection 13.5.2.

“Patriot Act” – the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Conditions” – with respect to any applicable transaction, (i) no Default or Event of Default shall exist immediately after giving effect to such transaction, (ii) the average of the Excess Availability amounts (calculated on a pro forma basis to include the making of any Loans or the issuance of any Letters of Credit in connection with such transaction) for each Business Day in the thirty (30) day period prior to such transaction shall be greater than or equal to the greater of (x) $3,000,000 and (y) 20% of the Line Cap, (iii) Excess Availability (calculated as set forth above) on the date of such proposed transaction shall be greater than or equal to the greater of (x) $3,000,000 and (y) 20% of the Line Cap, (iv) the Fixed Charge Coverage Ratio (calculated on a pro forma basis after giving effect to such transaction) for the most recently ended trailing twelve calendar month period shall not be less than 1.10 to 1.00 (but, solely for purposes of determining whether payments on the Closing Date Seller Note are permitted, the minimum Fixed Charge Coverage Ratio required under such Section shall be 1.25 to 1.00), (v) before and after giving effect to such transaction, the Loan Parties are in compliance with each of the financial covenants set forth in Section 9.2.12 as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 9.1.3, and (vi) so long as the Acquisition Term Debt has not received Payment in Full (as defined in the Intercreditor Agreement), the payment conditions set forth in the Acquisition Term Loan Agreement have been satisfied.

“PBGC” – the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“PEG Balance” – with respect to any particular date, the amount held in the Borrowers’ main operating account held with the Administrative Agent.

“Pension Plan” – a “pension plan,” as that term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which any Borrower or any Subsidiary (including any contingent liability of any member of Borrowers’ Controlled Group) may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition by any Loan Party (other than Holdings) where:

(a)	the business, division or assets acquired are for use, or the Person acquired is engaged, in the same or a related, adjacent or vertically integrated line of business engaged in by the Loan Parties on the First Amendment Effective Date;

(b)	immediately before and after giving effect to that Acquisition, no Default or Event of Default exists;

(c)	the aggregate consideration (cash and non-cash) to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) and the value of any Equity Interests of any Loan Party issued to the seller in connection with that Acquisition) in connection with (i) that Acquisition (or any series of related Acquisitions) is less than $15,000,000, and (ii) all Acquisitions is less than $52,500,000; provided, that the consideration paid in connection with the RWS Acquisition shall be excluded for purposes of the foregoing clauses (c)(i) and (c)(ii);

(d)	in the case of the Acquisition of any Person, that Acquisition is non-hostile and the board of directors or similar governing body of that Person has approved that Acquisition;

(e)	not less than 15 Business Days prior to that Acquisition (or any later date approved by Administrative Agent in its sole discretion), Administrative Agent has received an acquisition summary with respect to the Person and/or business, division or assets to be acquired, which summary must include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12-month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and Borrowers’ calculation of pro forma Consolidated EBITDA relating thereto;

(f)	not less than five Business Days prior to that Acquisition (or any later date approved by Administrative Agent in its sole discretion), Administrative Agent has received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with that Acquisition together with all lien search reports and lien release letters and other documents as Administrative Agent reasonably requires to evidence the termination of Liens on the assets, business, or division to be acquired;

(g)	the Senior Net Leverage Ratio on a pro forma basis immediately after giving effect to that Acquisition does not exceed (A) the maximum Senior Net Leverage Ratio permitted under Section 9.2.12(ii) for the most recently ended Fiscal Quarter immediately prior to that Acquisition minus (B) 0.25; provided, however, that, notwithstanding the foregoing, with respect to the Permitted Acquisition to be funded with the proceeds of the Delayed Draw Term Loan (as defined under the Acquisition Term Loan Agreement), the Delayed Draw Term Loan Leverage Condition (as defined under the Acquisition Term Loan Agreement) shall apply rather than this clause (g);

(h)	Borrowers’ computation of pro forma Consolidated EBITDA is reasonably satisfactory to Administrative Agent;

(i)	the business, division, assets or Person acquired generated positive EBITDA (calculated in a manner acceptable to Administrative Agent) for each of the twelve calendar months immediately preceding that Acquisition;

(j)	the Loan Parties shall have satisfied the Payment Conditions after giving effect to that Acquisition;

(k)	[Reserved];

(l)	Borrower Representative has provided Administrative Agent with pro forma forecasted balance sheets, profit and loss statements, and cash flow statements of Holdings and its Subsidiaries, all prepared on a basis consistent with Holdings’ and its Subsidiaries’ historical financial statements, subject to adjustments to reflect projected consolidated operations following the Acquisition;

(m)	Borrower Representative has provided Administrative Agent with reasonable calculations evidencing that on a pro forma basis created by adding the historical combined financial statements of Holdings and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the entity to be acquired (or the historical financial statements related to the division, business or assets to be acquired) pursuant to the Acquisition, subject to adjustments to reflect projected consolidated operations following the Acquisition, Holdings and its Subsidiaries are projected to be in compliance with the financial covenants for each of the twelve months ended one year after the proposed date of consummation of that Acquisition;

(n)	the provisions of Section 9.1.8 have been satisfied, including, without limitation, simultaneously with the closing of that Acquisition, the target company (if that Acquisition is structured as a purchase of equity) or a Loan Party (other than Holdings) (if that Acquisition is structured as a purchase of assets or a merger and a Loan Party (other than Holdings) is the surviving entity) executes and delivers to Administrative Agent (i) all documents necessary to grant to Administrative Agent a first-priority Lien (subject to the Intercreditor Agreement) in all of the assets of each of the target company or surviving company and its Subsidiaries, subject to the terms of the Intercreditor Agreement, each in form and substance reasonably satisfactory to Administrative Agent, and (ii) an unlimited guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which each of the target company or surviving company and its Subsidiaries becomes a borrower under this Agreement and assumes primary joint and several liability for the Obligations;

(o)	if the Acquisition is structured as a merger, a Loan Party (other than Holdings) will be the surviving entity;

(p)	Administrative Agent has received a copy of the proposed capital structure after giving pro forma effect to such Acquisition;

(q)	to the extent readily available to Borrowers, Borrower Representative has provided Administrative Agent with all other information with respect to that Acquisition as reasonably requested by Administrative Agent (including, without limitation, all third-party due-diligence reports and quality-of-earnings reports);

(r)	solely for the purposes of determining whether any assets acquired in connection with such Acquisition shall be included in the Borrowing Base, Administrative Agent shall be satisfied with the results of a field exam, conducted at the Loan Parties’ expense, prior to the inclusion of any Accounts of the target company in the Borrowing Base; ~~and~~

(s)	for any Acquisition to be made on or after the Sixth Amendment Effective Date, the Administrative Agent has provided its prior, written consent to such Acquisition (which consent may be provided or withheld at the Administrative Agent’s sole discretion); and

(t)	~~(s)~~ concurrently with the consummation of that Acquisition, a Senior Officer of the Borrower Representative shall have delivered to the Administrative Agent a certificate stating that the foregoing conditions in this definition have been satisfied.

“Permitted ADM Factoring Arrangement” means the sale of ADM Receivables by Quest in the ordinary course of business, pursuant to the ADM/BOA Factoring Agreement so long as (a) all purchases of ADM Receivables under such agreement are made without recourse to Quest, with the purchaser assuming all credit risk with respect to the ADM receivables purchased, and (b) the net cash proceeds from such sale are deposited in an account established with the Agent or in an account subject to a Control Agreement, in form and substance satisfactory to Agent at its sole option.

“Permitted Liens” – a Lien expressly permitted under this Agreement pursuant to subsection 9.2.2.

“Person” – an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” – an employee benefit plan now or hereafter maintained for employees of any Loan Party or any of their Subsidiaries that is covered by Title IV of ERISA.

“Platform” – as defined in subsection 13.8.2.

“Pledge Agreements” – each pledge agreement executed by the Loan Parties or any one of them, as applicable, granting in favor of Administrative Agent, for the benefit of itself and Lenders, a Lien on the Equity Interests of the Subsidiaries of such Loan Party or Loan Parties, in each case as amended, restated, supplemented or otherwise modified from time to time.

“PNC” – as defined in the preamble to this Agreement.

“Prime Rate” – the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. If multiple Prime Rates are quoted in the Money Rates Section of The Wall Street Journal, then the highest Prime Rate will be the Prime Rate hereunder. In the event that the Prime Rate is no longer published by The Wall Street Journal in the “Money Rates” or similar table, then the Administrative Agent may select an alternative published index based upon comparable information as a substitute Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Percentage” – (i) with respect to each Revolving Credit Lender, the percentage equal to its Revolving Credit Commitment divided by the aggregate of all Revolving Credit Commitments and (ii) with respect to each Term Loan Lender, the percentage equal to its Term Loan Commitment divided by the aggregate of all Term Loan Commitments.

“Proceeding” – any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator.

“Product Obligations” – every obligation of any Borrower or any other Loan Party under and in respect of any one or more of the following types of services or facilities extended to such Borrower or any other Loan Party by Bank, Administrative Agent, any Lender or any of their respective Affiliates: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower or any other Loan Party pursuant to agreement or overdraft, (iii) treasury management, including controlled disbursement services, (iv) Derivative Obligations, (v) commercial cards (including so-called “procurement cards” or “P-cards”), and (vi) supply chain financing and supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases).

“Projections” – for Holdings and its Subsidiaries forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, prepared on a consistent basis with the historical financial statements of Holdings and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Property” – any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified ECP Guarantor” – in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” – any Equity Interest issued by Holdings (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Quest” – as defined in the preamble to this Agreement.

“Quest Equipment” – as defined in the preamble to this Agreement.

“Recipient” – (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Register” – as defined in subsection 13.5.5.

“Regulation U” – Regulation U of the FRB.

“Related Agreements” – the Green Remedies Acquisition Agreement and all agreements, instruments, and documents executed or delivered in connection with the Green Remedies Agreement and the Green Remedies Acquisition.

“Related Parties” – with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” – as defined in Section 12.9.

“Reportable Event” – a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Reserves” – reserves in such amounts, and with respect to such matters, as Collateral Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the Borrowing Base or Excess Availability, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) other sums chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement and any sales tax accruals as of the Closing Date until paid in full and evidence of the payment of such sales tax owing has been delivered to the Administrative Agent; (iii) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any Property of any Loan Party which constitutes Collateral; (iv) amounts owing by any Loan Party in connection with Product Obligations (provided, on the Closing Date, Administrative Agent is not including a reserve for commercial cards, but reserves the right to add at any time in its reasonable discretion), including, without limitation, the Derivative Obligations Reserve; (v) rent for locations at which books, records, or Equipment is stored and as to which Administrative Agent has not received a satisfactory landlord’s agreement or bailee letter, as applicable; and (vi) such other specific events, conditions or contingencies as to which Collateral Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder; provided, that, notwithstanding the foregoing, Collateral Agent shall not establish any Reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts or Eligible Unbilled Accounts, as applicable.

“Restricted Payment” – as defined in Section 9.2.3.

“Restrictive Agreement” – an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or any Subsidiary of any Loan Party to incur or repay Debt, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Debt, or to repay any intercompany Debt.

“Revolving Commitment Period” – the period after (and not including) the Closing Date to, but not including, the Revolving Termination Date.

“Revolving Credit Commitment” – with respect to any Lender, the amount of such Lender’s Revolving Credit Commitment pursuant to subsection 2.1.1, as set forth next to such Lender’s name on Schedule 1 hereto, or any Assignment and Acceptance Agreement executed by such Lender.

“Revolving Credit Commitments” – the aggregate amount of such commitments of all Lenders.

“Revolving Credit Lender” – a Lender with a Revolving Credit Commitment.

“Revolving Credit Loan” – a Loan made by any Revolving Credit Lender pursuant to Section 2.1, including (unless the context otherwise requires) Overadvances.

“Revolving Credit Maturity Date” – December 30, 2029.

“Revolving Credit Maximum Amount” – Forty-Five Million Dollars ($45,000,000), as such amount may be increased or reduced from time to time pursuant to the terms hereof.

“Revolving Credit Notes” – any promissory notes executed by Borrowers in favor of each Revolving Credit Lender that requests a Revolving Credit Note to evidence its Revolving Credit Loans, which shall be in the form of Exhibit 2.1 to this Agreement, together with any replacement or successor notes therefor.

“Revolving Daily Unused Fee Amount” – for any day, (a) the Revolving Daily Unused Fee Rate for such day, multiplied by (b) the actual amount of such day by which the Revolving Credit Commitment exceeds the Aggregate Revolving Extensions.

“Revolving Daily Unused Fee Rate” – for any day, (a) an annual fixed rate of 0.25%, if on such day the quotient of the Aggregate Revolving Extensions divided by the Revolving Credit Commitment is greater than or equal to 50% or (b) an annual fixed rate of 0.375%, if on such day the quotient of the Aggregate Revolving Extensions divided by the Revolving Credit Commitment is less than 50%.

“Revolving Termination Date” – the Revolving Credit Maturity Date or such earlier date on which the Revolving Credit Commitments shall terminate or be terminated in full as provided herein.

“RWS” means RWS Facility Services, LLC, a Delaware limited liability company and each of its Subsidiaries.

“RWS Acquisition” means that acquisition by Holdings or its Subsidiaries of all of the issued and outstanding Equity Interests of RWS pursuant to the RWS Acquisition Agreement.

“RWS Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of the Second Amendment Effective Date (as amended, restated, supplemented or otherwise modified as permitted hereunder), by and among Rome Holdings, LLC, M&A Business Consulting, Inc., the other sellers party thereto and Quest Sustainability Services, Inc., RWS and Sustainable Solutions Group, LLC.

“RWS Acquisition Documents” means the RWS Acquisition Agreement and all agreements, instruments, and documents executed or delivered in connection with the RWS Acquisition.

“S&P” – Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Schedule of Accounts” – as defined in subsection 7.2.1.

~~“Screen Rate” – has the meaning set forth in the definition of “LIBOR” herein.~~

“SEC” – the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Second Amendment Effective Date” means December 7, 2021.

“Security Documents” – the Control Agreements, the Guaranty Agreements, the Pledge Agreements, the Mortgages, the Intellectual Property Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.”

“Senior Net Leverage Ratio” – as of any date of determination, the ratio of (a) Total Senior Debt as of such date to (b) Consolidated EBITDA for the most recently ended ~~twelve month period~~Computation Period, and if such date is not the last day of a Fiscal Quarter, for the most recently ended twelve month period for which financials have been delivered~~.~~, provided, however, that if the Computation Period for purposes of computing the Senior Net Leverage Ratio is less than twelve (12) months, the Consolidated EBITDA for such period shall be annualized based on the actual, reported Consolidated EBITDA achieved during such Computation Period (for example, if the Computation Period was three (3) months, the Consolidated EBITDA attained during such Computation Period would be multiplied by four to arrive at an annualized Consolidated EBITDA amount for purposes of computing the Senior Net Leverage Ratio). For the purposes of determining the applicable amount described in clause (b), above, in connection with calculating the financial covenant set forth in Section 9.2.12(ii) for any Computation Period ending on or prior to December 31, 2025, such amount shall be calculated without giving effect to any adjustments for Cost Savings pursuant to clause (a)(xvi) of the definition of “EBITDA”.

“Senior Officer” – with respect to any Loan Party, any of the president, chief executive officer, the chief financial officer, or the treasurer of that Loan Party

“Side Letter” – that certain Side Letter, dated as of the Closing Date, by and among the Loan Parties, the Administrative Agent and the Lenders.

“Sixth Amendment” means that certain Sixth Amendment to Loan, Security and Guaranty Agreement, dated on or about the Sixth Amendment Effective Date, by and among the Borrowers, the Guarantors, the Administrative Agent, the Collateral Agent, and the Lenders party thereto from time to time.

“Sixth Amendment Effective Date” means May 12, 2025.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean the following:

Loan Type	Interest Period	SOFR Adjustment
Revolving Credit Loans / LC Obligations	One (1) month Interest Period	Zero basis points (0.00%)
Revolving Credit Loans / LC Obligations	Three (3) month Interest Period	Zero basis points (0.00%)
Term Loans	One (1) month Interest Period	Zero basis points (0.00%)
Term Loans	Three (3) month Interest Period	Zero basis points (0.00%)

“SOFR Conversion Date” means October 1, 2022.

“SOFR Determination Date” shall have the meaning set forth in the definition of Daily Simple SOFR.

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“SOFR Rate Day” shall have the meaning set forth in the definition of Daily Simple SOFR.

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” – as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Debt (including contingent debts), (ii) is able to pay all of its Debt as such Debt matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Specified Event of Default” means any Event of Default pursuant to Sections 11.1.1, 11.1.3 or 11.1.9 (but in the case of Section 11.1.3, solely with respect to a failure to comply with the provisions of Sections 9.1.3, 9.1.4 and 9.2.12).

“Specified Financial Covenant” – as defined in Section 11.6(a).

“Specified Financial Covenant Default” – as defined in Section 11.6(a).

“Subordinated Debt” – Debt of any Loan Party or any Subsidiary of any Loan Party that is subordinated to the Obligations in a manner satisfactory to Administrative Agent, and contains terms, including without limitation, payment terms, satisfactory to Administrative Agent.

“Subsidiary” – with respect to any Person, a corporation, partnership, limited liability company, or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than 50% of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries in this Agreement refers to Subsidiaries of Holdings. Unless the context otherwise requires, each reference to Subsidiaries in this Agreement refers to Subsidiaries of Holdings.

“Swap Obligation” – with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” – any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges, similar fees or withholdings imposed under applicable law and/or by any governmental authority that are in the nature of a tax, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to any of the foregoing.

“Term” – as defined in Section 5.1.

“Term Loan” – means, individually and collectively, the Term Loan (Fourth Amendment) and the Term Loan (Fifth Amendment).

“Term Loan (Fifth Amendment)” shall have the meaning set forth in Section 2.3.

“Term Loan (Fourth Amendment)” shall have the meaning set forth in Section 2.3.

“Term Loan Advances (Fifth Amendment)” – as defined in Section 2.3.2.

“Term Loan Amortization Commencement Date (Fifth Amendment)” means the earlier to occur of: (i) the date that all Term Loans (Fifth Amendment) have been funded in accordance with the Term Loan Commitment (Fifth Amendment) (such that the remaining Term Loan Commitment (Fifth Amendment) is $0.00); or (ii) the first anniversary of the Fifth Amendment Effective Date.

“Term Loan Commitment (Fifth Amendment)” – with respect to any Lender, the amount of such Lender’s Term Loan Commitment (Fifth Amendment) pursuant to Section 2.3, as set forth next to such Lender’s name on Schedule 1 hereto or any Assignment and Acceptance Agreement executed by such Lender, minus all Term Loan (Fifth Amendment) amounts funded by such Lender.

“Term Loan Daily Unused Fee Amount” – for any day during the Term Loan Draw Period (Fifth Amendment), (a) (i) the Term Loan Daily Unused Fee Rate for such day, multiplied by (ii) the actual amount of such day by which the Term Loan Commitment (Fifth Amendment) exceeds the Term Loans (Fifth Amendment) made hereunder, or (b) $0 for any day after the Term Loan Draw Period (Fifth Amendment).

“Term Loan Daily Unused Fee Rate” – for any day, (a) an annual fixed rate of 0.25%, if on such day the quotient of Term Loans (Fifth Amendment) made hereunder divided by the Term Loan Commitment (Fifth Amendment) is greater than or equal to 50%, or (b) an annual fixed rate of 0.375%, if on such day the quotient of Term Loans (Fifth Amendment) made hereunder divided by the Term Loan Commitment (Fifth Amendment) is less than 50%.

“Term Loan Draw Period (Fifth Amendment)” – the period beginning on the Fifth Amendment Effective Date up to ~~an including the first anniversary of the Fifth~~the Sixth Amendment Effective Date.

“Term Loan Lender” – a Lender that has funded a Term Loan (Fourth Amendment), any Lender that has funded a Term Loan (Fifth Amendment), or any Lender with a Term Loan Commitment (Fifth Amendment).

“Term Loan Maturity Date (Fifth Amendment)” – December 30, 2029.

“Term Loan Maturity Date (Fourth Amendment)” – December 30, 2029

“Term Loan Notes” – any promissory notes executed by Borrowers in favor of each Term Loan Lender that requests a Term Loan Note to evidence its Term Loans, which shall be in the form of Exhibit 2.3 to this Agreement, together with any replacement or successor notes therefor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Determination Date” shall have the meaning set forth in the definition of Term SOFR Rate.

“Term SOFR Loan Prepayment Fee” – as defined in subsection 4.1.9.

“Term SOFR Loans” – the Term SOFR Revolving Credit Loans and/or the Term SOFR Term Loans.

“Term SOFR Option” – the option granted pursuant to Section 4.1 to have the interest on all or any portion of the principal amount of the Revolving Credit Loans or any Term Loan Advance based on the Term SOFR Rate.

“Term SOFR Rate” shall mean, with respect to any Term SOFR Loan for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower Representative on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term SOFR Revolving Credit Loan” – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to the Term SOFR Rate.

“Term SOFR Term Loan” – any portion of the Term Loan for the periods when the rate of interest applicable to such portion of the Term Loan is calculated by reference to the Term SOFR Rate.

“Termination Event” – with respect to a Pension Plan that is subject to Title IV of ERISA, the following: (a) a Reportable Event; (b) the withdrawal of any Borrower or any other member of the Controlled Group from that Pension Plan during a plan year in which that Borrower or other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; (c) the termination of that Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of that Pension Plan as a termination under Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate that Pension Plan; or (e) any event or condition that might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, that Pension Plan.

“Third Amendment Effective Date” means December 2, 2022.

“Total Credit Facility” – prior to the expiration of the Term Loan Draw Period (Fifth Amendment), $50,872,802 and thereafter, the sum of the Revolving Credit Maximum Amount and the Term Loan Advances outstanding, as increased or reduced from time to time pursuant to the terms hereof.

“Total Plan Liability” – at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Total Senior Debt” – all (a) Debt of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding (u) contingent obligations in respect of Contingent Liabilities (except to the extent constituting (1) Contingent Liabilities in respect of Debt of a Person other than any Loan Party, or (2) Contingent Liabilities in respect of undrawn letters of credit), (v) Debt of any Borrower to any other Loan Party and Debt of any Subsidiary to any Borrower or to any other Subsidiary, (w) any Debt that is unsecured or contractually subordinated to the Obligations in form and substance reasonably satisfactory to the Administrative Agent, (x) obligations with respect to earn-out payments for Permitted Acquisitions until due and payable, and (y) obligations for any leased real property to the extent unsecured and not constituting debt for borrowed money) minus (b) unrestricted cash and Cash Equivalent Investments of Holdings and its Subsidiaries in deposit accounts subject to Control Agreements in favor of the Acquisition Term Agent and the Administrative Agent in an aggregate amount not to exceed $1,000,000 (or such greater amount as the Administrative Agent shall agree in writing in its sole discretion) (but excluding, for the avoidance of doubt, the cash proceeds of any Delayed Draw Term ~~Loan~~Loans or any Incremental Facilities (as each term is defined in the Acquisition Term Loan Agreement)) as of any applicable date of determination, minus (c) solely for purposes of determining compliance with the financial covenant set forth in Section 9.2.12(ii) for the Fiscal Quarter ending March 31, 2025, up to $1,500,000 of the cash proceeds actually used to prepay outstanding Revolving Credit Loans pursuant to that certain Amendment, Consent and Partial Release Agreement, dated March 28, 2025, among the Administrative Agent, the Lenders and the Loan Parties; provided, that for all purposes of calculating the Senior Net Leverage Ratio under the Loan Documents, the amount of outstanding Revolving Credit Loans for purposes of clause (a) above shall be calculated by taking the average of such outstanding Revolving Credit Loans at the end of each business day for the trailing ninety (90) day period (or, if prior to the date that is ninety (90) days following the Closing Date, the period from the First Amendment Effective Date to the date the Senior Net Leverage Ratio is being tested) (the averaging of such outstanding revolving loans, the “Revolver Averaging Mechanic”).

“Type of Organization” – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

“UCC” – the Uniform Commercial Code as in effect in the State of Texas on the date hereof, as it may be amended or otherwise modified.

“Unfunded Liability” – the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unused Line Fee” – as defined in Section 3.5.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” – any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” – as defined in subsection 3.11.3.

“Voting Agreements” – (a) that certain Voting Agreement, dated as of April 11, 2019, by and among (i) Mitchell A. Saltz, Jeffery D. Forte, Brian Dick and each of their respective affiliates, (ii) Hampstead Park Capital Management, LLC and (iii) Holdings, (b) that certain Stock Grant Agreement, dated as of the First Amendment Effective Date, by and among Holdings and Green Remedies, in each case, as the same may be amended or otherwise modified as permitted hereunder and (c) any similar agreements or arrangements relating to voting matters and/or affecting the constitution of the board of directors of Holdings.

“Warrant Holder” – Monroe Capital or any of its affiliates or controlled investment vehicles.

“Warrant Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among Holdings and the Warrant Holder, as amended, restated, supplemented or otherwise modified from time to time as permitted thereunder.

“Warrants” – collectively (a) that certain Warrant to Purchase Common Stock, dated as of the First Amendment Effective Date, issued by Holdings to the Warrant Holder and (b) any further warrant issued by Holdings to the Warrant Holder.

“Wholly-Owned Subsidiary” – as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by that Person and/or another Wholly-Owned Subsidiary of that Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiaries refers to Wholly-Owned Subsidiaries of Holdings.

“Write-Down and Conversion Powers” – with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

1.3 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits and schedules appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

1.4 Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, requirement or covenant in this Agreement or any related definition, and either the Loan Parties or Majority Lenders shall so request, Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio, requirement, covenant or definition to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Majority Lenders); provided that, until so amended, (i) such ratio, requirement, covenant or definition shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio, requirement, covenant or definition made before and after giving effect to such change in GAAP.

1.5 Divisions. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies, including any “Division” or other process or action permitted under Section 18-217 of Title 6 of the Delaware Code, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.6 Notification and Limitation of Liability – LIBOR and Related Matters. The interest rate on LIBOR Loans is determined by reference to LIBOR, which is derived from the London Interbank Offered Rate, and the London Interbank Offered Rate is currently administered by ICE Benchmark Administration Limited (“IBA”). The U.K. Financial Conduct Authority announced in July 2017 that, after December 31, 2021, it would no longer persuade or compel contributing banks to make rate submissions to IBA. As a result, it is possible that the London Interbank Offered Rate may no longer be available after such date or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Term SOFR Loans. Section 4.9 provides a mechanism for (a) determining an alternative rate of interest in the event that LIBOR (or any then-current Benchmark, as defined in Section 4.9) or any component thereof is no longer available or in the other circumstances set forth in that Section and (b) modifying this Agreement to give effect to such alternative rate of interest. Furthermore, in the third amendment to this Agreement, which became effective upon the Third Amendment Effective Date, the partieS AGREED THAT FROM AND AFTER THE THIRD AMENDMENT EFFECTIVE DATE, NO NEW LIBOR LOANS WOULD EXTENDED AND THAT ON OR AFTER THE SOFR CONVERSION DATE, NO OUTSTANDING LIBOR LOANS WOULD EXIST, WITH ANY SUCH OUTSTANDING LIBOR LOANS BEING CONVERTED TO BASE RATE LOANS ON THE SOFR CONVERSION DATE. Neither the Administrative Agent nor PNC individually, nor any Affiliate of PNC, warrants or accepts any responsibility for, or shall have any liability with respect to, (i) the administration or submission of, or any other matter related to, the London Interbank Offered Rate, LIBOR (or any component thereof) or any such other Benchmark (or any component thereof) or, in each case, with respect to any alternative or successor rate thereto or replacement rate thereof, including, without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Agreement, will have the same value as, or be economically equivalent to, LIBOR or any such other Benchmark that is replaced, or (ii) the effect, implementation or composition of any Conforming Changes. ~~References herein to a component of, or a published component used in the calculation of, LIBOR are deemed to include the Screen Rate.~~

Article II. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $50,872,802 as increased or decreased from time to time pursuant to the terms hereof, available upon Borrowers’ request therefor, as follows:

2.1 Revolving Credit Loans.

2.1.1 Revolving Credit Commitments. Each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers from time to time during the Revolving Commitment Period, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 4.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) the product of such Revolving Credit Lender’s Pro Rata Percentage and the amount of the Line Cap at such time, minus, in each case, the product of such Revolving Credit Lender’s Pro Rata Percentage and an amount equal to the sum of the LC Amount. Within the foregoing limits, Borrowers may borrow, repay and reborrow Revolving Credit Loans. The Revolving Credit Loans shall be secured by all of the Collateral.

2.1.2 Overadvances. Insofar as (i) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may request and Administrative Agent (as provided below) may be willing in its sole and absolute discretion to make Revolving Credit Loans to Borrowers or (ii) Administrative Agent, in its sole discretion, makes Revolving Credit Loans on behalf of Lenders, if Administrative Agent, in its reasonable credit judgment, deems that such Revolving Credit Loans are necessary or desirable (a) to protect all or any portion of the Collateral, (b) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 3.7 and 3.8, in each case, at a time when the unpaid balance of Revolving Credit Loans plus the LC Amount exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Administrative Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Revolving Credit Lenders ratably in accordance with their respective Pro Rata Percentages. The foregoing notwithstanding, (i) unless otherwise consented to by Majority Lenders, Overadvances shall not be outstanding for more than sixty (60) consecutive days, and (ii) unless otherwise consented to by all Lenders, no Overadvances shall be permitted to the extent that such Overadvances would cause the Aggregate Revolving Extensions to exceed the Revolving Credit Maximum Amount.

2.2 Letters of Credit.

2.2.1 Letters of Credit Commitment.

(i) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 2.2.3(i), agrees to issue Letters of Credit for the account of any Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (A) the LC Amount shall exceed the LC Sublimit, or (B) the principal amount of all Revolving Credit Loans then outstanding plus the LC Amount, shall not exceed the Line Cap.

(ii) Each Letter of Credit shall (A) be denominated in U.S. Dollars, (B) have a face amount of at least $50,000 (unless otherwise agreed by the Issuing Bank), and (C) expire no later than the earlier of (1) the first anniversary of its date of issuance and (2) the date that is ten (10) Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (2) above).

(iii) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if:

(a) the issuance of such Letter of Credit would conflict with, or cause the Issuing Bank or any Revolving Credit Lender to exceed any limits imposed by, any Applicable Law;

(b) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(c) any Revolving Credit Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral for Letters of Credit, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to subsection 4.11.2) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(d) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(iv) The Issuing Bank shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the documents associated therewith as fully as if the term “Administrative Agent” as used in Section 12 included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

(v) References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the content otherwise requires.

2.2.2 Procedure for Issuance of Letters of Credit. Borrower Representative may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an LC Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other Issuer Documents and information as the Issuing Bank may request. Upon receipt of any LC Application, the Issuing Bank will process such LC Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the LC Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and any Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

2.2.3 LC Participations.

(i) The Issuing Bank irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each LC Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such LC Participant’s own account and risk an undivided interest equal to such LC Participant’s Revolving Credit Lender’s Pro Rata Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each LC Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such LC Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such LC Participant’s Revolving Credit Lender’s Pro Rata Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(ii) If any amount required to be paid by any LC Participant to the Issuing Bank pursuant to subsection 2.2.3(i) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three (3) Business Days after the date such payment is due, such LC Participant shall pay to the Issuing Bank on demand an amount equal to the product of (A) such amount, times, (B) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times, (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.

If any such amount required to be paid by any LC Participant pursuant to subsection 2.2.3(i) is not made available to the Issuing Bank by such LC Participant within three (3) Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such LC Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Revolving Credit Loans. A certificate of the Issuing Bank submitted to any LC Participant with respect to any amounts owing under this Section 2.2 shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any LC Participant its pro rata share of such payment in accordance with subsection 2.2.3(i), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such LC Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such LC Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(iv) Each LC Participant’s obligation to purchase participating interests pursuant to subsection 2.2.3(i) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such LC Participant or any Borrower may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 10; (C) any adverse change in the condition (financial or otherwise) of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.2.4 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Issuing Bank for the amount of (i) the draft so paid and (ii) any taxes, fees, charges or other out-of-pocket costs or expenses incurred by the Issuing Bank in connection with such payment, not later than 12:00 Noon (Central time), on (A) the Business Day that the Borrower Representative receives notice of such draft, if such notice is received on such day prior to 10:00 A.M (Central time), or (B) if clause (A) above does not apply, the Business Day immediately following the day that the Borrower Representative receives such notice. Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in U.S. Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at (x) until the Business Day next succeeding the date of the relevant notice, the interest rate for Base Rate Revolving Credit Loans and (y) thereafter, the Default Rate.

2.2.5 Obligations Absolute. The Borrowers’ obligations under this Section 2.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, recoupment or defense to payment that any Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrowers’ LC Reimbursement Obligations under subsection 2.2.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. THE ISSUING BANK SHALL NOT BE LIABLE FOR ANY ERROR, OMISSION, INTERRUPTION OR DELAY IN TRANSMISSION, DISPATCH OR DELIVERY OF ANY MESSAGE OR ADVICE, HOWEVER TRANSMITTED, IN CONNECTION WITH ANY LETTER OF CREDIT, EXCEPT FOR ERRORS OR OMISSIONS FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ISSUING BANK. THE BORROWERS AGREE THAT ANY ACTION TAKEN OR OMITTED BY THE ISSUING BANK UNDER OR IN CONNECTION WITH ANY LETTER OF CREDIT OR THE RELATED DRAFTS OR ISSUER DOCUMENTS, IF DONE IN THE ABSENCE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, SHALL BE BINDING ON THE BORROWERS AND SHALL NOT RESULT IN ANY LIABILITY OF THE ISSUING BANK TO ANY BORROWER.

2.2.6 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower Representative of the date and amount thereof. The responsibility of the Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.2.7 Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.3 Term Loan.

2.3.1 Term Loan (Fourth Amendment). The Loan Parties acknowledge and agree that prior to the Fifth Amendment Effective Date, the Lenders extended one or more term loans to the Borrower, in accordance with the terms of this Agreement as it was in effect immediately prior to the Fifth Amendment Effective Date (all such term loans extended pursuant to this Agreement, as in effect before the Fifth Amendment Effective Date, collectively, the “Term Loan (Fourth Amendment)”). The Loan Parties further acknowledge and agree that neither the Administrative Agent, nor any Lender, has any further commitment or obligation to extend any term loans under this Agreement as it was in effect immediately prior to the Fifth Amendment Effective Date~~, and that the only remaining term loan commitments existing on or after the Fifth Amendment Effective Date shall the commitments to provide a Term Loan Advance (Fifth Amendment) in accordance with Section 2.3.2 of this Agreement~~.

2.3.2 Term Loan ~~Commitments~~ (Fifth Amendment). ~~Subject to the terms and conditions of this Agreement and the other Loan Documents, each Term Lender agrees, severally and not jointly, so long as no Default or Event of Default exists, to make one or more advances to Borrower from time to time during the Term Loan Draw Period (Fifth Amendment) (each a “Term Loan Advance (Fifth Amendment)”, and all such Term Loan Advances (Fifth Amendment) the “Term Loan (Fifth Amendment”) in an aggregate principal amount not to exceed eighty percent (80%) of the hard cost (excluding taxes, shipping, delivery, handling, installation and other so-called “soft” costs) evidenced by an invoice not more than six (6) months prior to the date of the proposed advance of Eligible Machinery and Equipment of Borrower specifically identified by Borrower as constituting the basis for the requested Term Loan Advance (Fifth Amendment), which Equipment must constitute Eligible Machinery and Equipment and which Equipment must not have been specifically identified by Borrower with an earlier existing Term Loan advance; provided, however, that the aggregate amount advanced for all such Term Loan Advances (Fifth Amendment) shall not exceed $3,000,000. Amounts repaid with respect to any Term Loan may not be reborrowed.~~The Loan Parties acknowledge and agree that prior to the Sixth Amendment Effective Date, the Lenders extended one or more term loans to the Borrower after the Fifth Amendment Effective Date, in accordance with the terms of this Agreement as it was in effect immediately prior to the Sixth Amendment Effective Date (all such term loans extended pursuant to this Agreement, as in effect after the Fifth Amendment Effective Date and before the Sixth Amendment Effective Date, collectively, the “Term Loan (Fifth Amendment)”). The Loan Parties further acknowledge and agree that neither the Administrative Agent, nor any Lender, has any further commitment or obligation to extend any term loans under this Agreement as it was in effect immediately prior to the Sixth Amendment Effective Date

2.3.3 [Reserved].

~~2.3.3 Procedures. Borrower shall comply with the following procedures in requesting a Term Loan Advance (Fifth Amendment):~~

~~(i) All requests for a Term Loan Advance (Fifth Amendment) must be in writing to Administrative Agent and must include a description of the relevant Equipment, the amount of the requested Term Loan Advance (Fifth Amendment), and all other documents, agreements and information as reasonably required by Administrative Agent.~~

~~(ii) Each Term Loan Advance (Fifth Amendment) must be in a minimum amount of at least $250,000.~~

~~(iii) All requests for a Term Loan Advance (Fifth Amendment) must be made in advance of and provide sufficient time for the Administrative Agent, if requested, to receive an appraisal satisfactory to it in its reasonable discretion prior to the requested date of such Term Loan Advance (Fifth Amendment).~~

~~(iv) All requests for a Term Loan Advance (Fifth Amendment) must be made during the Term Loan Draw Period (Fifth Amendment).~~

Article III. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate; provided that in no event shall the Applicable Margin then in effect plus the Base Rate at any time be less than the Applicable Margin plus two percent (2%) per annum. Such rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the ~~LIBOR Option or~~ Term SOFR Option as provided in Section 4.1, interest shall accrue on the principal amount of the ~~LIBOR Loans and~~ Term SOFR Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus ~~either (x) for LIBOR Loans, LIBOR, or (y)~~ for TERM SOFR Loans, the Term SOFR Rate applicable to each Term SOFR Loan for the corresponding Interest Period, plus for Term SOFR Loans, the SOFR Adjustment for the applicable Interest Period; provided that in no event shall the Applicable Margin then in effect plus ~~either (x) for a LIBOR Loan, LIBOR applicable to any such LIBOR Loan, or (y)~~ for a Term SOFR Loan, the Term SOFR Rate applicable to such Term SOFR Loan, plus for a Term SOFR Loan, the SOFR Adjustment, at any time be less than the Applicable Margin then in effect, plus the SOFR Adjustment, plus one percent (1%) per annum.

3.1.2 Default Rate of Interest. At the option of Administrative Agent, upon and after the occurrence of an Event of Default, and during the continuation thereof, all Obligations shall bear interest or earn fees at a rate per annum equal to 2.0% plus the rate otherwise applicable thereto (the “Default Rate”).

3.1.3 Maximum Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or any extension of credit under the Loan Documents, together with all fees, charges and other amounts that are treated as interest on such Loan or extension of credit under Applicable Law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by any Lender, Agent or Issuing Bank in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been paid in respect of such Loan or extension of credit but were not paid as a result of the operation of this subsection shall be cumulated and the interest and Charges payable to such Lender, Agent or Issuing Bank shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender, Agent or Issuing Bank. Any amount collected by such Lender, Agent or Issuing Bank that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or extension of credit or refunded to Borrowers so that at no time shall the interest and Charges paid or payable in respect of such Loan or extension of credit exceed the maximum amount collectible at the Maximum Rate. To the extent Chapter 303 of the Texas Finance Code is relevant to such Lender, Agent or Issuing Bank for purposes of determining the Maximum Rate, such Lender, Agent or Issuing Bank may elect to determine the Maximum Rate under the Texas Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to in Chapter 303 of the Texas Finance Code; subject, however, to any right such Lender, Agent or Issuing Bank subsequently may have under Applicable Law to change the method of determining the Maximum Rate.

3.2 Computation of Interest and Fees. Interest with respect to Base Rate ~~Loans, LIBOR~~ Loans, Term SOFR Loans, Letter of Credit fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).

3.3 Fee Letter. Borrowers shall pay to Administrative Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Administrative Agent (the “Fee Letter”).

3.4 Letter of Credit Fees. Borrowers shall pay to Administrative Agent (i) for the ratable benefit of Revolving Credit Lenders, a per annum fee equal to, (A) at any time prior to the Third Amendment Effective Date, the Applicable Margin then in effect for Revolving Credit Loans, multipled by the aggregate undrawn available amount of such Letters of Credit outstanding from time to time during the term of this Agreement, or (B) on and after the Third Amendment Effective Date, the sum of: (x) the Applicable Margin then in effect for Term SOFR Revolving Credit Loans, plus (y) the SOFR Adjustment for an Interest Period of three (3) months, multiplied by (z) the aggregate undrawn available amount of such Letters of Credit outstanding from time to time during the term of this Agreement, (ii) for the benefit of Issuing Bank, all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or as advised by Administrative Agent or Issuing Bank, and (iii) for the benefit of Issuing Bank, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit outstanding from time to time during the term of this Agreement. Such fees and charges shall be payable in arrears on each LC Fee Payment Date or as advised by Administrative Agent or Issuing Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.5 Unused Line Fees.

3.5.1 On each Fee Payment Date, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, a commitment fee equal to the sum of the Revolving Daily Unused Fee Amounts for each day of the Fee Period immediately preceding such Fee Payment Date. On the Revolving Termination Date, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, a commitment fee equal to the sum of the Revolving Daily Unused Fee Amounts for each day of the period from the immediately preceding Fee Payment Date up to but not including the Revolving Termination Date.

3.5.2 On each Fee Payment Date, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, a commitment fee equal to the sum of the Term Loan Daily Unused Fee Amounts for each day of the Fee Period immediately preceding such Fee Payment Date. On the Term Loan Termination Date, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, a commitment fee equal to the sum of the Term Loan Daily Unused Fee Amounts for each day of the period from the immediately preceding Fee Payment Date up to but not including the Term Loan Termination Date.

3.5.3 The fees in this Section shall be due and payable in arrears on each Fee Payment Date, the Revolving Termination Date, and the Term Loan Termination Date.

3.6 Other Fees.

3.6.1 On the Fourth Amendment Effective Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a $100,000 extension fee, which amount shall be immediately earned and payable in immediately available funds on the Fourth Amendment Effective Date.

3.6.2 On the Fifth Amendment Effective Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a $127,182 extension fee, which amount shall be immediately earned and payable in immediately available funds on the Fifth Amendment Effective Date.

3.6.3 On the Sixth Amendment Effective Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a $117,412.13 amendment fee, which amount shall be immediately earned and payable in immediately available funds on the Sixth Amendment Effective Date.

3.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) any Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, or (ii) any Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (a) any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs, (b) any attempt to enforce any rights of Administrative Agent or any Lender against any Borrower or any other Person which may be obligated to Administrative Agent or any Lender by virtue of this Agreement or any of the other Loan Documents or (c) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral, including, without limitation, any excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof; then all such legal and accounting expenses, other costs and out-of-pocket expenses of Administrative Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that, in the case of each of clauses (i) and (ii), any such legal expenses shall be limited to one counsel for Administrative Agent and one local counsel in each appropriate jurisdiction, if necessary, and, in the case of clause (ii), one additional counsel for all Lenders other than Administrative Agent. All amounts chargeable to Borrowers under this Section 3.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Administrative Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time. Borrowers shall also reimburse Administrative Agent for expenses incurred by any Agent to the extent and in the manner provided in Sections 3.8 and 3.9 hereof.

3.8 Bank Charges. Borrowers shall pay to Administrative Agent, on demand, any and all fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Administrative Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any check or item of payment received or delivered to Administrative Agent or any Lender on account of the Obligations.

3.9 Appraisals; Field Examinations. Each Loan Party will permit, and will cause each Subsidiary to permit, each Agent and its representatives to (i) conduct field examinations with respect to the Collateral and (iii) after the outstanding principal balance of the Term Loan exceeds $500,000, obtain full or desktop appraisals (or updates of existing appraisals) of all Equipment of each Loan Party or Subsidiary in form and substance satisfactory to Collateral Agent from an appraiser selected and engaged by Collateral Agent, provided that, no more than one appraisal and two field examinations during any calendar year will be at Borrowers’ cost and expense, unless (i) an Excess Availability Triggering Event has occurred and until such Cure Date, or (ii) a Default or an Event of Default exists, in which case one additional appraisal (for the avoidance of doubt, permitted regardless of the then outstanding principal balance of the Term Loan) and one additional field examination per calendar year will be at Borrowers’ cost and expense. Administrative Agent may, in its discretion upon prior notice to Borrowers, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor.

3.10 Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time.

3.11 Taxes.

3.11.1 No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than Excluded Taxes (collectively, “Indemnified Taxes”). If Applicable Law requires a deduction for any such Indemnified Taxes from or in respect of any sum payable hereunder to Administrative Agent, Issuing Bank or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Administrative Agent, Issuing Bank or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

3.11.2 Indemnification for Taxes. The Loan Parties shall jointly and severally indemnify Administrative Agent, Issuing Bank and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Administrative Agent, Issuing Bank or such Lender or required to be withheld or deducted from a payment to Administrative Agent, Issuing Bank or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Loan Parties by Issuing Bank or a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of Issuing Bank or a Lender, shall be conclusive absent manifest error. Notwithstanding any contrary provision in this Agreement, the obligation of the Loan Parties under this Section 3.11 shall survive the payment in full of the Obligations and the termination of this Agreement.

3.11.3 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to any payments made hereunder or under any other Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by the Loan Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or Administrative Agent as will the Loan Parties, Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing:

(i) each U.S. Lender shall deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) each Foreign Lender shall deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding, and such other documentation as required by the Code;

(b) executed originals of IRS Form W-8ECI (or any successor forms);

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881I of the Code, (x) certificates substantially in the form of Exhibit 3.11 (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(d) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents (or successor forms) from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership (and not a participating lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or Administrative Agent to determine the withholding or deduction required to be made; and (iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or Administrative Agent as may be necessary for the Loan Parties and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and/or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Loan Parties and Administrative Agent in writing of its inability to do so. Notwithstanding any other provisions of this subsection 3.11.3, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

3.12 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Documents, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Article IV. LOAN ADMINISTRATION

4.1 Procedures for Borrowing and ~~LIBOR/~~Term SOFR Option. Borrowings under the credit facility established pursuant to Section 2 hereof shall be as follows:

4.1.1 Loan Requests. Requests for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner:

(i) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $500,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Revolving Credit Loans) and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Central time) on the proposed borrowing date (or in accordance with subsection 4.1.7 or 4.1.8, as applicable, in the case of a request for a ~~LIBOR Loan or~~ Term SOFR Loan). There shall be no minimum borrowing amount for Base Rate Revolving Credit Loans during the period of time Cash Dominion is in effect. Notwithstanding the foregoing, a notice of its intention to borrow shall not be required to be delivered if the Borrowers and Administrative Agent have implemented automatic sweep to line functionality such that Revolving Credit Loans are automatically funded to the Borrowers’ operating account to fund the payments of disbursements from such operating account.

(ii) On the date on which any amount required to be paid under this Agreement, whether as interest, repayment of LC Obligations pursuant to Section 2.2, or for any other Obligation, becomes due and payable, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall be deemed irrevocably to have made a request for a Revolving Credit Loan on such due date in the amount required to pay such interest or other Obligation.

4.1.2 Disbursement. The proceeds of each Revolving Credit Loan requested pursuant to subsection 4.1.1(i) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds, in the case of the initial requested borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent requested borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Administrative Agent from time to time or elsewhere if pursuant to a written direction from Borrower Representative. The proceeds of each Revolving Credit Loan that is deemed requested pursuant to subsection 4.1.1(ii) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Administrative Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Administrative Agent immediately upon the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Administrative Agent or any Lender.

4.1.3 Payment by Lenders. Administrative Agent shall give to each Lender prompt written notice by facsimile, e-mail or otherwise of the receipt by Administrative Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the ~~LIBOR Option or~~ Term SOFR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Pro Rata Percentage). Each Lender shall, not later than 12:00 p.m. (Central time) on such requested date, wire to a bank designated by Administrative Agent the amount of that Lender’s Pro Rata Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Administrative Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Administrative Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Administrative Agent made the Revolving Credit Loan shall reimburse Administrative Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Administrative Agent in its sole discretion) basis. On each such settlement date, Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Administrative Agent on such Lender’s behalf until Administrative Agent is reimbursed by such Lender, shall be paid to Administrative Agent for its own account.

4.1.4 Authorization. Borrowers hereby irrevocably authorize Administrative Agent, in Administrative Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Credit Loan), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month or quarter, as the case may be, and to pay all fees, costs and expenses and other Obligations at any time owed by any Borrower to Administrative Agent or any Lender hereunder.

4.1.5 [Reserved].

4.1.6 Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Administrative Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Administrative Agent, (ii) Administrative Agent and Issuing Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit to them, and (iii) Administrative Agent may, in Administrative Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Administrative Agent or Issuing Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Administrative Agent nor Issuing Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Administrative Agent’s or Issuing Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Issuing Bank by any Borrower, and neither Administrative Agent nor Issuing Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan or Letter of Credit accepted by Administrative Agent and Issuing Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Administrative Agent and Issuing Bank, if applicable.

4.1.7 ~~LIBOR/~~Term SOFR Loan Request. By delivering a borrowing request to Administrative Agent on or before 10:00 a.m., Central time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably request, on not less than three nor more than five Business Days’ notice, that a ~~LIBOR Loan or~~ Term SOFR Loan be made in a minimum amount of $500,000 and integral multiples of $100,000 with an Interest Period of one month or three months~~; provided, however that, no request for a LIBOR Loan may be made after the Third Amendment Effective Date~~. On the terms and subject to the conditions of this agreement, each ~~LIBOR Loan or~~ Term SOFR Loan shall be made available to Borrowers no later than 11:00 a.m. Central time on the first day of the applicable Interest Period by deposit to the account of the applicable Borrower as shall have been specified in its borrowing request. In no event shall Borrowers be permitted to have outstanding at any one time ~~LIBOR Loans~~ and Term SOFR Loans with more than six different Interest Periods for all such ~~LIBOR Loans and~~ Term SOFR Loans.

4.1.8 Continuation and Conversion Elections/Automatic SOFR Conversion. By delivering a continuation/conversion notice to Administrative Agent on or before 10:00 a.m., Central time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably elect, on not less than three nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any ~~LIBOR Loan or~~ Term SOFR Loan be converted on the last day of an Interest Period into a ~~LIBOR Loan or~~ Term SOFR Loan with a different Interest Period, or continued on the last day of an Interest Period as a Term SOFR Loan with a similar Interest Period, provided, however, that no ~~LIBOR Loan or Term SOFR Loan may be converted or continued to a LIBOR Loan after the Third Amendment Effective Date, and that no~~ portion of the outstanding principal amount of any ~~LIBOR Loans or~~ Term SOFR Loans may be converted to, or continued as, ~~LIBOR Loans or~~ Term SOFR Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any ~~LIBOR Loans or~~ Term SOFR Loans may be converted to ~~LIBOR Loans or~~ Term SOFR Loans of a different duration if such Loans relate to any Derivative Obligations. If any Default or Event of Default has occurred and is continuing, or in the absence of delivery of a continuation/conversion notice with respect to any ~~LIBOR Loan or~~ Term SOFR Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, each maturing ~~LIBOR Loan or~~ Term SOFR Loan shall automatically be continued as a Base Rate Loan. Notwithstanding anything to the contrary in this Section 4.1, on the SOFR Conversion Date, the Borrower Representative shall be deemed to have made a request on the SOFR Conversion Date for a Revolving Credit Loan in the amount necessary to repay all LIBOR ~~Loans~~loans (including any Term SOFR Loan Prepayment Fee associated with any such repayment), which Revolving Credit Loans shall be Base Rate Revolving Credit Loans and shall be used to repay any LIBOR ~~Loans~~loans (and associated Term SOFR Loan Prepayment Fee associated therewith) outstanding on the SOFR Conversion Date.

4.1.9 Voluntary Prepayment of ~~LIBOR and~~ Term SOFR Loans. ~~LIBOR Loans and~~ Term SOFR Loans may be prepaid upon the terms and conditions set forth herein. For ~~LIBOR Loans and/or~~ Term SOFR Loans in connection with which Borrowers have or may incur Derivative Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable underlying agreements relating to such Derivative Obligations. Borrower Representative, on its own behalf and on behalf of each other Borrower, shall give Administrative Agent, no later than 10:00 a.m., Central time, at least four (4) Business Days’ notice of any proposed prepayment of any ~~LIBOR Loan or~~ Term SOFR Loan, specifying the proposed date of payment of such ~~LIBOR Loan or~~ Term SOFR Loan, and the principal amount to be paid. Each partial prepayment of the principal amount of any such ~~LIBOR Loan or~~ Term SOFR Loan shall be in a minimum amount of $500,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such ~~LIBOR Loan and/orTerm~~Term SOFR Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a ~~LIBOR Loan or~~ Term SOFR Loan during an Interest Period applicable thereto shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of ~~LIBOR Loans and/or~~ Term SOFR Loans shall be accompanied by, and Borrowers hereby promise to pay, on each date a ~~LIBOR Loan and/or~~ Term SOFR Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount equal to the loss, cost and expense incurred by each Lender attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its ~~LIBOR Loans and/or~~ Term SOFR Loans and any loss, expense or liability relating to any currency swap entered into by such Lender to fund such ~~LIBOR Loan and/or~~ Term SOFR Loan, but excluding loss of anticipated profits) (“Term SOFR Loan Prepayment Fee”). A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this subsection 4.1.9 shall be delivered to Borrower Representative (with a copy to Administrative Agent) and shall be conclusive and binding absent manifest error.

4.2 Payments. The Obligations shall be payable as follows:

4.2.1 Principal.

(i) Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Administrative Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (ii) termination of this Agreement pursuant to Section 5 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Credit Loans and then to Term SOFR Revolving Credit Loans ~~and LIBOR Revolving Credit Loans~~.

(ii) Term Loan.

(a) Amortization of Term Loan (Fourth Amendment). The Loan Parties acknowledge and agree that amortization of the Term Loan (Fourth Amendment) commenced on December 31, 2024 and the remaining $2,872,802.23 balance of the Fourth Amendment Term Loan existing on the Fifth Amendment Date will continue to be amortized quarterly, on the last day of each Fiscal Quarter, in equal installments of $143,640.15, with the entire remaining principal amount then outstanding, together with any and all other amounts due in respect of the Term Loan (Fourth Amendment), being be due and payable on the Term Loan Maturity Date (Fourth Amendment).

(b) Amortization of Term Loan (Fifth Amendment). Beginning on ~~the Term Loan Amortization Commencement Date (Fifth Amendment)~~June 30, 2025, and continuing on the last day of each of eleven (11) Fiscal ~~Quarter~~Quarters thereafter, principal payable on account of such Term Loan Advance (Fifth Amendment) shall be paid in equal quarterly installments equal to ~~an amount sufficient to fully amortize the aggregate outstanding principal balance of such Term Loan Advance over an assumed term ending on the date that sixty (60) months after the Term Loan Amortization Commencement Date (Fifth Amendment); provided, however, that the entire remaining principal amount then outstanding, together with any and all other amounts due in respect of the Term Loan (Fifth Amendment), shall be due and payable on the Term Loan Maturity Date (Fifth Amendment).~~$32,417.40.

4.2.2 Interest Provisions. Interest on the outstanding principal amount of any Loan shall be payable on each applicable Interest Payment Date.

4.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Administrative Agent, as and when provided to Administrative Agent, Issuing Bank or a Lender, as applicable, or to any other Person designated by Administrative Agent, Issuing Bank or such Lender in writing.

4.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Administrative Agent for distribution to Issuing Bank and Lenders, as applicable, as and when provided in this Agreement or the other Loan Documents.

4.2.5 ~~LIBOR/~~Term SOFR Loans. If the application of any payment made in accordance with the provisions of this Agreement would result in the prepayment, in whole or in part, of a ~~LIBOR Loan or~~ Term SOFR Loan prior to the last day of the Interest Period for such ~~LIBOR Loan or~~ Term SOFR Loan, Borrowers shall pay to each Lender on the date of each such prepayment any applicable Term SOFR Loan Prepayment Fees of such Lender; provided, that, if no Event of Default has occurred and is continuing at the time such payment is to be applied, the amount of such prepayment shall not be applied to such ~~LIBOR Loan or~~ Term SOFR Loan, but will, at Borrowers’ option, be held by Administrative Agent in a non-interest-bearing account at Bank, which account is in the name of Administrative Agent and from which account only Administrative Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied hereunder at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of an Event of Default, in which case, the Term SOFR Loan Prepayment Fees shall be payable upon the occurrence of such Event of Default.

4.3 Mandatory and Optional Prepayments.

4.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Concurrently with the receipt by any Loan Party or its Subsidiaries of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of those Net Cash Proceeds; provided that, at the option of Borrower Representative (as elected by Borrower Representative in writing to Administrative Agent on or prior to the fifth Business Day after the date of receipt of such Net Cash Proceeds), and so long as no Default or Event of Default shall have occurred and be continuing, Borrowers may reinvest all or any portion of such Net Cash Proceeds in long-term assets or acquisitions used or useful in their business (such assets, “Additional Assets”) so long as such reinvestment is made within 180 days after the receipt of such Net Cash Proceeds (as certified by Borrower Representative in writing to Administrative Agent); provided further, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 4.3.1 upon the expiration of such applicable period; provided, further, to the extent that (1) the assets that were subject to the Asset Disposition constituted ABL Priority Collateral or Acquisition Term Loan Priority Collateral, such Additional Assets shall also constitute ABL Priority Collateral or Acquisition Term Loan Priority Collateral, respectively (and Borrowers or their Subsidiaries, as the case may be, shall promptly take such action (if any) as may be required to cause that portion of such reinvestment constituting ABL Priority Collateral or Acquisition Term Loan Priority Collateral, as applicable, to be added to the ABL Priority Collateral or Acquisition Term Loan Priority Collateral securing the Obligations or the Acquisition Term Debt, as applicable), (2) any such Asset Disposition that consisted of or constituted any portion of ABL Priority Collateral, such Net Cash Proceeds shall be applied to the Obligations, and (3) any such Asset Disposition is of assets solely constituting Acquisition Term Loan Priority Collateral that are required to be applied to the Acquisition Term Debt pursuant to the terms of the Acquisition Term Loan Agreement, then the Net Cash Proceeds of such Asset Disposition shall first be applied to the Acquisition Term Debt as required under the Acquisition Term Loan Documents until the Acquisition Term Debt is Paid in Full and then to the Obligations as required hereunder. To the extent the Net Cash proceeds of any Asset Disposition are required to be applied to the Acquisition Term Debt under this Section 4.3.1 or the Intercreditor Agreement, upon the payment in full of the Acquisition Term Debt, such Net Cash Proceeds shall be applied to the Obligations as set forth in this Section 4.3.1. To the extent that the Collateral sold, lost, destroyed or condemned consists of ABL Priority Collateral other than Accounts, the applicable prepayment shall be applied first, to the installments of principal due under the Term Loan ratably, to be applied to future installment payments in inverse order of maturity until paid in full, and second to repay outstanding principal of Revolving Credit Loans without a reduction of the Revolving Credit Commitments. To the extent that the Collateral sold, lost, destroyed or condemned consists of Accounts, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, without a reduction of the Revolving Credit Commitments. Prior to entering into any Asset Disposition of assets which constitute Acquisition Term Loan Priority Collateral, Borrowers shall provide not less than three (3) Business Days’ prior written notice thereof and identify if any such proceeds are being delivered to the deposit accounts subject to Control Agreements whereby Administrative Agent has a first-priority security interest therein. If Administrative Agent does not receive prior written notice that proceeds of Acquisition Term Loan Priority Collateral is being sent to such deposit accounts, Administrative Agent may presumptively rely that all cash received into the deposit account is subject to a first priority security interest, is ABL Priority Collateral, and can be applied to the Revolving Credit Loans as set forth herein.

4.3.2 Term Loan. If at any time the amount of the aggregate outstanding principal amount of the Term Loan exceeds 85% of NOLV of the Borrowers’ Eligible Machinery and Equipment, the Borrowers shall pay to Administrative Agent, for the ratable benefit of the Term Loan Lenders, as a mandatory prepayment of the Term Loan, the amount by which the aggregate outstanding principal amount of the Term Loan exceeds 85% of NOLV of the Borrowers’ Eligible Machinery and Equipment.

4.3.3 Proceeds from Additional Debt. Subject to the Intercreditor Agreement, if any Borrower receives proceeds of any additional Debt incurred by such Borrower (other than Debt permitted pursuant to subsection 9.2.2), Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net proceeds to such Borrower of the incurrence of such Debt. Any such prepayment shall be applied to repay outstanding principal of Revolving Credit Loans without a reduction of the Revolving Credit Commitments.

4.3.4 Excess Revolving Credit Extensions. If at any time the Aggregate Revolving Extensions exceed the Line Cap at such time (except as a result of Overadvances permitted under subsection 2.1.2), Borrowers shall immediately repay the Revolving Credit Loans and/or cash collateralize the Letters of Credit in an aggregate amount equal to such excess.

4.3.5 Optional Reductions of Revolving Credit Commitments. Borrowers may, at their option from time to time but not more than once in any 12-month period upon not less than three (3) Business Days’ prior written notice to Administrative Agent, permanently reduce ratably in part, the unused portion of the Revolving Credit Commitments, provided, however, that (i) each such optional reduction shall be in an amount of $2,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) the aggregate of all optional reductions to the Revolving Credit Commitments may not exceed $5,000,000 during the Term. Except for charges under subsection 4.1.9, such prepayments shall be without premium or penalty.

4.3.6 Optional Prepayments. Borrowers may, at their option from time to time upon not less than three (3) days prior written notice to Administrative Agent, prepay installments of the Term Loan. Each such prepayment shall be applied to the installments of principal due under the Term Loan in the order of application designated by Borrower; provided, that, Borrower shall only be permitted to make such prepayments to the extent that, after giving effect thereto, Excess Availability would be at least $6,000,000. Except for charges under subsection 4.1.9, such repayments shall be without premium or penalty.

4.3.7 Proceeds from Equity Interests. Subject to the Intercreditor Agreement, if any Loan Party or any of its Subsidiaries receives any Net Cash Proceeds from any issuance of Equity Interests of any Loan Party or any of its Subsidiaries, whether in connection with the issuance of any Curative Equity or otherwise (excluding any issuance of Equity Interests (A) pursuant to any employee or director option program, benefit plan or compensation program or agreement, (B) by a Subsidiary to any Borrower or another Subsidiary and (C) the Net Cash Proceeds of which are used substantially to fund a Permitted Acquisition), concurrently with such receipt in an amount equal to 50% (or, in the case of Net Cash Proceeds in the form of Curative Equity, 100%) of those Net Cash Proceeds.

4.3.8 Other Receipts. Subject to the Intercreditor Agreement, if any Loan Party or any of its Subsidiaries receives any Other Receipts, concurrently with such receipt in an amount equal to 100% of those Other Receipts; provided that, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers may reinvest the first $500,000 of such Other Receipts and up to 50% of any additional Other Receipts in the aggregate over the term of this Agreement in the applicable acquired business so long as such reinvestment is made within 180 days after the receipt of such Other Receipts (as certified by Borrower Representative in writing to Administrative Agent); provided further, that any Other Receipts not so reinvested shall be immediately applied to the prepayment of the Term Loans upon the expiration of such applicable period.

4.3.9 Mandatory Prepayments under Acquisition Term Loan Agreement. Notwithstanding anything in Sections 4.3.3, 4.3.7 and 4.3.8 to the contrary, until the Payment in Full (as defined in the Acquisition Term Loan Agreement), no mandatory prepayment under Sections 4.3.3, 4.3.7 and 4.3.8 shall be required to be made, except with respect to any portion (if any) of any proceeds that are declined by the holders of the Acquisition Term Loans in accordance with the terms thereof.

4.4 Application of Payments and Collections.

4.4.1 Collections. All items of payment received by Administrative Agent by 12:00 noon, Central time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Central time, on any Business Day, in Administrative Agent’s discretion, shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 7.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 4.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default then exists. Administrative Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

4.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). Prior to the occurrence of an Event of Default, all proceeds of Collateral shall be applied by Administrative Agent against the outstanding Obligations as otherwise provided in this Agreement. Anything contained herein or in any other Loan Document to the contrary notwithstanding, but subject in all respects to the Intercreditor Agreement, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Administrative Agent or any Lender after the occurrence and during the continuance of an Event of Default and the resultant declaration that all Obligations are immediately due and payable shall be remitted to Administrative Agent and distributed as follows:

(i) first, to the payment of any outstanding costs and expenses incurred by any Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by Borrowers under this Agreement, including, without limitation, under Sections 3.7, 3.9 and 13.2 hereof (such funds to be retained by the applicable Agent for its own account unless it has previously been reimbursed for such costs and expenses by Lenders, in which event such amounts shall be remitted to Lenders to reimburse them for payments theretofore made to such Agent);

(ii) second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii) third, (a) to payment of all Product Obligations and (b) to the payment of principal on the Revolving Credit Loans, the Term Loan, unpaid reimbursement obligations in respect of Letters of Credit, together with amounts to be held by Administrative Agent as collateral security for any outstanding Letters of Credit pursuant to subsection 11.3.5 hereof, amounts owing with respect to Derivative Obligations (other than Excess Derivative Obligations), the aggregate amount paid to, or held as collateral security for, Lenders (and their Affiliates, as applicable in the case of Derivative Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Loan Parties to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(v) finally, to Borrowers or otherwise as required by law or court order.

Except as otherwise specifically provided for herein, Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by Administrative Agent or any Lender from or on behalf of Borrowers or any Guarantor, and Borrowers hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by Administrative Agent or any Lender against the Obligations in the manner described above. In the event that the amount of any Derivative Obligation is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by Administrative Agent as collateral security (in a non-interest bearing account) until such Derivative Obligation is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.

4.5 All Loans to Constitute One Obligation. The Loans and LC Obligations shall constitute one general Obligation of Borrowers and shall be secured by Administrative Agent’s Lien upon all of the Collateral.

4.6 Loan Account. Administrative Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Administrative Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

4.7 Statements of Account. Administrative Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Administrative Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Administrative Agent is notified by Borrowers in writing to the contrary within thirty (30) days of the date each accounting is received by Borrowers. Such notice shall be deemed an objection only to those items specifically objected to therein.

4.8 Increased Costs.

4.8.1 Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or, to the extent applicable, the London interbank market of the market for setting SOFR, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrowers will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

4.8.2 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

4.8.3 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in subsection 4.8.1 or 4.8.2 and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

4.8.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.9 Ineffective Interest Rate; Benchmark Replacement.

4.9.1 Interest Rate Inadequate or Unfair. In the event that Administrative Agent shall have determined that: (a) reasonable means do not exist for ascertaining the Term SOFR Rate for any Interest Period; or (b) Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term SOFR Loan, a proposed Term SOFR Loan, or a proposed conversion of a Base Rate Loan into a Term SOFR Loan; or (c) the making, maintenance or funding of any Term SOFR Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or (d) the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Term SOFR Loan, and Lenders have provided notice of such determination to Agent, then Administrative Agent shall give Borrower Representative prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested Term SOFR Loan shall be made as a Base Rate Loan, unless Borrower Representative shall notify Administrative Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Loan, (ii) any Base Rate Loan or Term SOFR Loan which was to have been converted to an affected type of Term SOFR Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower Representative shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Loan, and (iii) any outstanding affected Term SOFR Loans shall be converted into a Base Rate Loan, or, if Borrower Representative shall notify Administrative Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Loan, shall be converted into an unaffected type of Term SOFR Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Loan or maintain outstanding affected Term SOFR Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of Term SOFR Loan into an affected type of Term SOFR Loan.

4.9.2 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section 4.9.2), if a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 4.9.2.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the other Loan Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of a Loan bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

4.9.3 Defined terms. For purposes of this Section 4.9:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or a component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 4.9.2.

“Benchmark” means, initially, ~~LIBOR or~~ the Term SOFR Rate, ~~as applicable;~~ provided that if a Benchmark Transition Event has occurred with respect to ~~LIBOR or~~ the Term SOFR Rate ~~(as applicable)~~  or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.9.2.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of (A) Daily Simple SOFR and (B) the SOFR Adjustment for a one (1) month Interest Period;

(2)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention, for determining a benchmark rate as a replacement to the then-current benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section 4.9 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section 4.9.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 4.10 shall be made through Administrative Agent.

4.11 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

4.11.1 The Unused Line Fee shall cease to accrue on the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to an Issuing Bank pursuant to subsection 4.11.2(v) below);

4.11.2 If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:

(i) (A) the exposure under all or any part of any Letters of Credit shall be reallocated among the applicable non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Loans outstanding, plus the LC Amount, does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments; and (B) with respect to any such exposure so reallocated, each applicable non-Defaulting Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank an undivided interest and participation in the portion of each Letter of Credit so reallocated, in accordance with the applicable provisions of Section 2.2. Subject to Section 3.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocations described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Administrative Agent (after giving effect to any partial reallocation pursuant to clause (i) above) cash collateralize Letters of Credit in an amount equal to the product of such Defaulting Lender’s Pro Rata Percentage times the total LC Amount;

(iii) if any portion of the Letters of Credit is cash collateralized pursuant to clause (ii) above, Borrowers shall not be required to pay the Letter of Credit fee described in clause (i) of Section 3.4 with respect to such portion so long as it is cash collateralized;

(iv) if any portion of the exposure under Letters of Credit of such Defaulting Lender is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit fee described in clause (i) of Section 3.4 with respect to such portion so reallocated to each such non-Defaulting Lender shall be paid to such non-Defaulting Lender; and

(v) if any portion of the exposure under Letters of Credit of such Defaulting Lender is neither cash collateralized nor reallocated pursuant to this subsection 4.11.2, then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, the Unused Line Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Letters of Credit) and the Letter of Credit fee described in clause (i) of Section 3.4 payable with respect to such Letters of Credit shall be payable to Issuing Bank until such Letters of Credit are fully cash collateralized and/or reallocated.

4.11.3 So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with subsection 4.11.2, and participations in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein).

4.11.4 Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise but excluding subsection 13.5.6) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any Applicable Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or LC Obligations in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and LC Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of, or LC Obligations owed to, any Defaulting Lender.

4.11.5 In the event that Administrative Agent, Borrowers and Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the exposure of the Lenders under the Letters of Credit shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 4.11 are in addition to other rights and remedies that Borrowers, Administrative Agent, Issuing Bank and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.11 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

Article V. TERM AND TERMINATION

5.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect through and including December 30, 2029 (the “Term”), unless terminated as provided herein.

5.2 Termination.

5.2.1 Termination by Lenders. Administrative Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice after the occurrence and during the continuance of an Event of Default.

5.2.2 Termination by Borrowers. Upon at least three (3) Business Days’ prior written notice to Administrative Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Administrative Agent’s reasonable satisfaction all of the Obligations (including any obligations in connection with Derivative Obligations of any Loan Party but excluding indemnity Obligations for which no claim has been made) in immediately available funds, all Letters of Credit have expired, terminated or have been cash collateralized or supported by a backstop letter of credit, in the case of any such cash collateralization or backstop letter of credit, at 103% of the face amount thereof to Administrative Agent’s reasonable satisfaction and Borrowers have complied with subsection 4.1.9. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice; provided, that a notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

5.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement, or, if later, upon the expiration of the Term. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Administrative Agent shall retain its Liens in the Collateral and Administrative Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than indemnity Obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under subsection 4.1.9 resulting from such termination and all Letters of Credit have expired, terminated or have been cash collateralized or supported by a backstop letter of credit, in the case of any such cash collateralization or backstop letter of credit, at 103% of the face amount thereof to Administrative Agent’s reasonable satisfaction. Notwithstanding the foregoing or the payment in full of the Obligations, Administrative Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Administrative Agent may incur as a result of dishonored checks or other items of payment received by Administrative Agent from any Borrower or any Account Debtor and applied to the Obligations, Administrative Agent shall, at its option, (i) have received a written agreement satisfactory to Administrative Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Administrative Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Administrative Agent, in its reasonable discretion, may deem necessary to protect Administrative Agent and each Lender from any such loss or damage.

Article VI. SECURITY INTERESTS

6.1 Security Interest in Collateral.

6.1.1 Grant of Security Interest by Borrowers. To secure the prompt payment and performance to Administrative Agent and each Lender of the Obligations, each Borrower hereby grants to Administrative Agent for the benefit of itself and each Lender a continuing Lien upon all of such Borrower’s assets, including all of the following Property and interests in Property of such Borrower (other than Excluded Property), whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) Accounts;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Commercial Tort Claims, including, without limitation, any Commercial Tort Claims set forth on Schedule 6.1 hereto;

(v) Computer Hardware and Software and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(vi) Contract Rights;

(vii) Deposit Accounts;

(viii) Documents;

(ix) Equipment;

(x) Financial Assets;

(xi) Fixtures;

(xii) General Intangibles, including Payment Intangibles;

(xiii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiv) Instruments;

(xv) Intellectual Property;

(xvi) Inventory;

(xvii) Investment Property;

(xviii) money (of every jurisdiction whatsoever);

(xix) Letter of Credit Rights;

(xx) Payment Intangibles;

(xxi) Security Entitlements;

(xxii) Supporting Obligations;

(xxiii) Uncertificated Securities; and

(xxiv) to the extent not included in the foregoing, all other personal property of any kind or description; together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

6.1.2 Grant of Security Interest by Holdings. To secure prompt payment and performance to Administrative Agent and each Lender of the Obligations, Holdings hereby grants to Administrative Agent, for the benefit of itself and each Lender, a continuing Lien upon all Equity Interests, whether certificated or uncertificated, in Parent and in each other immediate Subsidiary of Holdings which becomes a Loan Party hereunder, whether now owned or existing or hereafter created, together with all books, records, evidence of ownership and other property relating to, used or useful in connection with or evidencing the foregoing, and all Proceeds of the foregoing. Reference is hereby made to that certain Pledge Agreement, dated on or about the date hereof, executed by Holdings, in favor of Administrative Agent, for further provisions of this grant by Holdings of a security interest in such Equity Interests and Administrative Agent’s rights and remedies in connection therewith.

6.1.3 Grant of Security Interest by Parent. To secure prompt payment and performance to Administrative Agent and each Lender of the Obligations, Parent hereby grants to Administrative Agent, for the benefit of itself and each Lender, a continuing Lien upon all Equity Interests, whether certificated or uncertificated, in Quest, whether now owned or existing or hereafter created, together with all books, records, evidence of ownership and other property relating to, used or useful in connection with or evidencing the foregoing, and all Proceeds of the foregoing. Reference is hereby made to that certain Pledge Agreement, dated on or about the date hereof, executed by Parent, in favor of Administrative Agent, for further provisions of this grant by Parent of a security interest in such Equity Interests and Administrative Agent’s rights and remedies in connection therewith.

6.2 Other Collateral.

6.2.1 Commercial Tort Claims. The Borrowers shall promptly notify Administrative Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Administrative Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Administrative Agent to give Administrative Agent a security interest in any such Commercial Tort Claim. The Borrowers represent and warrant that as of the date of this Agreement, except as set forth on Schedule 6.1 hereto, to their knowledge, no Borrower possesses any Commercial Tort Claims.

6.2.2 Other Collateral. The Borrowers shall promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Administrative Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Administrative Agent control with respect to such Collateral; promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Administrative Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Administrative Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Administrative Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Administrative Agent.

6.3 Lien Perfection; Further Assurances. The Loan Parties authorize the filing of such UCC-1 financing statements as are required by the UCC and shall execute such other instruments, assignments or documents as are necessary to perfect Administrative Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Administrative Agent’s Lien upon the Collateral, including, without limitation, as to the Borrowers, the filing of UCC-1 financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 6.1, on such Borrower’s behalf. Each Loan Party also hereby ratifies its authorization for Administrative

Agent to have filed in any jurisdiction any such UCC-1 financing statements or amendments thereto if filed prior to the date hereof. At Administrative Agent’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to Administrative Agent any and all documents, instruments and agreements deemed necessary by Administrative Agent, to give effect to or carry out the terms or intent of the Loan Documents.

6.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of the Borrowers described therein. If any Borrower shall acquire at any time or times hereafter any interest in other real Property (other than Excluded Property), such Borrower agrees promptly to execute and deliver to Administrative Agent, for its benefit and the benefit of Lenders, as additional security and Collateral for the Obligations, a Mortgage covering such real Property, which Mortgage shall be reasonably satisfactory in form and substance to Administrative Agent. Each Mortgage shall be duly recorded (at the Loan Parties’ expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect of any real Property subject to a Mortgage, the Borrowers shall deliver to Administrative Agent, at the Borrowers’ expense, each of the other Mortgage-Related Documents.

Article VII. COLLATERAL ADMINISTRATION

7.1 General.

7.1.1 Location of Collateral. As of the Second Amendment Effective Date, set forth on Schedule 7.1.1 hereto are (i) each Loan Party’s chief executive office, (ii) the locations at which each Borrower maintains its books and records relating to Accounts and General Intangibles, (iii) each other business location of the Loan Parties and (iv) each location (including bailees, warehouses, consignees and similar parties) at which Collateral, other than Inventory in transit and motor vehicles are located. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by the Loan Parties at one or more of the business locations set forth in Schedule 7.1.1 hereto, as updated by the Loan Parties providing prior written notice to Administrative Agent of any new location.

7.1.2 Insurance of Collateral. The Borrowers shall at all times maintain and pay for insurance upon all Collateral wherever located and with respect to the business of the Borrowers, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. The Borrowers shall provide that such policies shall include satisfactory endorsements, naming Administrative Agent as a lender loss payable or additional insured, as appropriate, as its interest may appear. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than ten (10) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for nonpayment of premium and not less than thirty (30) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of their Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by such policy. If an Event of Default has occurred and is continuing, all proceeds of business interruption insurance (if any) of the Borrowers shall be remitted to Administrative Agent for application to the outstanding balance of the Revolving Credit Loans. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall, subject to the Intercreditor Agreement, have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Unless the Borrowers provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at the Borrowers’ expense to protect Administrative Agent’s interests in the Properties of the Borrowers. This insurance may, but need not, protect the interests of the Borrowers. The coverage that Administrative Agent purchases may not pay any claim that any Borrower makes or any claim that is made against any Borrower in connection with such Property. The Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that the Borrowers have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that the Borrowers may be able to obtain on their own.

7.1.3 Protection of Collateral. Neither Administrative Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at the Loan Parties’ sole risk.

7.2 Administration of Accounts.

7.2.1 Records, Schedules and Assignments of Accounts. The Borrowers shall keep records that are accurate and complete, in all material respects, of their Accounts and all payments and collections thereon and shall submit to Collateral Agent on such periodic basis as Collateral Agent shall request, in its reasonable credit judgment, a sales and collections report for the preceding period, in form acceptable to Collateral Agent, in its reasonable credit judgment, and consistent with the reports currently prepared by the Borrowers with respect to such information/acceptable to Collateral Agent. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 9.1.4, or more frequently as requested by Collateral Agent or during the existence of an Event of Default, from and after the date hereof, the Borrowers shall deliver to Collateral Agent a detailed aged trial balance of all of their Accounts and a detailed description with respect to any unbilled Accounts, specifying the names, addresses (updated on an annual basis), face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by the Borrowers with respect to such information (“Schedule of Accounts”), and upon Collateral Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Collateral Agent shall request, in its reasonable credit judgment. If requested by Collateral Agent in writing, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall execute and deliver to Collateral Agent formal written assignments of all of their Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto and a detailed description with respect to any unbilled Accounts.

7.2.2 Discounts; Allowances; Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, the Borrowers shall report such discounts, allowances or credits, as the case may be, to Collateral Agent as part of the next required Schedule of Accounts.

7.2.3 Account Verification. Any of Collateral Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of Collateral Agent, any designee of Collateral Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. The Borrowers shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

7.2.4 Maintenance of Blocked Accounts. Within ninety (90) days of the Closing Date, or such later date as shall be agreed to by Administrative Agent, in its sole discretion (provided, that, with respect to the deposit accounts designated as Payables Accounts in the Accounts Side Letter, each located at Citizens Bank, Quest and the other Loan Parties shall have 90 days following the date at which the Administrative Agent establishes an integrated payables arrangement for such accounts to move such accounts to the Administrative Agent), Quest and the other Loan Parties will maintain their primary depository, blocked account and cash management relationship with Administrative Agent or its affiliate. The Administrative Agent shall have control of all deposit and securities accounts of all Borrowers pursuant to executed Control Agreements and other executed documentation as shall be required by Administrative Agent, in its reasonable discretion, such documentation to be in form and substance satisfactory to Administrative Agent and delivered to Administrative Agent, it being understood and agreed that, other than with respect to any Excluded Deposit Account, the Term Loan Collateral Account (as defined in the Intercreditor Agreement) and deposit accounts designated as Springing Accounts in the Accounts Side Letter, Quest and the other Borrowers will cause or direct all cash to be transferred daily to Administrative Agent, and maintained in, accounts subject to Control Agreements whereby Administrative Agent has a first-priority security interest (except the Term Loan Collateral Account (as defined in the Intercreditor Agreement)) in such accounts and all amounts held therein. If an Excess Availability Triggering Event occurs or an Event of Default has occurred and is continuing, Administrative Agent shall at all times require (a)(i) that all such cash and proceeds of the Collateral (other than Acquisition Term Loan Priority Collateral) be swept on a daily basis to an account of Administrative Agent to be applied by Administrative Agent to (ii) repay outstanding Revolving Credit Loans, LC Obligations, other amounts then due and payable and solely to the extent such proceeds are derived from ABL Priority Collateral consisting of equipment, to repay the Acquisition Term Debt, and (iii) if a Default or Event of Default exists, to cash collateralize outstanding Letters of Credit in an amount equal to 103% of the face amount thereof and (b) send notices as required under the Control Agreements to trigger full dominion of all such deposit accounts (“Cash Dominion”) which shall continue until the Default or Event of Default has been waived or Cure Date. Unless an Excess Availability Triggering Event or a Default or Event of Default has occurred and is continuing, the Administrative Agent waives Cash Dominion except for the Collection Accounts designated in the Accounts Side Letter. Prior to entering into any Term Loan Collateral Account (as defined in the Intercreditor Agreement), Borrowers shall provide at least ten (10) Business Days’ prior written notice thereof and shall deliver a form of Control Agreement whereby the Administrative Agent has a second-priority security interest in such deposit account and the cash held therein. With respect to any deposit accounts not maintained with Administrative Agent or its affiliate, Borrowers shall maintain Control Agreements whereby Administrative Agent has a first-priority security interest in such deposit accounts and all amounts held therein reasonably acceptable to Administrative Agent with such banks as may be selected by the Borrowers and be reasonably acceptable to Administrative Agent; provided, that Administrative Agent hereby agrees that it shall not institute or otherwise require a Control Agreement and/or springing or blocked account agreement with regard to any Excluded Deposit Account or the Term Loan Collateral Account (as defined in the Intercreditor Agreement) maintained by any Borrower. Administrative Agent shall have control over and a Lien on all funds deposited in any springing or blocked account (other than Excluded Deposit Accounts), for the ratable benefit of Lenders, and, with respect to deposit accounts not maintained with Administrative Agent or its affiliate, the Borrowers shall obtain the agreement by such banks in favor of Administrative Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited (except to the extent of any such bank’s customary fees). Such lockbox and blocked account arrangements shall include irrevocable instructions directing such banks to remit all payments or other remittances received in the blocked accounts on a daily basis to an account of Administrative Agent for application on account of the Obligations to the extent provided for herein. At any time Cash Dominion is in existence, Administrative Agent shall have the right to issue to any such banks irrevocable instructions directing such banks to remit all payments or other remittances received in the blocked accounts to an account of Administrative Agent for application on account of the Obligations as provided herein. Administrative Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

7.2.5 Collection of Accounts; Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or blocked account established pursuant to subsection 7.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Administrative Agent. All remittances received by any Borrower in respect of Accounts, together with the proceeds of any other ABL Priority Collateral (and after the Acquisition Term Debt has been Pain in Full, and Collateral), shall be held as Administrative Agent’s property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Administrative Agent’s benefit and such Borrower shall immediately deposit the same in a blocked account established pursuant to subsection 7.2.4. Administrative Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that the Borrowers’ Accounts have been assigned to Administrative Agent and to collect the Borrowers’ Accounts directly in its own name, or in the name of Administrative Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to the Borrowers.

7.2.6 Taxes. If an Account includes a charge for any tax payable to any Governmental Authority, Administrative Agent is authorized, in its sole discretion, to pay the amount thereof to the proper Governmental Authority for the account of the Borrowers and to charge the Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which the Borrowers maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Administrative Agent or any Lender be liable for any taxes to any Governmental Authority that may be due by any Borrower.

7.3 [Reserved].

7.4 Administration of Eligible Machinery and Equipment. The Borrowers shall keep records of their Eligible Machinery and Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Eligible Machinery and Equipment, and the Borrowers shall, and shall cause each of their Subsidiaries to, furnish Administrative Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Administrative Agent. Promptly after the request therefor by Administrative Agent, the Borrowers shall deliver to Administrative Agent any and all evidence of ownership, if any, of any of their Eligible Machinery and Equipment.

7.5 Payment of Charges. All amounts chargeable to the Loan Parties under Section 7 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time.

Article VIII. REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. To induce Administrative Agent and each Lender to enter into this Agreement and to make advances hereunder, the Loan Parties represent and warrant to Administrative Agent and each Lender, on a joint and several basis, that:

8.1.1 Qualification. Each Loan Party and each of their Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Loan Party and each of their Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Schedule 8.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2 Power and Authority. Each Loan Party and each of their Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders, partners or members, as the case may be, of any Loan Party or any of the shareholders, partners or members, as the case may be, of any Subsidiary of any Loan Party; (ii) contravene any Loan Party’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, articles or certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Loan Party or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Loan Party or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Loan Party or any of its Subsidiaries.

8.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Loan Party and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4 Capital Structure. Schedule 8.1.4 hereto states, as of the date hereof, (i) the number, nature and holder of all outstanding Equity Interests of each Loan Party and each Subsidiary of any Loan Party, and (ii) the name of each Loan Party’s and each of its Subsidiaries’ joint venture relationships and the nature of the relationship. Each Loan Party has good title to all of the Equity Interests it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. As of the Second Amendment Effective Date, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Equity Interests or obligations convertible into, or any powers of attorney relating to any Equity Interests of any Loan Party or any of its Subsidiaries. Except as set forth on Schedule 8.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Loan Party’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Equity Interests.

8.1.5 Names; Organization. Within the five (5) years prior to the Closing Date, neither any Loan Party nor any of their respective Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Schedule 8.1.5 hereto. Within the five (5) years prior to the Closing Date, except as set forth on Schedule 8.1.5, neither any Loan Party nor any of their respective Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. As of the Second Amendment Effective Date, the exact legal name, jurisdiction of incorporation or organization, Type of Organization and Organizational I.D. Number of each Loan Party and each of their respective Subsidiaries is set forth on Schedule 8.1.5.

8.1.6 Title to Properties; Priority of Liens. Each Loan Party and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Loan Party and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Loan Party’s or such Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Administrative Agent under Section 6 hereof in the Collateral are first-priority (subject to the Intercreditor Agreement) Liens, subject only to Permitted Liens.

8.1.7 Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts or Eligible Unbilled Accounts, on all statements and representations made by the with respect to any Account or Accounts. With respect to each of the Borrower’s Accounts, whether or not such Account is an Eligible Account or an Eligible Unbilled Account, unless otherwise disclosed to Administrative Agent in writing:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which (other than in the case of an Eligible Unbilled Account) has been furnished or is available to Administrative Agent;

(iv) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Administrative Agent with respect thereto;

(v) To the best of such Borrower’s knowledge, the Account Debtor thereunder (a) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (b) such Account Debtor is Solvent; and

(vi) To the best of such Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectability of such Account.

8.1.8 Equipment. The Equipment of each Borrower is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear expected. No Borrower will permit any Equipment to become affixed to any real Property leased to any Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Administrative Agent, and the Borrowers will not permit any of the Equipment of any Borrower to become an accession to any personal Property other than Equipment that is subject to first-priority Liens (subject to the terms of the Intercreditor Agreement) in favor of Administrative Agent subject to Permitted Liens.

8.1.9 Financial Statements; Fiscal Year. The Financial Statements, copies of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of any such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries and Green Remedies, as applicable, as at the dates covered in the Financial Statements and the results of their operations for the periods then ended. As of the First Amendment Effective Date, since December 31, 2019, there has been no material adverse change in the financial condition, operations, assets, business, prospects, or properties of the Loan Parties and their Subsidiaries, taken as a whole. As of the date hereof, the fiscal year of Holdings and each of its Subsidiaries ends on December 31 of each year.

8.1.10 Full Disclosure. The financial statements referred to in subsection 8.1.9 hereof do not, nor does this Agreement or any other written statement of the Loan Parties to Administrative Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Loan Parties have failed to disclose to Administrative Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

8.1.11 Solvent Financial Condition. On the First Amendment Effective Date, and immediately prior to and after giving effect to each borrowing under this Agreement and the use of the proceeds thereof, with respect to Holdings, individually, and the Loan Parties taken as a whole, (a) the fair value of its or their assets is greater than the amount of its or their liabilities (including disputed, contingent and unliquidated liabilities) as that value is established and liabilities evaluated in accordance with GAAP; (b) the present fair saleable value of its or their assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured; (c) it is, and they are, able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) it does not, and they do not, intend to, and it does not, and they do not, believe that it or they will, incur debts or liabilities beyond its or their ability to pay as those debts and liabilities mature; and (e) it is not, and they are not, engaged in or about to engage in business or a transaction for which its or their property would constitute unreasonably small capital.

8.1.12 Taxes. Each Loan Party and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Loan Party and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Loan Party and each of its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

8.1.13 Brokers. Except as shown on Schedule 8.1.13 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any other Initial Closing Date Transactions.

8.1.14 Patents, Trademarks, Copyrights and Licenses. Each Borrower owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 8.1.14 hereto. No claim has been asserted to any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of the Borrowers and except as set forth on Schedule 8.1.14 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s material Intellectual Property. Except as set forth on Schedule 8.1.14, each Borrower’s (i) material patents, trademarks, service marks and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (a) permit, and do not restrict, the assignment by any Borrower to Administrative Agent, or any other Person designated by Administrative Agent, of all of such Borrower’s rights, title and interest pertaining to such license agreement or such similar arrangement and (b) would permit the continued use by such Borrower, or Administrative Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including, without limitation, the exercise by Administrative Agent of any of its rights or remedies under Section 11, will not result in the termination or impairment of any of such Borrower’s ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Schedule 8.1.14 and except as could not reasonably be expected to have a Material Adverse Effect, (i) no Borrower is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of the Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

8.1.15 Governmental Consents. Each Loan Party and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

8.1.16 Compliance with Laws; Environmental.

(i) Each Loan Party and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state, local and foreign laws, rules and regulations applicable to such Loan Party or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of non-compliance issued to any Loan Party or any of its Subsidiaries under any such law, rule or regulation, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state, local and foreign rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

(ii) The on-going operations of each of the Loan Parties and their Subsidiaries comply in all respects with all Environmental Laws, except for non-compliance that could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations, and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of the Loan Parties and their Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries, and none of the properties or operations of the Loan Parties and their Subsidiaries, is subject to, and none of the Loan Parties and their Subsidiaries reasonably anticipates the issuance of, (a) any written order from or agreement with any federal, state, or local governmental authority, or (b) any judicial or docketed administrative or other proceeding respecting any Environmental Law, Environmental Claim, or Hazardous Substance that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the First Amendment Effective Date, or relating to any waste disposal of any Loan Party or any Subsidiary thereof that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances that could reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries.

8.1.17 Restrictions. Neither any Loan Party nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Debt, other than as set forth on Schedule 8.1.17 hereto, none of which prohibits the execution of or compliance with this Agreement or the other Loan Documents by any Loan Party or any of its Subsidiaries, as applicable.

8.1.18 Litigation. Except as set forth on Schedule 8.1.18 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Loan Parties, threatened, against or affecting any Loan Party or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Loan Party or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.1.19 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Loan Party’s performance hereunder, constitute a Default or an Event of Default.

8.1.20 Pension Plans.

(i) The Unfunded Liability of all Pension Plans does not in the aggregate exceed 20% of the Total Plan Liability for all such Pension Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, each Pension Plan complies with all applicable requirements of law and regulations. No contribution failure under Section 430 of the Code, Section 303 of ERISA, or the terms of any Pension Plan has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, investigations, or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither any Borrower nor any other member of the Controlled Group has engaged in a transaction that resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, except as could not reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(ii) (a) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (b) neither any Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and (c) neither any Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

8.1.21 Trade Relations. There exists no actual or, to the Loan Parties’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Loan Party or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Loan Parties and their Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Loan Party or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

8.1.22 Labor Relations. Except as described on Schedule 8.1.22 hereto, as of the date hereof, neither any Loan Party nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Loan Party’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

8.1.23 Leases. Schedule 8.1.23 hereto is a complete listing of all capitalized leases of the Loan Parties and their Subsidiaries and all real property leases of the Loan Parties and their Subsidiaries. Each Loan Party and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.1.24 Material Contracts. Set forth on Schedule 8.1.24 to the First Amendment is a complete and accurate list as of the First Amendment Effective Date of all Material Contracts of each of the Loan Parties and their Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each of the Loan Parties and their Subsidiaries that is a party thereto and, to each Loan Party’s knowledge, all other parties thereto in accordance with its terms; (b) has not been otherwise amended or modified; and (c) is not in default due to the action of any of the Loan Parties and their Subsidiaries or, to the knowledge of any Loan Party, any other party thereto.

8.1.25 Related Businesses. As of the Closing Date, the Loan Parties are engaged in the business of providing businesses with one-step management programs to reuse, recycle and dispose of a wide variety of waste streams and recyclables generated by their business. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Loan Parties, as required for the continued successful operation of the Loan Parties taken as a whole. Each Loan Party and each Subsidiary of each Loan Party expects to derive benefit (and the board of directors or equivalent governing body of each Loan Party and each Subsidiary of each Loan Party has determined that such Loan Party or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Loan Party and each Subsidiary of each Loan Party is dependent on the continued successful performance of the functions of the group as a whole. Each Loan Party acknowledges that, but for the agreement of each of the other Loan Parties to execute and deliver this Agreement, Administrative Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

8.1.26  Not a Regulated Entity. No Loan Party is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

8.1.27 Margin Stock. No Loan Party or any of their Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by the Loan Parties to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

8.1.28 Foreign Assets Control Regulations and Anti-Money Laundering.

(i) No Loan Party nor any Subsidiary is (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(ii) Each of the Loan Parties and their Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.1.29 EEA Financial Institution. No Borrower is an EEA Financial Institution.

8.1.30 Hedging Agreements. None of the Loan Parties and their Subsidiaries is a party to, nor will it be a party to, any Hedging Agreement, except as permitted under Section 9.2.1(vi).

8.1.31 OFAC. Each of the Borrowers and their Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of the Borrowers and their Subsidiaries and Affiliates is (a) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with that Person; or (c) controlled by (including, without limitation, by virtue of that Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

8.1.32 Patriot Act. Each of the Borrowers and their Subsidiaries and Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (b) the Patriot Act; and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

8.1.33 Related Agreements.

(i) The Loan Parties have furnished Administrative Agent true and correct copies of the Related Agreements and the RWS Acquisition Documents.

(ii) The Loan Parties have duly taken all necessary company action to authorize the execution, delivery, and performance (x) of the Related Agreements and the consummation of transactions contemplated by the Related Agreements and (y) the RWS Acquisition Documents and the consummation of the transactions contemplated by the RWS Acquisition Documents.

(iii) The Related Transaction will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner, and other material consents, approvals, and exemptions required to be obtained by the Loan Parties and, to each Loan Party’s knowledge, each other party to the Related Agreements in connection with the Related Transaction will be, prior to consummation of the Related Transaction, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transaction will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transaction. The RWS Acquisition will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner, and other material consents, approvals, and exemptions required to be obtained by the Loan Parties and, to each Loan Party’ s knowledge, each other party to the RWS Acquisition Documents in connection with the RWS Acquisition will be, prior to consummation of the RWS Acquisition, duly obtained and will be in full force and effect. As of the date of the RWS Acquisition Documents, all applicable waiting periods with respect to the RWS Acquisition will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the RWS Acquisition.

(iv) The execution and delivery of the Related Agreements did not, and the consummation of the Related Transaction will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment, or decree of any court or governmental body binding on any Loan Party or, to any Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument, or other document, or any judgment, order, or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to any Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound. The execution and delivery of the RWS Acquisition Documents did not, and the consummation of the RWS Acquisition will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment, or decree of any court or governmental body binding on any Loan Party or, to any Borrower’ s knowledge, any other party to the RWS Acquisition Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument, or other document, or any judgment, order, or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to any Borrower’ s knowledge, to which any other party to the RWS Acquisition Documents is a party or by which any such party is bound.

(v) As of the Closing Date, no statement or representation made in the Related Agreements by any Loan Party or, to any Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect. As of the Second Amendment Effective Date, no statement or representation made in the RWS Acquisition Documents by any Loan Party or, to any Borrower’ s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect.

8.1.34 Holdings. Holdings is not and has not, directly or indirectly, engaged in any business activities, does not hold and has not held any material assets, has not granted any Lien, and has not incurred any Debt, other than (a) acting as a holding company and transactions incidental thereto; (b) entering into the Loan Documents and the transactions required in this Agreement or permitted in this Agreement to be performed by Holdings; (c) receiving and distributing the dividends, distributions, and payments permitted to be made to Holdings pursuant to Section 9.2.3; (d) entering into engagement letters and similar agreements with attorneys, accountants, and other professionals; and (e) issuing Equity Interests and performing its obligations under its organizational documents, its governing documents, and agreements with the holders of its Equity Interests.

8.1.35 Customers and Suppliers. There exists no actual or threatened termination, cancellation, or limitation of, or modification to or change in, the business relationship between (a) any of the Loan Parties and their Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Loan Parties and their Subsidiaries are individually or in the aggregate material to the business or operations of any of the Loan Parties and their Subsidiaries; or (b) of the Loan Parties and their Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Loan Parties and their Subsidiaries are individually or in the aggregate material to the business or operations of any of the Loan Parties and their Subsidiaries. To the Loan Parties’ knowledge there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

8.1.36 Acquisition Term Loan Documents. As of the First Amendment Effective Date, the Borrowers have delivered to the Administrative Agent true and correct copies of the Acquisition Term Loan Documents. The Acquisition Term Loan Documents are in full force and effect as of the First Amendment Effective Date and have not been terminated, rescinded or withdrawn as of such date. The execution, delivery and performance of the Acquisition Term Loan Agreement on the First Amendment Effective Date does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than consents or approvals that have been obtained and that are still in full force and effect. This Agreement, the other Loan Documents and the Obligations incurred hereunder and thereunder are permitted to be incurred by the Acquisition Term Loan Documents. Each Person that is a guarantor or a borrower under the Acquisition Term Loan Documents is a Loan Party hereunder.

8.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Loan Party’s or one of any Loan Party’s Subsidiary’s business or operations that would render the information in any Schedule attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes, such changes are expressly permitted by this Agreement or such changes do not have or evidence a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 4.1.1 hereof shall constitute a reaffirmation, as of the date of each such Loan request, of each representation or warranty made or furnished to Administrative Agent or any Lender by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

8.3 Survival of Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

Article IX. COVENANTS AND CONTINUING AGREEMENTS

9.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), the Loan Parties covenant that they shall:

9.1.1 Visits and Inspections; Lender Meeting. Permit (i) representatives of each Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Loan Party and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Loan Party’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) auditors engaged pursuant to Section 3.9 (whether or not personnel of any Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Loan Party and each of its Subsidiaries, for the purpose of completing audits pursuant to Section 3.9. Each Agent, if no Default or Event of Default then exists, shall give the Loan Parties reasonable prior notice of any such inspection or audit. Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in a meeting with Administrative Agent and Lenders periodically during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Administrative Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Administrative Agent. The Collateral Agent may, at Borrowers’ expense, conduct up to two visits per year; provided, that, if a Default or Event of Default has occurred and is continuing, or if an Excess Availability Triggering Event has occurred and prior to the Cure Date, the Collateral Agent may perform an additional visit at Borrowers’ expense.

9.1.2 Notices.

(i) Notify Administrative Agent, for itself and on behalf of Lenders, in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) the existence of any Default or Event of Default; (d) any judgment in an amount exceeding $500,000; (e) the assertion of any claim in respect of material Intellectual Property, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (f) any violation or asserted violation of any (1) Anti-Terrorism Law or (2) any other Applicable Law if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice; (h) the discharge of or any withdrawal or resignation by Loan Parties’ independent accountants; (i) any material change in accounting or financial reporting practices; (j) the filing of any documentation with the IRS or any other Governmental Authority outside the ordinary course of business, or (k) actual termination, cancellation or material limitation of or any actual material negative modification in or material change in the business relationship or agreements with any Account Debtor whose business with Borrowers constitutes more than 20% of Borrowers’ total revenue.

(ii) Promptly notify Administrative Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, the Loan Parties agree to provide Administrative Agent with prompt written notice of any change in the information disclosed in any Schedule hereto, as required under this Agreement, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

(iii) No later than five (5) Business Days prior to the earlier of the execution date or the effective date thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification under or pursuant to the Acquisition Term Loan Documents or any other documentation evidencing Debt from any other lender.

(iv) Promptly upon delivery of or receipt of the same, any notices of default under the Acquisition Term Loan Documents or any notices of any Enforcement Actin (as defined in the Intercreditor Agreement).

(v) On the First Amendment Effective Date, fully executed and assembled Acquisition Term Loan Documents.

9.1.3 Financial Statements. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Administrative Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis:

(i) not later than one hundred twenty (120) days after the close of each fiscal year of Holdings, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Holdings and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent (it being acknowledged by Administrative Agent that Semple, Marchal & Cooper, LLP is acceptable) and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(ii) [Reserved];

(iii) not later than forty-five (45) days after the end of each Fiscal Quarter, consolidated balance sheets of Holdings and its Subsidiaries as of the end of that Fiscal Quarter, together with consolidated statements of earnings and a consolidated statement of cash flows for that Fiscal Quarter and for the period beginning with the first day of that Fiscal Year and ending on the last day of that Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for that period of the current Fiscal Year, together with a management discussion and analysis, all certified by a Senior Officer of Holdings;

(iv) not later than thirty (30) days after the end of each month hereafter, unaudited interim financial statements of Holdings and its Subsidiaries (balance sheet, income statement and cash flow statement without notes) as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, presenting the financial position and results of operations of Holdings and its Subsidiaries for such month and period subject to changes from audit and year-end, quarterly or monthly adjustments;

(v) together with each delivery of financial statements pursuant to clause (i) of this subsection 9.1.3, and on a quarterly basis excluding the fourth fiscal quarter (within forty-five (45) days of the end of each fiscal quarter), a management report (a) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 9.1.7 and (b) identifying the reasons for any significant variations;

(vi) together with each delivery of financial statements pursuant to clauses (i) and (iii) of this subsection 9.1.3, or more frequently if reasonably requested by Administrative Agent, Holdings shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate in the form of Exhibit 9.1.3 hereto (a “Compliance Certificate”). The Compliance Certificate shall include (a) a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and (b) a written statement of Holdings’ management setting forth a discussion of Holdings’ and its Subsidiaries’ financial condition, changes in financial condition, and results of operations;

(vii) together with each delivery of financial statements pursuant to clause (i) of this subsection 9.1.3, and on a quarterly basis excluding the fourth fiscal quarter (within forty-five (45) days of the end of each fiscal quarter), a management report setting forth the individual consolidating amounts for Holdings and its Subsidiaries and eliminations that reconcile to the financial statements pursuant to clause (i) of this subsection 9.1.3;

(viii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Loan Party has made available to holders of its public Equity Interests and copies of any regular, periodic and special reports or registration statements which any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor or any national securities exchange;

(ix) upon request of Administrative Agent, copies of any annual report to be filed with ERISA in connection with each Plan;

(x) any other data or information required to be provided to the Acquisition Term Agent or any Acquisition Term Lenders of any Loan Party, at the same time such data or information is provided to the Acquisition Term Agent or Acquisition Term Lenders, as applicable;

(xi) on a quarterly basis (within forty-five (45) days of the end of each fiscal quarter), a detailed list of Eligible Machinery and Equipment and an address for such Eligible Machinery and Equipment (if such Eligible Machinery and Equipment is not located at a Borrower’s location for which the Borrowers have delivered the Administrative Agent a collateral access agreement in favor of the Administrative Agent in form and substance satisfactory to the Administrative Agent); and

(xii) such other data and information (financial and otherwise) as Administrative Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or the Loan Parties’ or any of their Subsidiaries’ financial condition or results of operations.

9.1.4 Borrowing Base Certificates.

(i) On or before the last day of each month from and after the date hereof, the Borrowers shall deliver to Collateral Agent, in form acceptable to Collateral Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Collateral Agent shall reasonably request. If Collateral Agent shall request at any time (i) an Event of Default has occurred and is continuing or (ii) following an Excess Availability Triggering Event and continuing until the Cure Date or following the occurrence of a Default or Event of Default and so long as it is continuing, the Borrowers shall execute and deliver to Collateral Agent Borrowing Base Certificates on or before the third (3rd) Business Day of each week, provided that any referenced amounts with respect to unbilled Accounts will continue to be updated monthly.

(ii) Together with each delivery of a Borrowing Base Certificate, the Borrower Representative shall deliver to Collateral Agent, in the form reasonably acceptable to Collateral Agent, a detailed accounts receivable and accounts payable aging of the Borrowers’ accounts aged by invoice date, account roll- forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, unbilled accrued receivables report, unapplied deposits report, unbilled accrued payables reports, deferred revenue report, detailed list of Eligible Accounts and Eligible Unbilled Accounts, access to review new major contracts (MSAs and scope of work arrangements), sales tax accruals and a reconciliation to Borrower’s general ledger and the Borrowing Base Certificate delivered by the Borrower as of such date and to such Borrower’s most recent financial statements and all with supporting information and materials as Collateral Agent shall reasonably request.

9.1.5 Landlord, Processor and Storage Agreements. Provide Administrative Agent with access to review all agreements between any Loan Party or any of its Subsidiaries and any landlord which owns or is the lessee of any premises at which any books and records and may, from time to time, be kept. In the event the Borrowers do not provide Administrative Agent with a landlord waiver with respect to any such leased location, the Borrowers acknowledge that Collateral Agent may, in Collateral Agent’s reasonable credit judgment, establish a Reserve in the amount of three months’ rent for such location. In the event the Term Lender receives a collateral access agreement from Borrowers, Borrowers shall promptly deliver to the Administrative Agent a collateral access agreement in favor of the Administrative Agent in form and substance satisfactory to the Administrative Agent.

9.1.6 Guarantor Financial Statements. Deliver or cause to be delivered to Administrative Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Administrative Agent under subsection 9.1.3) in form and substance satisfactory to Administrative Agent at such intervals and covering such time periods as Administrative Agent may request.

9.1.7 Projections. No later than thirty (30) days after the end of each fiscal year of Holdings, deliver to Administrative Agent (i) the Projections of each of Holdings and each of its Subsidiaries for the forthcoming fiscal year, month by month and (ii) any such other projections as required to be delivered under the Acquisition Term Loan Agreement.

9.1.8 Subsidiaries. Cause each Subsidiary of each Loan Party (other than an Excluded Subsidiary) hereafter acquired or created to execute and deliver to Administrative Agent a joinder agreement in form and substance reasonably acceptable to Administrative Agent whereby such Subsidiary would become either an additional Borrower or Guarantor hereunder, the determination as to whether such Subsidiary shall be a Borrower or a Guarantor. A Subsidiary which becomes a Borrower hereunder shall by such joinder become a party to this Agreement as a “Borrower” and subject to the terms, conditions and provisions of this Agreement, which shall include, without limitation, a grant to Administrative Agent pursuant to subsection 6.1.1 hereof of a first-priority (subject to the Intercreditor Agreement) Lien the Collateral (subject only to Permitted Liens) on all of its Properties of the types described in subsection 6.1.1; provided, however, prior to the inclusion of any Accounts of such Borrower in the Borrowing Base, Administrative Agent shall be satisfied with the results of a field exam, conducted at the Loan Parties’ expense, as to such Accounts. A Subsidiary which becomes a Guarantor hereunder shall by such joinder become a party to this Agreement as a “Guarantor” and subject to the terms, conditions and provisions of this Agreement, and in addition to but not in limitation of the foregoing, shall grant to Administrative Agent, for the benefit of itself and each Lender, a continuing Lien upon all Equity Interests, whether certificated or uncertificated, in each of its Subsidiaries which are Loan Parties, and comply with the provisions of subsection 6.1.3 hereof as if it were an original party to this Agreement, except that the reference to “Parent” shall be construed to be a reference to such Guarantor and the reference to “Quest” shall be construed to be a reference to such Subsidiary and the reference to “Pledge Agreement” shall be construed to be a reference to the Pledge Agreement in form and substance satisfactory to Administrative Agent, Guarantor shall be required to execute in connection with becoming a Guarantor hereunder.

9.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower at any time opens after the Closing Date, the Borrowers shall cause the depository bank or securities intermediary, as applicable, to enter into a Control Agreement and/or blocked account agreement in accordance with subsection 7.2.4, except to the extent any such agreement is not required thereunder.

9.1.10 Use of Proceeds. The Revolving Credit Loans and Term Loans shall be used solely for (i) the satisfaction of existing Debt of the Borrowers to Citizens Bank, National Association, (ii) the Loan Parties’ general operating capital needs and general corporate purposes in a manner consistent with the provisions of this Agreement and all Applicable Law, (iii) other purposes permitted under this Agreement, and (iv) to pay costs and fees in connection with the Closing Date Transactions.

9.1.11 Compliance with Laws. Comply with all (i) Anti-Terrorism Laws and (ii) other Applicable Laws if the failure to comply with such other Applicable Laws could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

9.1.12 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, which, if unpaid, could reasonably be expected to result in the creation of a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained and (ii) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless such claims would not become a Lien on the Collateral and the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained.

9.1.13 Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence under the Applicable Law of the jurisdiction of its organization, other than as a result of a transaction expressly permitted hereunder.

9.1.14 Maintenance of Properties, Permits, Etc. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted, and make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) preserve or renew all of its registered patents, trademarks, service marks and copyrights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

9.1.15 [Reserved].

9.1.16 Equipment Rental/Lease Agreements. To the extent that any Equipment constitutes Eligible Machinery and Equipment that is rented or leased to a Borrower’s customer and is located at such customer’s location and with respect to all master service agreements or other contracts relating to any Eligible Account, use commercially reasonable efforts to ensure that any such rental lease or master service agreement is assignable to Borrower’s financing sources.

9.1.17 Subcontractor Liens. (i) use commercially reasonable efforts to prevent any contractor or subcontractor from obtaining or enforcing a lien with respect to any contract to which any Loan Party is a party and (ii) promptly notify the Administrative Agent if (x) any Loan Party fails to pay any uncontested amounts to a subcontractor under any contract when due after any applicable cure period or (y) any subcontractor obtains a lien with respect to any contract to which any Loan Party is a party.

9.1.18 Related Transaction Notices. Promptly following receipt, copies of any material notices (including notices of default or acceleration) received in connection with the Related Transaction or the RWS Acquisition.

9.1.19 Information Systems. Not less than three (3) months prior to the commencement of any program or process to implement a material change, consolidation or modification of a Loan Party’s information technology and/or enterprise resource planning software system, such Loan Party shall provide notice of such proposed change, consolidation or modification to Administrative Agent. From the commencement of such program or process through the completion of such change, consolidation or modification, the Borrowers shall provide Administrative Agent an update on the progress of such change, consolidation or modification concurrently with the delivery of the written statement required to be delivered pursuant to clause (b) of Section 9.1.3(vi) relating to the Borrowers’ financial condition, changes in financial condition and results of operations.

9.1.20 Key Performance Indicators. Contemporaneously with the furnishing of a copy of each set of monthly financial statements pursuant to Section 9.1.3(iv), a report summarizing key performance indicators of Holdings and its Subsidiaries for the period then ending in form reasonably satisfactory to the Administrative Agent (and in any event shall include (without limitation) (1) any new material customers added or customers lost during the applicable month being measured along with the gross profit impact of such change on an annual basis and (2) the top 5 customers of Holdings and its Subsidiaries measured by trailing twelve month gross profit).

9.1.21 Permitted ADM Factoring Arrangement.

(i) Upon written request from the Administrative Agent, the Loan Parties shall provide the Agent with a copy of the Permitted ADM Factoring Arrangement currently in effect. The Loan Parties further consent to the Administrative Agent corresponding with the counterparty to the Permitted ADM Factoring Arrangement (orally or in writing), regardless of whether any Loan Party representatives are present during any such discussions. The Loan Parties shall, upon written request from the Administrative Agent, take such further actions, and provide such other information reports as the Administrative Agent may request regarding the Permitted ADM Factoring Arrangement, and facilitate discussion between the Administrative Agent and counterparties to the Permitted ADM Factoring Arrangement.

(ii) The Loan Parties shall use commercially reasonable efforts to obtain, within twenty (20) days after the Fifth Amendment Effective Date, a tri-party agreement among Quest, the Administrative Agent, and the counterparty to the ADM/BOA Factoring Agreement, in form and substance reasonably satisfactory to the Administrative Agent, concerning the transactions contemplated in the ADM/BOA Factoring Agreement.

9.2 Negative Covenants. Until payment in full of the Obligations, Holdings and each Borrower shall, unless at any time the Administrative Agent otherwise expressly consents in writing, do the following:

9.2.1 Debt. Not, and not permit any of the Loan Parties and their Subsidiaries to, create, incur, assume, or suffer to exist any Debt, except the following:

(i) Obligations under this Agreement and the other Loan Documents;

(ii) Debt of any of the Loan Parties (other than Holdings) and their Subsidiaries secured by Liens permitted by Section 9.2.2, and extensions, renewals, replacements, and refinancings thereof, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $500,000;

(iii) Debt of any Loan Party to any other Loan Party, so long as (i) that Debt is evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent pursuant to the Security Documents as additional collateral security for the Obligations, and (ii) the obligations under that demand note are subordinated to the obligations of the Loan Parties under the Loan Documents (including the Obligations of Borrowers under this Agreement) in a manner reasonably satisfactory to Administrative Agent;

(iv) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(v) Debt of any Loan Party to any employee, officer, or director or any such Person’s spouse, estate, or estate-planning vehicle to repurchase Equity Interests from that Person upon the death, disability, or termination of employment of that employee, officer of director, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $250,000;

(vi) unsecured Hedging Obligations consisting of commodity swap agreements of the Loan Parties (other than Holdings) and their Subsidiaries in an aggregate amount not to exceed $250,000 incurred for bona fide hedging purposes and not for speculation with respect to risks arising in the ordinary course of Borrowers’ business;

(vii) Debt described on Schedule 9.2.1 and any extension, renewal, replacement or refinancing thereof so long as the principal amount thereof is not increased;

(viii) the Debt to be Repaid (so long as that Debt is repaid on the First Amendment Effective Date with the proceeds of the Acquisition Term Debt);

(ix) Contingent Liabilities arising with respect to (i) customary indemnification obligations by any of the Loan Parties (other than Holdings) and their Subsidiaries in favor of purchasers in connection with dispositions permitted under Section 9.2.9, and (ii) the guaranty by any of the Loan Parties (other than Holdings) and their Subsidiaries of a lease, sublease, license, or sublicense entered into in the ordinary course of business by another Loan Party or any Subsidiary thereof;

(x) unsecured Debt incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(xi) so long as the Acquisition Term Debt is subject to the terms and conditions of the Intercreditor Agreement the Acquisition Term Debt in an aggregate principal amount outstanding under this clause (xi) at any time not to exceed the Term Loan Cap (as defined in the Intercreditor Agreement) at any time outstanding and any permitted Refinancing (as defined in the Intercreditor Agreement) thereof; provided, that, any Acquisition Term Debt that exceeds the Term Loan Cap shall still be permitted hereunder to the extent it constitutes Excess Term Loan Debt (as defined in the Intercreditor Agreement) under the Intercreditor Agreement;

(xii) Debt owed to any person or entity providing property, casualty or liability insurance to any Borrower or any Subsidiary of any Borrower in connection with the financing of financing premiums in the ordinary course of business to the extent not due and payable;

(xiii) unsecured Debt of any Borrower or any of its Subsidiaries owing to banks or other financial institutions under corporate credit cards issued to officers and employees for business related expenses in the ordinary course of business in an aggregate amount not to exceed $375,000 at any time outstanding;

(xiv) [Reserved];

(xv) Debt in the form of Capital Lease obligations or purchase money obligations of any entity that becomes a Loan Party after the date hereof pursuant to a Permitted Acquisition; provided, that (x) such Debt exists at the time such entity becomes such a Subsidiary and is not created in contemplation of or in connection with such entity becoming such a Subsidiary, (y) such Debt is not guaranteed in any respect by any Borrower or Guarantor (other than by any such entity that guaranteed such Debt at the time such entity became a Subsidiary) and (z) such Debt in the aggregate does not exceed $750,000 at any time outstanding and any renewals, extensions, or refinancings thereof so long as the principal amount thereof is not increased;

(xvi) Debt in an aggregate amount not to exceed $250,000 at any time outstanding in connection with surety or similar bonds, letters of credit and performance bonds obtained in the ordinary course of business of the Borrowers and their Subsidiaries;

(xvii) deposits supporting the performance of operating leases in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time outstanding;

(xviii) unsecured Debt arising from agreements providing for customary adjustments of purchase price or similar obligations, or from guarantees securing the performance of any Borrower or any Subsidiary of any Borrower pursuant to such agreements, in connection with any Permitted Acquisitions;

(xix) cash obligations under incentive, non-compete, consulting, deferred compensation, or other similar arrangements, other than sales commissions, incurred by it in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(xx) (A) the Green Remedies Seller Note to the extent subject to the Green Remedies Seller Note Subordination Agreement, (B) other unsecured seller notes issued by Holdings of up to 150% of the EBITDA of the target for the most recently ended twelve month period for which financial statements have been delivered to Administrative Agent, in an aggregate amount not to exceed $12,000,000 at any time outstanding to the extent subject to a subordination agreement or other subordination arrangement in favor of the Obligations reasonably acceptable to Administrative Agent and subject to documentation and structure reasonably acceptable to the Administrative Agent and (C) other unsecured earn-outs owing by Holdings of up to 150% of the EBITDA of the target for the most recently ended twelve month period for which financial statements have been delivered to Administrative Agent, in an aggregate amount not to exceed $12,000,000 at any time outstanding the extent subject to a subordination agreement or other subordination arrangement in favor of the Obligations reasonably acceptable to Administrative Agent and subject to documentation and structure reasonably acceptable to the Administrative Agent;

(xxi) Debt arising under the Permitted ADM Factoring Arrangement; and

(xxii) other unsecured Debt of the Loan Parties and their Subsidiaries not otherwise provided for herein in an aggregate amount not at any time exceeding $750,000 at any time outstanding; provided, to the extent any such Debt is in the form of seller notes, earn-out or similar obligations, such Debt shall only be issued by Holdings and shall be subject to a subordination agreement or other subordination arrangement in favor of the Obligations reasonably acceptable to Administrative Agent.

9.2.2 Liens. Not, and not permit any of the Loan Parties and their Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets, or rights of whatsoever nature (whether now owned or hereafter acquired), except the following:

(i) Liens for taxes or other governmental charges (excluding any Lien imposed pursuant to any provisions of ERISA) not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings so long as such Lien would not reasonably be expected to materially adversely affect the Administrative Agent’s rights or the priority of the Administrative Agent’s Lien on any Collateral and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(ii) Liens arising in the ordinary course of business any of the Loan Parties (other than Holdings) and their Subsidiaries (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings diligently prosecuted and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case (1) for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed and (2) only so long as payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the assets of such Loan Party or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Loan Party or any of its Subsidiaries;

(iii) Liens described on Schedule 9.2.2 as of the First Amendment Effective Date and renewals and extensions thereof on the assets currently subject to those Liens;

(iv) subject to the limitation set forth in Section 9.2.1(ii), the following: (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (ii) Liens existing on property at the time of the acquisition thereof by any of the Loan Parties (other than Holdings) and their Subsidiaries (and not created in contemplation of that acquisition); and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring that property, so long as any such Lien attaches to the applicable property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired;

(v) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title, and other similar real estate Liens granted in the ordinary course of business not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary thereof;

(vi) leases, subleases, licenses, or sublicenses of the assets or properties of any of the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of any of the Loan Parties and their Subsidiaries;

(vii) customary set-off rights against depository accounts permitted under this Agreement in favor of banks at which any of the Loan Parties and their Subsidiaries maintains any such depository accounts, so long as those set-off rights secure only the obligations of that Loan Party or that Subsidiary to pay ordinary course fees and bank charges;

(viii) Liens consisting of precautionary filings of UCC financing statements filed with respect to Operating Leases permitted under this Agreement and any interest of title of a lessor under any Operating Lease permitted under this Agreement;

(ix) Liens arising under the Loan Documents;

(x) Liens arising from judgments in circumstances not constituting an Event of Default;

(xi) Liens securing the Acquisition Term Debt to the extent permitted by Section 9.2.1(xi) so long as such Liens are subject to the terms of the Intercreditor Agreement;

(xii) Liens securing obligations related to the Permitted ADM Factoring Arrangement that do not attach to any Collateral other than ADM Receivables sold in connection with the Permitted ADM Factoring Arrangement; and

(xiii) Other Liens incurred in the ordinary course of business of the Loan Parties and their Subsidiaries with respect to obligations that do not in the aggregate exceed $500,000 at any time outstanding.

9.2.3 Restricted Payments. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) make any dividend or distribution to any holders of its Equity Interests; (b) purchase or redeem any of its Equity Interests; (c) pay any management fees, transaction-based fees, or similar fees to any of its equity holders or any Affiliate thereof; (d) make any payment on account of Debt that has been contractually subordinated in right of payment to the Obligations if that payment is not permitted at that time under the applicable subordination terms and conditions; (e) make any prepayment of any unsecured Debt or any Debt secured by a Lien that is junior or subordinated to the Liens securing the Obligations; or (f) set aside funds for any of the foregoing (any of the foregoing described in clauses (a) through (f), each a “Restricted Payment”), except that:

(i) any Subsidiary may pay dividends or make other distributions to a Loan Party and any Loan Party may pay dividends or make other distributions to any Loan Party or any Subsidiary of any Loan Party;

(ii) in the event the Borrowers file a consolidated, combined, unitary or similar type income Tax return with Holdings, the Borrowers shall be permitted to make distributions to Holdings to permit Holdings to pay federal and state income Taxes when due and payable to the extent such Taxes are attributable to the income of the Borrowers and their Subsidiaries;

(iii) the Loan Parties and their Subsidiaries may make payments for earn-outs and deferred purchase price payments in connection with Permitted Acquisitions in an aggregate amount not to exceed of up to 150% of the EBITDA of the target for the most recently ended twelve month period for which financial statements have been delivered to Administrative Agent, provided that immediately before and after giving effect to such payments the Payment Conditions are satisfied;

(iv) in each case to the extent due and payable on a nonaccelerated basis, each Borrower may make regularly scheduled payments of interest in respect of subordinated Debt in the form of seller notes or earn-outs, provided, that (a) the Payment Conditions are satisfied, and (b) such payments are permitted under the applicable subordination agreement related thereto, and

(v) each Borrower and each of its Subsidiaries may make dividends or distributions payable solely in its Equity Interests;

(vi) each Borrower and each of its Subsidiaries may make cash payments under the Warranty solely to the extent such payments are permitted under the Intercreditor Agreement; and

(vii) the Loan Parties and their Subsidiaries may make payments in the form of Equity Interests of Holdings as required by the Consideration Agreement (as defined in the Green Remedies Acquisition Agreement as in effect on the date hereof) as in effect on the date hereof.

9.2.4 Mergers, Consolidations, Sales. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) be a party to any merger or consolidation; (b) change its state of incorporation or organization, its organization type or organization identification number or change its legal name; (c) sell, transfer, dispose of, convey, or lease any of its assets or Equity Interests (including the sale of Equity Interests of any Subsidiary); (d) sell or assign with or without recourse any receivables; (e) acquire all or any substantial part of the properties of any Person; or (f) purchase or otherwise acquire all or substantially all of the assets or any Equity Interests, or any partnership or joint venture interest in, any other Person or make any Acquisition, except the following:

(i) any merger or consolidation of a Loan Party or any Subsidiary of a Loan Party with another Loan Party or another Wholly-Owned Subsidiary of a Loan Party; provided, that a Loan Party shall be the surviving entity in any merger or consolidation involving a Loan Party, a Borrower shall be the surviving entity in any merger or consolidation involving a Borrower and Holdings shall be the surviving entity in any merger or consolidation involving Holdings;

(ii) Permitted Acquisitions;

(iii) Dispositions of equipment that is substantially worn, damaged, or obsolete; provided that in the case of any disposition of equipment financed hereunder, the outstanding advance amount and all interest payable with respect thereto shall be paid to the Administrative Agent to be applied to the Term Loan as set forth herein;

(iv) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(v) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable and useful in the conduct of its business;

(vi) transfers of assets (a) to a Loan Party by (x) a Loan Party (other than Holdings, provided that the foregoing shall not limit Restricted Payments permitted by Section 9.2.3) or (y) a Subsidiary of a Loan Party (other than by a Borrower to such Subsidiary, provided that the foregoing shall not limit Restricted Payments permitted by Section 9.2.3 hereof) or (b) to a Borrower by a Borrower;

(vii) sales of inventory in the ordinary course of business;

(viii) dispositions of Cash Equivalent Investments;

(ix) transfers of cash permitted by Section 9.2.9(xiii);

(x) sales of ADM Receivables pursuant to the Permitted ADM Factoring Arrangement; and

(xi) so long as no Default or Event of Default exists and is continuing, other dispositions, not provided for in any other clause of this Section 9.2.4 in an aggregate amount not to exceed $1,000,000 during any consecutive twelve-month period.

Notwithstanding the foregoing, in no event shall any disposition or transfer be made to Quest Vertigent One, LLC other than pursuant to clause (ix) of this Section 9.2.4. In no event shall any Loan Party make any Acquisition after the Sixth Amendment Effective Date unless the Administrative Agent shall have provided prior, written consent to such Acquisition (to be provided or withheld at the Administrative Agent’s sole discretion).

9.2.5 Modification of Certain Documents; Organizational Form.

(i) Not permit the organizational documents or governing documents of any Loan Party to be amended or modified in any way that could reasonably be expected to be adverse to the interests of the Lenders (it being agreed that any change to the organizational or governing documents of Holdings related to the board of directors or voting rights of equity holders shall be deemed adverse to the interests of the Lenders);

(ii) Not change, or allow any Loan Party to change, its state of formation or its organizational form without providing the Administrative Agent at least ten (10) Business Days’ prior written notice.

(iii) Not amend, restate, supplement, waive, refinance, replace or otherwise modify any provision of any of the Acquisition Term Loan Documents except to the extent permitted by the Intercreditor Agreement.

(iv) Not amend, restate, supplement, waive, refinance, replace or otherwise modify any provision of the Green Remedies Seller Note unless permitted by the Green Remedies Seller Note Subordination Agreement.

(v) Without the prior written consent of the Administrative Agent, not amend, waive or otherwise modify any provision of the Closing Date Acquisition Agreement, the RWS Acquisition Agreement or the documents and instruments delivered in connection therewith if such amendment, waiver or modification would be material or adverse to the Administrative Agent or the Lenders.

9.2.6  Transactions with Affiliates. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into, or cause, suffer, or permit to exist any transaction, arrangement, or contract with any of its other Affiliates (other than the Loan Parties) which is ~~onterms~~on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates (except to the extent expressly permitted by Sections 9.2.3 and 9.2.4(i)).

9.2.7 Inconsistent Agreements. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into any agreement containing any provision that would (a) be violated or breached by any borrowing by Borrowers under this Agreement or by the performance by any Loan Party of any of its Obligations under this Agreement or under any other Loan Document; (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders a Lien on any of its assets; or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Holdings, any Borrower, or any other Subsidiary, or incur or pay any Debt (or modify, extend or renew any agreement evidencing Debt) owed to Holdings, any Borrower, or any other Subsidiary or to repay any intercompany Debt, (ii) make loans or advances to any Loan Party, or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending any such sale, so long as those restrictions and conditions apply only to the Subsidiary to be sold and that sale is permitted under this Agreement (but those); (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases, and other secured Debt permitted by this Agreement, so long as those restrictions or conditions apply only to the property or assets securing that Debt; (C) customary provisions in leases and other contracts restricting the assignment thereof; and (D) restrictions and conditions set forth in the Loan Documents and the ABL Loan Documents.

9.2.8 Business Activities; Holdings. (x) Not, and not permit any of the Loan Parties and their Subsidiaries to, engage in any line of business other than the businesses engaged in on the First Amendment Effective Date and businesses reasonably related or reasonably complementary thereto, and (y) not permit Holdings to engage in any trade or business other than acting as a holding company for the Equity Interests of the Loan Parties and any activities reasonably incidental thereto. Holdings shall not hold any cash or Cash Equivalent Investment that is not subject to a Control Agreement.

9.2.9 Investments. Not, and not permit any of the Loan Parties and their Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(i) contributions by Holdings, Borrowers, or any Subsidiary to the capital of any Borrower;

(ii) Investments constituting Debt permitted by Section 9.2.1;

(iii) Contingent Liabilities constituting Debt permitted by Section 9.2.1 or Liens permitted by Section 9.2.2;

(iv) Cash Equivalent Investments;

(v) subject to Section 9.1.11, bank deposits in the ordinary course of business;

(vi) Permitted Acquisitions;

(vii) non-cash consideration received pursuant to the consummation of asset dispositions and Permitted Acquisitions, in each case permitted under this Agreement;

(viii) bank deposits established in the ordinary course of business in accordance with the Loan Documents;

(ix) Investments listed on Schedule 9.2.9 as of the First Amendment Effective Date;

(x) advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business;

(xi) Investments by Holdings and its Subsidiaries in the Loan Parties (other than Holdings);

(xii) prepaid expenses and extensions of trade credit, in each case, in the ordinary course of business and consistent with past practices;

(xiii) Investments of cash into Quest Vertigent One, LLC to be used solely for the purpose of paying consultant fees and general corporate expenses of Quest Vertigent One, LLC in an amount not to exceed $50,000 in any Fiscal Year; and

(xiv) other Investments not provided for in any other clause of this Section 11.9 in an aggregate amount not to exceed $250,000 so long as the Payment Conditions are satisfied immediately before and after giving effect to such Investment.

Notwithstanding the foregoing, in no event shall any Investment be made in Quest Verging One, LLC other than pursuant to clause (xiii) of this Section 9.2.9.

9.2.10 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under any Warrants, Related Agreement or Material Contract, other than immaterial amendments, modifications, and waivers not adverse to the interests of Administrative Agent or Lenders.

9.2.11 Fiscal Year; Accounting Policies. Not, and not permit any of the Loan Parties and their Subsidiaries to (a) change its Fiscal Year or its method of determining Fiscal Quarters or fiscal months or (b) make any change in its accounting policies that is not required under GAAP.

9.2.12 Financial Covenants.

(i) Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period (commencing with the Computation Period ending ~~March 31~~June 30, ~~2022~~2025) to be less than 1.10 to 1.00 for that Computation Period.

(ii) Senior Net Leverage Ratio. Not permit the Senior Net Leverage Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for that Computation Period:

Computation Period Ending	Senior Net Leverage Ratio
December 31, 2020	3.25 to 1.00
March 31, 2021, June 30, 2021	3.00 to 1.00
September 30, 2021, December 31, 2021 and March 31, 2022	5.75 to 1.00
June 30, 2022 and September 30, 2022	5.50 to 1.00
December 31, 2022	5.25 to 1.00
March 31, 2023, June 30, 2023 and September 30, 2023	5.00 to 1.00
December 31, 2023 and March 31, 2024	4.75 to 1.00
June 30, 2024 and September 30, 2024	4.50 to 1.00
December 31, 2024	6.00 to 1.00
March 31, 2025	Waived / Not Tested
June 30, 2025	6.25 to 1.00
~~December 31, 2024, March 31, 2025 and June~~September 30, 2025	6.00 to 1.00
~~September 30, 2025 and~~ December 31, 2025	~~5.25~~5.75 to 1.00
March 31, 2026 and June 30, 2026	~~4.75~~5.50 to 1.00
September 30, 2026 and December 31, 2026	~~4.25~~4.75 to 1.00
March 31, 2027 and June 30, 2027	~~3.75~~4.25 to 1.00
September 30, 2027 and December 31, 2027	3.75 to 1.00
~~September 30, 2027~~March 31, 2028 and the last day of each Fiscal Quarter thereafter	3.50 to 1.00

Notwithstanding anything herein to the contrary, (x) with respect to any provision of the Loan Documents that references compliance or satisfaction with the Senior Net Leverage Ratio required by this Section 9.2.12(ii) prior to December 31, 2020, such provision shall be deemed to refer to the Senior Net Leverage Ratio required as of December 31, 2020 and (y) the Borrowers and the Administrative Agent shall negotiate in good faith to reset the maximum Senior Net Leverage Ratios permitted under this Section 9.2.12(ii) to reflect the impact of any Debt incurred in connection with any Permitted Acquisition as permitted hereunder.

9.2.13 Compliance with Laws. Not, and shall not permit any of their Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 8.1.31 and 8.1.32,

9.2.14 Equity Interests of Subsidiaries. Not permit any Loan Parties (excluding Holdings) or any of their Subsidiaries to issue any additional Equity Interests, except to a Loan Party or other Subsidiary of a Loan Party and except for director’s qualifying Equity Interests to the extent required under applicable law. Not permit Holdings to issue any Disqualified Equity Interest

9.2.15 Tax Consolidation. Not permit any Loan Party or any Subsidiary of any Loan Party to file or consent to the filing of any consolidated income tax return with any Person other than Holdings (or a present or future direct or indirect parent of Holdings), any other present or further Loan Party and/or any present or future Subsidiary of any Loan Party.

9.2.16 Bill-and-Hold Sales, Etc. Not permit any Loan Parties or any of their Subsidiaries to make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis.

9.2.17 Acquisition Term Debt. Not permit any Loan Parties or any of their Subsidiaries to purchase or hold any of the Acquisition Term Debt.

9.2.18 Fiscal Year End. Not change, or permit any Subsidiary of any Loan Party to change, its fiscal year end.

9.2.19 OFAC. Not (i) Become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of such Section 2, or (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

9.2.20 Prepayments.

(i) Voluntary Prepayments. Not make any voluntary prepayment on the Acquisition Term Debt unless the following conditions have been satisfied: (a) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (b) after giving effect to any such voluntary prepayment, Excess Availability (as defined under the Intercreditor Agreement) is not less than $6,000,000, and (c) Borrower Representative has delivered a certificate to Administrative Agent certifying the satisfaction of the foregoing conditions.

(ii) Mandatory Prepayments. Not make any mandatory prepayment in respect of Excess Cash Flow (as defined in the Acquisition Term Loan Agreement) on the Acquisition Term Debt unless the following conditions have been satisfied: (a) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (b) after giving effect to any such voluntary prepayment, Excess Availability (as defined under the Intercreditor Agreement) is not less than $3,000,000, and (c) Borrower Representative has delivered a certificate to Administrative Agent certifying the satisfaction of the foregoing conditions; provided, however, provided, that, to the extent the Loan Parties were not permitted to make such mandatory prepayment described above because such conditions were not met, then the Loan Parties shall be permitted to make such payments on the next Business Day that such conditions are satisfied so long as for the 30 day period ending on the date of such prepayment, Excess Availability (as defined in the Intercreditor Agreement) has exceeded the sum of $3,000,000.

9.2.21 Post-Closing.

(i) Insurance. No later than 10 Business Days after the Second Amendment Effective Date, the Loan Parties shall have delivered updated insurance certificates indicating that PNC Bank, National Association, as Administrative Agent, together with its successors and assigns, is named as additional insured on the certificate for liability coverage and as lender’ s loss payee on the certificate for property or casualty insurance.

(ii) Control Agreements. No later than 60 days after the Second Amendment Effective Date, the Loan Parties shall deliver to the Administrative Agent the Control Agreements required pursuant to this Agreement with respect to the deposit accounts and securities accounts of RSW and its Subsidiaries.

(iii) Collateral Access Agreements. No later than 60 days after the Second Amendment Effective Date, the Loan Parties shall deliver to the Administrative Agent the landlord waivers required pursuant to this Agreement.

9.2.22 Permitted ADM Factoring Arrangement. Not, without the prior, written consent of the Administrative Agent, amend or modify the terms of the Permitted ADM Factoring Arrangement, including, without limitation, any instructions within the Permitted ADM Factoring Arrangement for remitting payment for ADM Receivables purchased under the Permitted ADM Factoring Arrangement.

Article X. CONDITIONS PRECEDENT

10.1 Initial Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agents or any Lender under the other sections of this Agreement, no Lender shall be required to make the Loans, nor shall Issuing Bank be required to issue any Letter of Credit to be made or issued on the Closing Date unless and until each of the following conditions has been and continues to be satisfied or waived by Majority Lenders:

10.1.1 Documentation. Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Administrative Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Administrative Agent and its counsel.

10.1.2 [Reserved].

10.1.3 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Initial Closing Date Transactions.

10.1.4 Closing Date – Minimum Excess Availability and Consolidated EBITDA.

Administrative Agent shall have received evidence that the Borrowers have (i) Excess Availability of not less than $3,000,000 and (ii) Consolidated EBITDA of at least $2,000,000 for the trailing twelve month period calculated on a consolidated basis for Holdings and its Subsidiaries as of June 30, 2020.

10.1.5 Repayment of Existing Debt. (i) Administrative Agent shall have received evidence that all Debt (including any commitments therefor) not permitted under subsection 9.2.2 shall have been terminated and all outstanding amounts therefor shall have been paid in full pursuant to documentation in form and substance satisfactory to Administrative Agent and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

10.1.6 Material Adverse Effect. As of the Closing Date, since December 31,

2019, there has not been any material adverse change in the business, assets, financial condition, income, performance or operations of any Loan Party and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

10.1.7 UCC Filings and Lien Perfection. Administrative Agent shall have received acknowledgments of all filings, notifications or recordations necessary to perfect its Liens in the Collateral, as well as UCC, intellectual property and other Lien searches and other evidence satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens. Administrative Agent shall have received all possessory collateral required to be delivered to Administrative Agent pursuant to the Loan Documents, duly endorsed in a manner satisfactory to Administrative Agent indicating Administrative Agent’s security interest therein.

10.1.8 Officer’s Certificate. Administrative Agent shall have received a certificate, in form and substance satisfactory to it, from a duly authorized officer of the Loan Parties certifying that (a) each Loan Party is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit to be issued hereunder and the consummation of each other Closing Date Transaction, will be, Solvent; (b) no Default or Event of Default exists or would result after giving effect to the Initial Closing Date Transactions; (c) the representations and warranties set forth in Section 8 are true and correct; and (d) the Loan Parties have complied with all agreements and conditions to be satisfied by them under the Loan Documents.

10.1.9 Resolutions, Organizational Documents, Incumbency Certificate.

Administrative Agent shall have received a certificate of a duly authorized officer of each Loan Party, certifying (a) that attached copies of such Loan Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown, (b) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (c) to the title, name and signature of each Person authorized to sign the Loan Documents. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

10.1.10 Legal Opinion. Administrative Agent shall have received a written opinion of Olshan Frome Wolosky LLP, counsel to the Loan Parties, each in form and substance satisfactory to Administrative Agent.

10.1.11 Good Standing Certificates. Administrative Agent shall have received copies of the charter documents of each Loan Party, certified as appropriate by the Secretary of State or another official of such Loan Party’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of (a) such Loan Party’s jurisdiction of organization and (b) each jurisdiction where such Loan Party’s conduct of business or ownership of Property necessitates qualification, except where failure to maintain such qualification could not reasonably be expected to result in a Material Adverse Effect.

10.1.12 Insurance. Administrative Agent shall have received evidence of the insurance and additional insured, lender loss payable and other endorsements required hereunder and under the other Loan Documents, and certificates of such insurance policies and/or endorsements naming Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent as of the Second Amendment Effective Date.

10.1.13 Due Diligence Financial Statements and Projections. Administrative Agent shall have completed its business, financial and legal due diligence of Loan Parties, including:

(i) Administrative Agent or its Affiliates shall have conducted a field examination of the Borrowers’ assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to Administrative Agent in all respects;

(ii) Administrative Agent shall have received copies of (a) the internally prepared monthly financial statements of Holdings and its Subsidiaries on a Consolidated basis for the calendar month ending May 31, 2020, (b) the audited Consolidated financial statements of Holdings and its Subsidiaries for the fiscal year ended December 31, 2019, (c) the Projections of Holdings and its Subsidiaries (1) on a monthly basis for the fiscal year ending December 31, 2020, and (2) on an annual basis for the fiscal years ending December 31, 2021 through December 31, 2024, and (d) evidence and materials satisfactory to Administrative Agent demonstrating after giving effect to the Initial Closing Date Transactions, pro forma compliance with all covenants of this Agreement; and

(iii) Administrative Agent shall have received its internal credit committee approval.

10.1.14 Payment of Fees. The Loan Parties shall have paid all fees and expenses, including the reasonable and documented fees and expenses of legal counsel, to be paid to Administrative Agent and Lenders on the Closing Date.

10.1.15 Borrowing Base Certificate. Collateral Agent shall have received a Borrowing Base Certificate prepared as of the Closing Date or as of such other date as Collateral Agent may elect.

10.1.16 Third Party Waivers and Consents. Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons (including, without limitation, customs brokers) and Governmental Authorities which Administrative Agent may deem necessary in order to permit, protect and perfect its Lien upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents.

10.1.17 USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.1.18 Deposit and Lockbox Accounts. The Loan Parties shall have (i) opened their main depository account with PNC and (ii) opened lockbox and blocked account agreements reasonably acceptable to the Administrative Agent, including a springing deposit account Control Agreement with the Administrative Agent in favor of the Administrative Agent.

10.1.19 Perfection Certificate. Administrative Agent shall have received a Questionnaire and Perfection Certificate duly executed by the Loan Parties, in form and substance acceptable to the Agent.

10.2 Conditions Precedent to All Loans and Credit Accommodations. No Lender shall be required to make any Loan, nor shall Issuing Bank be required to issue any Letter of Credit unless and until the following conditions are satisfied:

10.2.1 No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant; and

10.2.2 Representations and Warranties. The representations and warranties of each Loan Party and its Subsidiaries in the Loan Documents shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date or for such changes as provided in Section 8.2).

Article XI. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

11.1.1 Payment of Obligations. The Loan Parties shall fail to pay any of the Obligations hereunder or under any Note (i) consisting of principal on the due date thereof or (ii) consisting of interest, fees or any other amount, within five (5) days after the due date thereof (in each instance, whether due at stated maturity, on demand, upon acceleration or otherwise).

11.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Administrative Agent or any Lender by or on behalf of any Loan Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 8.2 hereof.

11.1.3 Breach of Specific Covenants. Any Loan Party shall fail or neglect to perform, keep or observe any covenant contained in any of the following Sections or subsections: 6.2 (Other Collateral), 6.3 (Lien Perfection; Further Assurances), 7.1.1 (Location of Collateral), 7.1.2 (Insurance of Collateral), 7.2.4 (Maintenance of Blocked Accounts), 7.2.5 (Collection of Accounts; Proceeds of Collateral), 9.1.1 (Visits and Inspections; Lender Meeting), 9.1.3 (Financial Statements), 9.1.4 (Borrowing Base Certificates), 9.1.5 (Landlord, Processor and Storage Agreements), 9.1.7 (Projections), 9.1.8 (Subsidiaries), 9.1.9 (Deposit and Brokerage Accounts), 9.1.10 (Use of Proceeds), 9.1.13 (Preservation of Existence), 9.1.14 (Maintenance of Properties, Permits, Etc.), 9.1.16 (Acquisition Term Debt), 9.1.21 (Permitted ADM Factoring Arrangement), or 9.2 (Negative Covenants) hereof on the date that the Loan Parties are required to perform, keep or observe such covenant.

11.1.4 Breach of Other Covenants. The Loan Parties shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) or any other Loan Document and the breach of such other covenant is not cured to Administrative Agent’s satisfaction within thirty (30) days after the sooner to occur of any Loan Party’s receipt of notice of such breach from Administrative Agent or the date on which such failure or neglect first becomes known to any officer of any Loan Party.

11.1.5 Acquisition Term Loan Documents. After giving effect to any applicable cure periods, any event of default shall have occurred under any of the Acquisition Term Loan Documents.

11.1.6 [Reserved].

11.1.7 Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any agreement, document or instrument to which such Loan Party is a party or by which such Loan Party or any of its Property is bound, evidencing or relating to any Debt (other than the Obligations) with an outstanding principal balance in excess of $750,000, if the payment or maturity of such Debt is or could be accelerated in consequence of such event of default or demand for payment of such Debt is made or could be made in accordance with the terms thereof.

11.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $750,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Administrative Agent shall have permitted) by insurance.

11.1.9 Insolvency and Related Proceedings. An Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and such Loan Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Loan Party, the petition is not dismissed within forty-five (45) days after filing, or an order for relief is entered in the proceeding.

11.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Loan Party which could reasonably be expected to have a Material Adverse Effect; or any Loan Party shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Loan Party which loss could reasonably be expected to have a Material Adverse Effect; or any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs which injunction, restraint or other prevention could reasonably be expected to have a Material Adverse Effect; or any material lease or agreement pursuant to which any Loan Party leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation which condemnation or impairment could reasonably be expected to have a Material Adverse Effect.

11.1.11 Change of Control. A Change of Control shall occur.

11.1.12 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $750,000 in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Administrative Agent shall have permitted) by insurance.

11.1.13 ERISA. A Reportable Event shall occur which, in Administrative Agent’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Loan Party is in “default” (as defined in Section 4219I(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Loan Party’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

11.1.14 Challenge to Agreement. Any Loan Party shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent or this Agreement or any of the other Loan Documents, Obligations or perfection or priority of any Lien granted to Administrative Agent shall cease to actually be legal and enforceable (other than as a result of any action or inaction by Administrative Agent or any Lender).

11.1.15 Repudiation of or Default under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof.

11.1.16 Criminal Forfeiture. Any Loan Party shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Loan Party.

11.1.17 Judgments. Any money judgment, writ of attachment or similar process (collectively, “Judgments”) is issued or rendered against any Loan Party, or any of their respective Property (i) in the case of money judgments, in an amount of $750,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within thirty (30) days.

11.1.18 Material Adverse Effect. Any event occurs which reasonably could be expected to have a Material Adverse Effect.

11.1.19 Intercreditor Agreement. The provisions of the Intercreditor Agreement, the Green Remedies Seller Note Subordination Agreement or any other intercreditor or subordination agreement in favor of the Administrative Agent in respect of the Obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Acquisition Term Agent, any lender under the Acquisition Term Loan Agreement or any other person party to such agreements shall contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Agreement, the Intercreditor Agreement, the Green Remedies Seller Note Subordination Agreement or any other intercreditor or subordination described in this Section 11.1.19, respectively.

11.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Credit Commitments shall, at the option of Administrative Agent or Majority Lenders, be terminated and/or (ii) Administrative Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Administrative Agent or any Lender, and the Loan Parties shall forthwith pay to Administrative Agent the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 11.1.9 hereof, the Revolving Credit Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Administrative Agent or any Lender.

11.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have and may exercise from time to time the following other rights and remedies:

11.3.1 All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2 The right to take immediate possession of the Collateral, and to (i) require each Loan Party and each of its Subsidiaries to assemble the Collateral, at the Loan Parties’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on such premises until sold (and if such premises are owned by any Loan Party or Subsidiary of a Loan Party, the Loan Parties shall not, and shall not permit any of their Subsidiaries to, charge Administrative Agent for such entry and storage).

11.3.3 The right to sell or otherwise dispose of all or any Collateral in its then current condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its sole discretion, may deem advisable. Administrative Agent may, at Administrative Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. The Loan Parties agree that ten (10) days’ prior written notice of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Administrative Agent may designate in such notice. Administrative Agent shall have the right to conduct such sales on any Loan Party’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied in accordance with subsection 4.4.2. If any deficiency shall arise, the Loan Parties shall remain jointly and severally liable to Administrative Agent and Lenders therefor.

11.3.4 Administrative Agent is hereby granted a license or other right to use, without charge, each Loan Party’s and each of its Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit.

11.3.5 Administrative Agent may, at its option, require the Loan Parties to deposit with Administrative Agent funds equal to 103% of the LC Amount and, if the Loan Parties fail to promptly make such deposit, Administrative Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Credit Loan. Any such deposit or advance shall be held by Administrative Agent as a reserve to fund future drawings against such Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to the Loan Parties.

11.4 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by the Loan Parties at any time or from time to time, with prior written consent of Administrative Agent and with reasonably prompt subsequent notice to the Loan Parties (any prior or contemporaneous notice to the Loan Parties being hereby expressly waived) to setoff and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to a Loan Party or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations. Except with respect to setoff amounts applied to Product Obligations, any Lender exercising a right to setoff shall, to the extent the amount of any such setoff exceeds its Pro Rata Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Percentages. Each Loan Party agrees, to the fullest extent permitted by law, that any Lender may exercise its right to setoff with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Administrative Agent for the benefit of all Lenders in accordance with the Pro Rata Percentages.

11.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Loan Parties contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement or Pledge Agreement given to Administrative Agent or any Lender or contained in any other agreement between any Lender and the Loan Parties or between Administrative Agent and the Loan Parties heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Loan Parties herein contained. The failure or delay of Administrative Agent or any Lender to require strict performance by the Loan Parties of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from the Loan Parties to Administrative Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by the Loan Parties under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent and directed to the Loan Parties.

11.6 Curative Equity.

(a) Subject to the limitations set forth in Section 11.6(d), Borrowers may cure (and will be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenants set forth in Section 9.2.12 (each such financial covenant, a “Specified Financial Covenant”; each such Event of Default, a “Specified Financial Covenant Default”) if Borrowers receive the cash proceeds of Curative Equity within ten (10) Business Days after the earliest date on which each applicable Specified Financial Covenant is required to be tested for the applicable Computation Period pursuant to this Agreement (the “Cure Period”).

(b) Borrowers shall provide Administrative Agent with irrevocable written notice during the Cure Period of their intent to cure the Specified Financial Covenant(s) with Curative Equity (the “Cure Notice”) and shall promptly notify Administrative Agent of their receipt of any proceeds of Curative Equity and application of the proceeds of such Curative Equity in accordance with Section 4.3 so long as any payments on the Acquisition Term Debt result in a permanent reduction in Acquisition Term Debt.

(c) Upon receipt by the Borrowers of the Curative Equity (and application of the proceeds of such Curative Equity in accordance with Section 4.3) and delivery of a certificate by Borrower Representative to Administrative Agent certifying as to the amount of the proceeds of any Curative Equity and that those proceeds have been applied in accordance with Section 11.6(b) in an amount equal to the amount which if applied to increase EBITDA for the Computation Period would result in the Borrowers being in pro forma compliance with the applicable Specified Financial Covenant(s) (which certificate shall also set forth the calculation of the applicable Specified Financial Covenant being cured in reasonable detail), then each applicable Specified Financial Covenant Default will be deemed cured with no further action required by the Administrative Agent. Before the date of the delivery of that certificate, any Specified Financial Covenant Default that has occurred and is continuing will be deemed to be continuing, and, as a result, the Lenders will have no obligation to make additional loans or otherwise extend additional credit under this Agreement. If Borrowers do not cure a Specified Financial Covenant Default as provided in this Section 11.6, then that Specified Financial Covenant Default will continue unless waived in writing by the Administrative Agent in accordance with this Agreement.

(d) To the extent that proceeds of Curative Equity are received with respect to any Fiscal Quarter, those proceeds will be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenant(s) for that Fiscal Quarter and subsequent periods that include that Fiscal Quarter. Notwithstanding any provision of this Agreement to the contrary, (i) Borrowers’ rights under this Section 11.6 (A) may be exercised no more than four times during the term of this Agreement; (B) may be exercised no more than twice in any period of four Fiscal Quarters; (C) may not be exercised in two consecutive Fiscal Quarters and (D) may not be exercised if the amount of proceeds of the Curative Equity, together with the aggregate amount of proceeds of all prior Curative Equity, exceeds 20% of Consolidated EBITDA (calculated prior to giving effect to such Curative Equity) in any trailing twelve month period; (ii) the amount of proceeds of any Curative Equity may not be greater than or less than the amount required to cause Borrowers to be in compliance with each applicable Specified Financial Covenant(s) as at the end of the applicable Computation Period (without giving effect to any prepayment of Debt); and (iii) the proceeds of Curative Equity will be disregarded for purposes of determining EBITDA for any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement and there will be no pro forma reduction in Debt with the proceeds of any Curative Equity for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement, in each case in the Fiscal Quarter in which that Curative Equity is used and each Computation Period ending on the last day of the following three Fiscal Quarters.

Article XII. AGENTS

12.1 Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent and Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agents shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, the Loan Parties. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), each Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), whenever such instruction shall be requested by such Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that each Agent shall be fully justified in failing or refusing to take any action which exposes such Agent to any liability or which is contrary to this Agreement, the other Loan Documents or Applicable Law, unless such Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If any Agent seeks the consent or approval of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, such Agent shall send notice thereof to each Lender and shall notify each Lender at any time that Majority Lenders (or such greater or lesser number of Lenders) have instructed such Agent to act or refrain from acting pursuant hereto.

12.2 Agents’ Reliance, Etc. Neither Agent nor any of its respective Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent and its Related Parties: (i) may treat each Lender party hereto as the holder of Obligations until such Agent receives written notice of the assignment or transfer of such Lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond such Agent’s customary practices in respect of loans in which such Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Loan Parties, to inspect the property (including the books and records) of the Loan Parties, to monitor the financial condition of the Loan Parties or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by such Agent upon the instructions of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement) pursuant to Section 12.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 4 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable, e-mail transmission or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless such Agent has actual knowledge of the Event of Default, has received notice from the Loan Parties or the Loan Parties’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

12.3 PNC and Affiliates. With respect to its commitment hereunder to make Loans, PNC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include PNC in its individual capacity as a Lender. PNC and its Affiliates may lend money to, and generally engage in any kind of business with, the Loan Parties, and any Person who may do business with or own Equity Interests of any Loan Party, all as if PNC were not an Agent and without any duty to account therefor to any other Lender.

12.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. No Agent shall have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding the Loan Parties.

12.5 Indemnification. Lenders agree to indemnify Agents (to the extent not reimbursed by the Loan Parties), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by the Loan Parties. If after payment and distribution of any amount by any Agent to Lenders, any Lender or any other Person, including the Loan Parties, any creditor of any Loan Party, a liquidator, administrator or trustee in bankruptcy, recovers from such Agent any amount found to have been wrongfully paid to such Agent or disbursed by such Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse such Agent for all such amounts. The obligations of Lenders under this Section 12.5 shall survive the payment in full of all Obligations and the termination of this Agreement.

12.6 Rights and Remedies to Be Exercised by Administrative Agent Only. Each Lender agrees that, except as set forth in Section 11.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

12.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies each Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by any Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by any Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Administrative Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of this Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if the Loan Parties certify to Administrative Agent that the sale or disposition is made in compliance with subsection 9.2.8 hereof (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Administrative Agent at the direction of all Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to each Agent in this Section 12.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given each Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to any Lender.

12.8 Resignation of Agent; Appointment of Successor. Each Agent may resign as Administrative Agent or Collateral Agent by giving not less than thirty (30) days’ prior written notice to Lenders and the Loan Parties. If Administrative Agent shall resign under this Agreement, then, (i) subject to the consent of the Loan Parties (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor Administrative Agent for Lenders or (ii) if a successor Administrative Agent shall not be so appointed and approved within the thirty (30) day period following Administrative Agent’s notice to Lenders and the Loan Parties of its resignation, then Administrative Agent shall appoint a successor agent who shall serve as Administrative Agent until such time as Majority Lenders appoint a successor agent, subject to the Loan Parties’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Administrative Agent and the term “Administrative Agent” shall mean such successor effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If Collateral Agent shall resign under this Agreement, then Administrative Agent shall assume the rights, powers and duties of Collateral Agent hereunder; provided, that, Administrative Agent may, in its discretion, appoint another Lender as the successor Collateral Agent, in which case such successor Collateral Agent shall assume the rights, powers and duties of Collateral Agent hereunder. After the resignation of any Agent hereunder, the provisions of this Section 12 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

12.9 Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

(i) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of such Agent;

(ii) expressly agrees and acknowledges that Agents (i) do not make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records as well as on representations of the Loan Parties’ personnel;

(iv) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 13.14; and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (a) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any loan or other obligation of the Loan Parties; and (b) to pay and protect, and indemnify, defend and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.10 Administrative Agent’s Right to Purchase Commitments. Administrative Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Administrative Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

12.11 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreement.

Article XIII. MISCELLANEOUS

13.1 Power of Attorney. Each Loan Party hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 13.1, and Administrative Agent, or Administrative Agent’s agent, may, without notice to any Loan Party and in any Loan Party’s or Administrative Agent’s name, but at the cost and expense of the Loan Parties:

13.1.1 At such time or times as Administrative Agent or such agent, in its sole discretion, may determine, endorse any Loan Party’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Administrative Agent or under Administrative Agent’s control.

13.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default, as Administrative Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Loan Party’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable, and at Administrative Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Loan Party and notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of any Loan Party upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of any Loan Party upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Loan Party’s stationery and sign the name of any Loan Party to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill any Loan Party’s obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

13.2 INDEMNITY. EACH LOAN PARTY SHALL INDEMNIFY EACH ARRANGER, EACH AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNIFIED PERSON”) AGAINST, AND HOLD EACH INDEMNIFIED PERSON HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNIFIED PERSON), INCURRED BY ANY INDEMNIFIED PERSON OR ASSERTED AGAINST ANY INDEMNIFIED PERSON BY ANY THIRD PARTY OR BY ANY BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF MATERIALS OF ENVIRONMENTAL CONCERN ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY OR ANY OF ITS SUBSIDIARIES OR ANY LOAN PARTY’S OR ANY OF ITS SUBSIDIARIES’ DIRECTORS, MANAGERS, EQUITY OWNERS OR CREDITORS, AND REGARDLESS OF WHETHER ANY INDEMNIFIED PERSON IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNIFIED PERSON NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, INCLUDING ITS OWN ORDINARY NEGLIGENCE, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PERSONS OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PERSONS; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PERSON, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THESE INDEMNITIES SHALL EXTEND TO ANY CLAIMS ASSERTED AGAINST ANY INDEMNIFIED PERSON BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS BY REASON OF ANY LOAN PARTY’S OR ANY OTHER PERSON’S FAILURE TO COMPLY WITH LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS OR OTHER TOXIC SUBSTANCES. NOTWITHSTANDING ANY CONTRARY PROVISION IN THIS AGREEMENT, THE OBLIGATION OF THE LOAN PARTIES UNDER THIS SECTION 13.2 SHALL SURVIVE THE PAYMENT IN FULL OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

13.3 Amendment and Waivers.

13.3.1 No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders and the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that this Section shall not apply to amendments to this Agreement that have been made pursuant to Section 4.9; provided further that no amendment, waiver or consent shall be effective to:

(i) (a) increase any Lender’s Revolving Credit Commitment or Term Loan Commitment; (b) reduce the principal of, interest on, or fees due in respect to any amount payable hereunder to any Lender; or (c) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder to any Lender, in each case, without the written consent of each Lender directly affected thereby;

(ii) (a) amend the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (b) except as otherwise expressly permitted herein or in any other Loan Document, release or discharge any Person liable for the performance of any obligations of any Loan Party hereunder or under any of the Loan Documents; (c) amend the definition of the term Majority Lenders; (d) amend this Section 13.3; (e) amend subsection 4.4.2; or (f) except as otherwise expressly permitted herein or in any other Loan Document, release any substantial portion of the Collateral except to the extent expressly permitted by this Agreement or the Intercreditor Agreement, in each case, without the written consent of each Lender;

(iii) change any definitions or any other provision in a manner that would alter the nature of the secured position of any Derivative Obligation Provider or its entitlement to a pro rata allocation among Lenders of assets upon termination or acceleration of Obligations, without the written consent of each Lender and Derivative Obligation Provider directly affected thereby; or

(iv) affect the rights or duties of any Agent or Issuing Bank (as applicable) under this Agreement or any other Loan Document, without the written consent of such Agent or Issuing Bank (as applicable).

13.3.2 Notwithstanding the foregoing provisions of this Section 13.3:

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) of subsection 13.3.1; and

(ii) Administrative Agent and the Loan Parties may amend any Loan Document to correct an obvious, immaterial or administrative error or omission, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document if the same is not objected to in writing by Majority Lenders within five (5) Business Days following receipt of notice thereof.

13.3.3 If a fee is to be paid by the Loan Parties in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Administrative Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

13.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.5 Right of Sale; Assignment; Participations. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Loan Party, Administrative Agent and each Lender; provided, however, that, no Loan Party may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Loan Party’s rights, title, interests, remedies, powers and duties hereunder or thereunder. The Loan Parties hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth in this Section 13.5; provided, that no such participation, sale, assignment, transfer or other disposition shall be made to (i) a Defaulting Lender, (ii) any Loan Party or any Subsidiary of a Loan Party, (iii) an Affiliate of a Loan Party or (iv) any direct competitor of any Loan Party or any Subsidiary of a Loan Party.

13.5.1 Sales; Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) each such sale or assignment shall include an equal percentage of the Revolving Credit Commitments and Term Loan Commitments of the assigning Lender, (iv) with respect to each such assignment to a Person that is not a Lender or an Affiliate of a Lender, (a) Administrative Agent, (b) in the case of assignments of Revolving Credit Commitments and Issuing Bank, and (c) in the absence of a Default or Event of Default, Borrower Representative shall have consented thereto, such consent not to be unreasonably withheld or delayed, (v) the assigning Lender shall pay to Administrative Agent a processing and recordation fee of $3,500; provided, that, Administrative Agent may waive such fee in its discretion, (vi) no sale or assignment shall be made to any Ineligible Lender and (vii) Administrative Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Credit Commitments assumed by such other Lender.

13.5.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, except that each Participant shall be entitled to the benefits of Section 3.11 (subject to the requirements and limitations therein, including the requirements of subsection 3.11.3 (it being understood that the documentation required under subsection 3.11.3 shall be delivered to the originating Lender)), subsection 4.1.9 and Section 4.8 to the same extent as if it were a Lender and had acquired its interest by assignment; provided however that such Participant (a) shall be subject to the provisions of subsection 13.5.6 as if it were an assignee and (b) shall not be entitled to receive any greater payment under Section 3.11, subsection 4.1.9 or Section 4.8, with respect to any participation, than its originating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (a) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, its participation interest or (b) extending the final stated maturity of its participation interest or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of its participation interest; provided that the rights described in this subclause (b) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) the Loan Parties and Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (vii) all amounts payable by the Loan Parties hereunder shall be determined as if the originating Lender had not sold any such participation. Each Lender, acting for this purpose as an agent of Borrowers, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 C.F.R. §5f.103-1(c) for the recordation in book entry form of the names and addresses of its Participants and their rights with respect to principal amounts (and stated interest) of each Participant’s interest in the Loans from time to time. The entries in each Participation Register shall be conclusive absent manifest error.

13.5.3 Certain Agreements of the Loan Parties. The Loan Parties agree that

(i) they will use their best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 13.14 hereof, such Lender may disclose credit information regarding the Loan Parties to any potential Participant or assignee.

13.5.4 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.5.5 Register. Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation in book entry form of the names and addresses of the Lenders, and the commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by Borrowers, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms of this Agreement. This subsection 13.5.5 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

13.5.6 Replacement of Lenders. If (i) any Lender requests compensation under Section 4.8, or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, or (iii) any Lender, whose consent is required in connection with any proposed amendment, waiver, or consent hereunder that requires the consent of all Lenders or all affected Lenders and as to which the consent of Majority Lenders is obtained, does not consent to such proposed amendment, waiver, or consent, or (iv) any Lender is a Defaulting Lender, then the Loan Parties may, at their sole expense and effort (including any processing and recordation fee required to be paid in accordance with this Section 13.5), upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.5), all of its interests, rights and obligations under this Agreement to an assignee selected by the Loan Parties that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Loan Parties shall have received the prior written consents of Administrative Agent and, in the event of an assignment of Revolving Credit Commitments and Issuing Bank, which consents shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal, accrued interest and fees) or the Loan Parties (in the case of all other amounts), (c) in the case of any such assignment resulting pursuant to clause (i) or (ii) above, such assignment will result in a material reduction in such compensation or payments, (d) in the case of any such assignment resulting pursuant to clause (iii) above, all such non-consenting Lenders shall be replaced and, at the time of such replacement, each such new Lender consents to the proposed amendment, waiver, or consent and (e) the assignor under an assignment pursuant to this subsection 13.5.6 need not execute an Assignment and Acceptance Agreement. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Loan Parties to require such assignment and delegation cease to apply.

13.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

13.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Any executed counterpart of this Agreement delivered by fax or as a PDF file contained in an e-mail transmission to the other parties hereto shall constitute an original counterpart of this Agreement.

13.8 Notices and Communications.

13.8.1 Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Administrative Agent:	PNC Bank, National Association 2100 Ross Avenue, Suite 1850 Dallas, Texas 75201 Attention: Brad Miller Phone: ____________ Facsimile: _________

With a copy to:	Holland & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attention: Anthony Herrera Email: Anthony.Herrera@hklaw.com
(B) If to the Loan Parties:	Quest Resource Management Group, LLC 3481 Plano Parkway The Colony, Texas 75056 Attention: Brett Johnston Phone: (972) 464-0011 Facsimile: (866) 492-7478
With a copy to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Jason S. Saltsberg Phone: (212) 451-2222
(C) If to any Lender, at its address indicated on the administrative detail forms delivered to Administrative Agent.

or to such other address as each party may designate for itself by notice given in accordance with this Section 13.8; provided, however, that any notice, request or demand to or upon Administrative Agent or a Lender pursuant to subsection 4.1.1 or 5.2.2 hereof shall not be effective until received by Administrative Agent or such Lender.

13.8.2 The Platform. Each Loan Party hereby acknowledges that Administrative Agent will make available to the Lenders and Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Loan Party Materials”) by posting Loan Party Materials on Debt Domain, SyndTrak, IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or Agent’s transmission of the Loan Party Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its Related Parties; provided, however, that in no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

13.9 Consent. Whenever Administrative Agent’s, Collateral Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Administrative Agent, Collateral Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

13.10 Credit Inquiries. The Loan Parties hereby authorize and permit Administrative Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Loan Party or any of its Subsidiaries.

13.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

13.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

13.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured or dictated such provision.

13.14 Confidentiality. Each Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 13.14.

13.15 GOVERNING LAW; CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS.

13.15.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY APPLICABLE LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

13.15.2 CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY LOAN PARTY, ADMINISTRATIVE AGENT OR ANY LENDER, EACH LOAN PARTY HEREBY CONSENTS AND AGREES THAT ANY STATE COURT SITTING IN DALLAS COUNTY, TEXAS, OR, AT ADMINISTRATIVE AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES ON THE ONE HAND AND ADMINISTRATIVE AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH LOAN PARTY HEREBY WAIVES ANY OBJECTION WHICH ANY LOAN PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE LOAN PARTIES AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF BY A LOAN PARTY OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

13.16 WAIVERS BY THE LOAN PARTIES. EACH LOAN PARTY WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT OR ANY LENDER ON WHICH THE LOAN PARTIES MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER ADMINISTRATIVE AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO ADMINISTRATIVE AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ADMINISTRATIVE AGENT TO EXERCISE ANY OF ADMINISTRATIVE AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY APPLICABLE LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LOAN PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT ADMINISTRATIVE AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE LOAN PARTIES. EACH LOAN PARTY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.17 Advertisement. The Loan Parties hereby authorize Administrative Agent to publish the name and logo of any Loan Party and the amount and transaction details of the credit facility provided hereunder in any “tombstone” or comparable advertisement or other marketing materials which Administrative Agent elects to publish.

13.18 Patriot Act Notice. Administrative Agent and Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding any Loan Party’s management and owners, such as legal name, address, social security number and date of birth.

13.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

13.20 Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) the Liens granted to the Administrative Agent in favor of the Lenders pursuant to this Agreement and the other Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, and (b) in the event of any conflict between the terms and provisions of this Agreement or any other Loan Document, on the one hand, and the terms and provisions of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall continue.

Article XIV. CROSS-GUARANTY BY BORROWERS.

14.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 14 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 14 shall be absolute and unconditional, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 14) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof; (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security); (iv) the insolvency of any Loan Party; or (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

14.2  Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 14 and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

14.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 14 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

14.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 14.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 14, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.4.

14.5 Election of Remedies. If Administrative Agent or any Lender may, under Applicable Law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 14. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

14.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 14 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under any other provision of this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Administrative Agent and Lenders from such Borrower under this Section 14 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 14.7.

14.7 Contribution with Respect to Guaranty Obligations.

14.7.1 To the extent that any Borrower shall make a payment under this

Section 14 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Credit Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

14.7.2 As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 14 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

14.7.3 This Section 14.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 14.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 14.1. Nothing contained in this Section 14.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

14.7.4 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrowers to which such contribution and indemnification is owing.

14.7.5 The rights of the indemnifying Borrowers against other Loan Parties under this Section 14.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Credit Commitments.

14.8 Liability Cumulative. The liability of Borrowers under this Section 14 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

14.9 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations hereunder or under the Security Documents in respect of Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section 14.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.9, or otherwise hereunder or under the Security Documents, voidable under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 14.9 shall remain in full force and effect until the guarantees in respect of Swap Obligations have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 14.9 constitute, and this Section 14.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article XV. GUARANTY

15.1 Guaranty of the Obligations. Subject to the provisions of Section 15.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent and Lenders the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

15.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 15.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 15.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 15.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 15.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 15.2.

15.3 Payment by Guarantors. Subject to Section 15.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Administrative Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent, for the benefit of itself and the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

15.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

15.4.1 this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

15.4.2 Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and Administrative Agent or any Lender with respect to the existence of such Event of Default;

15.4.3 the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

15.4.4 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent or any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

15.4.5 Administrative Agent and/or Lenders, upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Administrative Agent for the benefit of itself and the Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Administrative Agent may have against any such security, in each case as Administrative Agent in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and 15.4.6 this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Administrative Agent or Lenders might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Administrative Agent’s or Lenders’ consent to the change, reorganization or termination of the corporate structure or existence of any Borrower and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

15.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Administrative Agent and each Lender: (a) any right to require Administrative Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, securities account or commodities account or credit on the books of Administrative Agent or any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of Administrative Agent or any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Administrative Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 15.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

15.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Administrative Agent or any Lender now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Administrative Agent or any Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 15.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Administrative Agent or any Lender may have against any Borrower, to all right, title and interest Administrative Agent or Lender may have in any such collateral or security, and to any right Administrative Agent or any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

15.7 Subordination of Other Obligations. Any indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

15.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

15.9 Authority of Guarantors or Borrowers. It is not necessary for Administrative Agent or any Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

15.10 Financial Condition of Borrowers. Any Loan may be made to Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. Neither Administrative Agent nor any Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Administrative Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by Administrative Agent or any Lender.

15.11 Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.

15.11.1 The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

15.11.2  Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 15.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Administrative Agent and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent and Lenders, or allow the claim of Administrative Agent and Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

15.11.3          In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

(Signature Page Follows)

(Signature Page to Loan, Security and Guaranty Agreement)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS:	QUEST RESOURCE MANAGEMENT
GROUP, LLC

By:
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Secretary, and Treasurer

QUEST EQUIPMENT, LLC

By:
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Secretary, and Treasurer

(Signature Page to Loan, Security and Guaranty Agreement)

GUARANTORS:	QUEST RESOURCE HOLDING CORPORATION

By:
	Name:	Laurie L. Latham
	Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

QUEST SUSTAINABILITY SERVICES, INC. (F/K/A EARTH911, INC.)

By:
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Secretary, and Treasurer

(Signature Page to Loan, Security and Guaranty Agreement)

YOUCHANGE, INC.

By:
Name:
Title:

QUEST VERTIGENT CORPORATION

By:
Name:
Title:

QUEST VERTIGENT ONE, LLC

By:
Name:
Title:

GLOBAL ALERTS, LLC

By:
Name:
Title:

(Signature Page to Loan, Security and Guaranty Agreement)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and as a Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Issuing Bank By:

By:
Name:
Title:

Schedule 1

Commitment Schedule

Lender	Revolving Credit Commitment	Term Loan Commitment (Fifth Amendment)
PNC Bank, National Association	$45,000,000	$~~3,000,000~~0.00
Total	$45,000,000	$~~3,000,000~~0.00

157